As filed with the Securities and Exchange Commission on April 30, 2014

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CYALUME TECHNOLOGIES HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	3640	20-3200738
(State or Other	(Primary Standard Industrial	(IRS Employer
Jurisdiction of Incorporation or Organization)	Classification Code Number)	Identification Number)

910 SE 17th Street, Suite 300

Fort Lauderdale, FL 33316

(954) 315-4939

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Zivi Nedivi

President and Chief Executive Officer

910 SE 17th Street, Suite 300

Fort Lauderdale, FL 33316

(954) 315-4939

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Bruce March, Esq.

Jason Simon, Esq.

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1200

McLean, VA 22102

(703) 749-1300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of ‘‘large accelerated filer,’’ ‘‘accelerated filer’’ and ‘‘smaller reporting company’’ in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Unit		Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Shares of common stock, par value $.001 per share (3)	15,576,193	$0.30	(4)	$4,672,858	$602
Total	15,576,193			$4,672,858	$602

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of the Registrant’s common stock as shall be issued by the Registrant to the selling stockholders named in this registration statement as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
(3)	Represents shares of the Registrant’s common stock being registered for resale that have been issued to the selling stockholders named in this registration statement.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on closing price of the Registrant’s common stock on April 22, 2014, as quoted through the Over-The-Counter Bulletin Board. No bid or ask price has been recently available.

Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus included in this Registration Statement is a combined prospectus relating to this Registration Statement and Registration Statements nos. 333-181039, 333-173546, 333-173403 and 333-157827, each of which were previously filed by the Registrant on Form S-1 and declared effective by the SEC. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 4 on Form S-1 to Registration Statement no. 333-157827, Post-Effective Amendment No. 2 to Registration Statements nos. 333-173546 and 333-173403, and Post-Effective Amendment No. 1 to Registration Statement no. 333-181039. Each such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act of 1933.

The Registrant hereby agrees to amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION dated April 30, 2014

PROSPECTUS

35,953,991 Shares of Common Stock

CYALUME TECHNOLOGIES HOLDINGS, INC.

This prospectus relates to 35,953,991 shares of common stock of Cyalume Technologies Holdings, Inc. (‘‘Cyalume,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ or ‘‘us’’), a Delaware corporation, that may be sold from time to time by the Selling Stockholders named in this prospectus. This includes (i) 3,921,811 shares of common stock held by certain of Cyalume’s founding stockholders and their designees, (ii) 1,044,454 shares of common stock held by Catalyst Equity Management, (iii) an aggregate of 8,144,715 shares held by the members of GMS Acquisition Partners Holdings, LLC, (iv) 1,836,578 shares of common stock underlying warrants and convertible debt held by Granite Creek Flexcap I, L.P., (vi) 1,285,603 shares of common stock underlying warrants and convertible debt held by Patriot Capital II, L.P., (vii) 5,893,442 shares and shares of common stock held by JFC Technologies, LLC and their designees, which includes 769,200 shares of common stock underlying warrants (viii) 1,036,104 shares of common stock underlying options by East Shore Ventures, LLC, (x) 350,000 shares of common stock underlying options held by Dale Baker, (xi) 12,307,700 shares of common stock underlying warrants and convertible preferred stock held by US VC Partners, L.P., and (xii) 133,584 common shares associated with an acquisition. Cyalume will not receive any of the proceeds from the sale of the shares under this prospectus, although Cyalume could receive up to $6,583,694 if all of the warrants held by the Selling Stockholders whose underlying common stock is being registered hereunder are exercised by the warrant holders paying the exercise price in cash.

The prices at which the Selling Stockholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under ‘‘Selling Stockholders’’ and ‘‘Plan of Distribution’’ in this prospectus.

Our common stock and units (defined as consisting of one share of common stock and one warrant to purchase one share of common stock) are traded on the Over-the-Counter Bulletin Board under the symbols CYLU and CYLUU, respectively. On April 22, 2014, the closing sale price of the common stock and units was $0.30 and $3.50, respectively. You are urged to obtain current market quotations of common stock before purchasing any of the shares being offered for sale pursuant to this prospectus.

INVESTING IN OUR COMMON STOCK IS HIGHLY RISKY. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

_______________ ___, 2014

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

CYALUME TECHNOLOGIES HOLDINGS, INC.

TABLE OF CONTENTS

Prospectus Summary	1
The Offering	2
Risk Factors	3
Use of Proceeds	9
Price Range of Securities and Dividends	9
Management’s Discussion and Analysis of Financial Condition and Results of Operations	11
Business	20
Management	26
Executive Compensation	29
Selling Stockholders	37
Plan of Distribution	40
Principal Stockholders	42
Certain Relationships and Related Transactions	44
Description of Securities	45
Shares Eligible for Future Sale	48
Legal Matters	49
Experts	49
Where You Can Find Additional Information	49
Index to Financial Statements	F-1

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including ‘‘Risk Factors,’’ the consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision. In this prospectus, the terms the ‘‘Cyalume,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer to Cyalume Technologies Holdings, Inc., a Delaware corporation, and its subsidiaries.

Overview

Cyalume Technologies Holdings, Inc. (“Cyalume”) is a holding company whose primary business operations are conducted through its wholly-owned subsidiaries Cyalume Technologies, Inc. and Cyalume Specialty Products, Inc. We refer to Cyalume Technologies, Inc. as ‘‘CTI’’; which includes its wholly-owned subsidiaries, Cyalume Technologies, S.A.S. (‘‘CTSAS’’), Combat Training Solutions, Inc. (“CTS”) and Cyalume Realty, Inc. (“CRI”). CTSAS is located in Aix-en-Provence, France while CTS is located in West Springfield and CRI is located in Colorado. We refer to Cyalume Specialty Products, Inc. as “CSP”.

CTI is a global, technology-based manufacturer primarily producing products where light is generated through a chemical reaction known as chemiluminescence. Our most popular product is a 6 inch light stick. A light stick is a translucent flexible plastic tube that is partly filled with one chemical ingredient and also with a glass container (‘‘ampoule’’) that contains a complementary reactive chemical. When the tube is bent enough to break the glass ampoule, the chemicals contained within the plastic tube mix and light is generated. We also use chemiluminescent technology to make products providing day/night marking and illumination as components of ammunition. In addition, a variety of reflective products are produced that both reflect direct light back and retain energy for a short period of time so they continue to glow after the light source is removed. Reflective products include a variety of patches and safety belts. Both chemiluminescent and reflective products may employ infrared technology that allows observation of the product with proper night vision goggles. Products are manufactured at both the West Springfield and Aix-en-Provence locations.

CSP is a researcher, developer and manufacturer of highly specialized chemical products to the pharmaceutical, military and other markets and, has expertise in the chemical light business. Products are manufactured in the New Jersey location.

Corporate Information

Our executive offices are located at 910 SE 17th Street, Suite 300, Fort Lauderdale, FL 33316 and the telephone number is (954) 315-4939. Our website is www.cyalume.com. Information contained in the website does not constitute part of this prospectus.

Risks Affecting Us

In evaluating the resale of the shares of our common stock, you should carefully read this prospectus and especially consider the factors discussed in the section titled ‘‘Risk Factors.’’

1

THE OFFERING

This prospectus relates to the resale by the Selling Stockholders identified in this prospectus of up to 35,953,991 shares of our common stock which consists of the following: 3,921,811 shares of common stock held by certain of Cyalume’s founding stockholders and their designees, 1,044,454 shares of common stock held by Catalyst Equity Management, an aggregate of 8,144,715 shares of common stock warrants held by the members of GMS Acquisition Partners Holdings, LLC, 1,836,578 shares of common stock underlying warrants and convertible debt held by Granite Creek Flexcap I, L.P., 1,285,603 shares of common stock underlying warrants and convertible debt held by Patriot Capital II, L.P., 5,124,242 shares of common stock and 769,200 shares of common stock underlying warrants held by JFC Technologies, LLC and their designees, 133,584 shares of common stock held by certain investors as a result of a business combination, 1,036,104 shares of common stock underlying options held by East Shore Ventures, LLC, 350,000 shares of common stock underlying options held by Dale Baker, and 12,307,700 shares of common stock underlying warrants and convertible preferred stock held by US VC Partners, L.P..

As of April 22, 2014, we had a total of 21,400,244 shares of common stock issued, and outstanding securities convertible or exercisable into 20,531,397 shares of common stock, consisting of: (i) 10,172,418 shares underlying outstanding exercisable warrants and/or options; (ii) 2,666,667 shares underlying outstanding convertible, subordinated debt; (iii) 7,692,312 shares underlying outstanding convertible preferred stock. We will not receive any proceeds from any sale of shares of common stock by the Selling Stockholders, although if 8,764,668 warrants and options are converted into shares of our common stock, we will receive $6,583,694 if all of the warrants and options are exercised by the warrant holders paying the exercise price in cash and we will have 30,164,912 shares of common stock issued and outstanding. Unless a waiver is obtained from our lenders, any proceeds from the issuance of equity will be applied to outstanding senior debt. The Selling Stockholders may sell their shares of common stock from time to time at prevailing market prices.

2

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus.

Risks Related to our Business

We rely on the U.S. and a limited number of foreign governments for the majority of our revenues. Budget constraints of the U.S. or foreign governments could further reduce revenue or limit revenue growth.

Sales for which federal or foreign governments and militaries thereof are the ultimate customer accounted for more than 50% of our business in 2013 and 65% in 2012. Effective March 1, 2013, the President of the U.S. enacted the budget process known as Sequestration. Later in the year the U.S. government shut down over budget issues. Even though temporary budget resolutions are being passed by Congress, defense budget spending level discussions are continuing to take place in the U.S. as well as other countries where we provide products to the military. The overall effect on our business and the timing of any effect is highly uncertain. Budget reductions, reallocations of existing budgets, or spending constraints affecting military spending could cause significant delays or reductions in the number and value of orders for products, which could reduce revenues.

Due to our current level of dependency on the U.S. and NATO country defense agencies for revenues, the loss of business with either would significantly adversely impact us at this time.

A large portion of our revenue is derived from a small number of customers.

A large percentage of our revenue is typically derived from a small number of customers, and we expect this trend to continue.  For our fiscal year ended December 31, 2013, two customers accounted for approximately 30% of our revenue. We cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase our products at the same levels, or at all. Accordingly, our revenue and results of operations may vary substantially from period to period. We are also subject to credit risk associated with the concentration of our accounts receivable from our customers. If one or more of our significant customers were to terminate or fail to renew its contract with us, to otherwise cease doing business with us, to significantly reduce or delay its purchases from us or to fail to pay us on a timely basis, our business, financial condition and results of operations could be materially adversely affected.

Failure to obtain and/or maintain required licenses could reduce revenue.

A portion of our business depends upon obtaining and maintaining various licenses required, including with the State Department, the FDA, the DEA and the ATF. Failure to obtain or maintain required licenses could result in the termination of certain products being sold.

We operate under fixed price contracts with limited annual price escalation features and failure to control costs may reduce profitability.

Much of our revenues result from fixed price contracts. Unanticipated increases in the cost of raw materials, labor and overhead could result in less profitability on such contracts. Some raw materials are affected by the prices of other commodities that are not under our control. These include certain chemicals and plastics whose costs are a function of oil prices.

Some of our contracts include provisions for annual price escalations, based on benchmarks such as the consumer price index or the producers’ price index. Annual escalations received may or may not correlate to the price changes in the materials and services that we purchase.

3

If we are unable to design, manufacture, and market product offerings in a timely and efficient manner, we may not remain competitive, or growth in revenues could be less than otherwise.

Some of our markets are characterized by continuing technological advancement, changes in customer requirements, and evolving product standards. Accordingly, we devote a substantial amount of resources to product development. To compete successfully, we must develop and market new products that provide increasingly higher levels of performance and reliability. Product development is highly uncertain and we cannot guarantee that we will successfully develop new products. Our inability to develop and market these products or to achieve customer acceptance of these products could limit our ability to compete in the market or to grow revenues at satisfactory rates of growth.

In addition, we offer a wide variety of products. If the design, manufacturing or marketing of a product, or products, is not successful and we must allocate more resources to ensure the products’ success, it could lower the profitability of the product, or products, or affect customer perceptions as to the quality of the products and services being offered.

We purchase the majority of raw materials from a limited number of vendors. A disruption in supply may cause delays in manufacturing.

The majority of chemicals, plastics, glass and packaging materials are purchased from a limited number of vendors. Although we have not, we could experience a disruption in supply from any of these vendors that could affect our ability to manufacture finished goods for sale on a timely basis. We attempt to maintain a safety margin of inventory of these raw materials to rely on in the event of a possible disruption and we have identified other vendors from which we believe that we could purchase these items in the event of a disruption from existing vendors. However, safety stock may not be adequate in the event of an extended disruption, and these items may not be available to us from other vendors on favorable terms, or at all.

Changes in foreign currency exchange rates could affect financial results.

CTI and CTSAS manufacture products in and sell products from the U.S. and France, respectively. Products sold by CTI are priced in U.S. dollars and most raw material components are purchased in U.S. dollars. Products sold by CTSAS are priced predominantly in euros and most of CTSAS’ raw material purchases from third parties are priced in euros. Significant changes in foreign exchange rates will affect reported financial results. For products manufactured by CTI for CTSAS, CTI enters into short-term financial hedges (less than six months in duration) against currency risk relating to the billing and collection of revenues from CTI’s sales to CTSAS. We had no currency forward contracts in place at December 31, 2013.

We are subject to various government regulations that could cause delays in the delivery of new products and may subject us to audits or other similar review processes.

As a supplier to agencies of various federal, state, local, and foreign governments, we are obligated to comply with a variety of regulations governing operations and the workplace. Unforeseen problems may impact our ability to bring new products to market on a timely basis, secure new contracts or require us to make potentially costly changes to operations which could reduce profitability in order to obtain contracts. Furthermore, some new products will be developed in conjunction with the U.S. Military or the militaries of other nations, which largely dictate the timing of the product development process and over which we have limited control.

Inability to effectively integrate future acquisitions could reduce profitability.

During 2011, we acquired two businesses. We plan to make additional acquisitions in future years, which will require that we effectively and efficiently integrate operations, systems and personnel from those businesses. This process requires, among other things, that we continually evaluate operational and financial systems and controls and enhance those systems and controls as necessary. If we are unable to successfully integrate these acquisitions, it could reduce profitability and detract from future growth opportunities.

We are reliant upon key personnel and the loss of these key personnel could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a loss of business.

We depend on the expertise, experience and continued services of senior management and other key employees. Our operations and most decisions concerning the business will be made or significantly influenced by these individuals. The loss of members of senior management or other key employees could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a loss of business.

4

Revenue, operating results and profitability will fluctuate, which may lead to volatility in the market price of our common stock.

Revenue, operating results and profitability have fluctuated both on an annual and quarterly basis and, will likely continue to fluctuate. Changes in the mix of products sold and the timing of sales to customers contribute to the possible material variability of revenue, operating results and profitability. Such volatility may not meet the expectations of management, securities analysts or investors, which in turn may contribute to significant fluctuations in the market price of our common stock.

Revenue, operating results and profitability may be reduced by any major redeployment of troops.

Many of our military chemiluminescent and reflective products are used both for training and live theater purposes. The U.S. military has been decreasing the number of American military personnel in Afghanistan. Any major troop realignments, if significant enough in number, are likely to result in a temporary reduction in overall product consumption until troops are redeployed for training or another live theater application.

We operate in increasingly competitive market segments, which may make it more difficult to successfully bid on future contracts.

We expect competition to increase in the future. We also expect that some existing competitors, or potential competitors, will feel increasing pressure to underbid government and commercial projects, in order to deploy their workforces and maintain or step up their activity levels. In addition, government or commercial entities may be compelled to purchasing lower-priced, lower-quality competitor goods due to fiscal constraints. This may make it more difficult to prevail on competitive bids for contracts to the degree we have historically enjoyed, to increase revenue and profitability.

Most new contracts or contract renewals will likely be subject to competitive bidding, which adds difficulty to accurately predicting the timing of sales and the allocation of resources.

Most governmental agencies and many commercial customers require that their significant contracts be competitively bid. Typically they utilize the ‘‘Request for Proposal’’ (“RFP”) method where several competitors submit their sealed proposals for a particular project, or the ‘‘Request for Qualifications’’ (“RFQ”) process where competitors submit their qualifications for consideration by the customer. Some contracts open for bidding utilize the standard ‘‘Straight Bid’’ process where the detailed specifications for products are published and lenders submit a ‘‘Bid’’ or fixed price, for the contract. Other competitive bidding processes are also utilized. Our success in responding to an RFP, RFQ, Straight Bid, or other competitive bidding process is dependent upon the quality of our estimating process, knowledge of the industry, knowledge of our customers and other factors requiring significant judgment and expertise. Because of the nature of the bidding process, we cannot know if we will be successful on any given bid, which adds difficulty to accurately predicting the timing of sales and the allocation of resources.

Our ability to win new contracts and contract renewals depends on factors outside our control, which could limit revenue and profitability growth.

Our revenue and profitability growth is generally dependent upon the ability to win new contracts and renewals of existing contracts. This depends on a number of factors we cannot control, including substitution of our products with products based on an alternative technology.

Governmental agencies may investigate and audit our contracts or physical facilities in conjunction with our various licenses and, if any improprieties are found, we may be required to refund revenues, forego anticipated revenues and/or may be subject to penalties and sanctions, including prohibitions on bidding in competitive bidding processes.

Governmental agencies generally have the authority to audit and investigate our contracts or licenses with them. As part of that process, some governmental agencies may review our performance on the contract, pricing practices, change orders, and compliance with the terms of the contracts and licenses, and applicable laws, regulations and standards. If the agency determines that we have improperly billed the governmental entity, we could be required to refund revenues, or forego anticipated revenues. If a government audit uncovers improper or illegal activities, or otherwise determines that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

If we fail to satisfy contractual obligations, our ability to compete for future contracts could be limited.

Failure to comply with contract requirements or to meet customer’s performance expectations when fulfilling a contract could injure our reputation, which, in turn, could impact our ability to compete for new contracts. Failure to meet contractual obligations could also result in substantial lost revenues.

5

We may be unsuccessful in resolving pending litigation relating to contractual disputes with Omniglow, LLC, which could result in having to pay damages to Omniglow, LLC. Omniglow, LLC purchased the novelty business of CTI’s predecessor on January 23, 2006.

CTI is still in the process of resolving pending litigation relating to several contractual disputes arising from the separation of our businesses from Omniglow, LLC (Civil Action 06-706). If CTI is not successful in settling the litigation and if CTI does not prevail on the merits of the case, then the current judgment against CTI would be upheld, which could require it to pay damages to Omniglow, LLC. Based on court findings issued to-date, and assuming a significantly adverse final outcome, we have accrued a liability on the balance sheet as of December 31, 2013 of approximately $4.0 million. We have appealed the lower court decision and expect the damages to be significantly reduced by the Appellate Court; however, no assurances can be given that this will occur.

Our business has substantial indebtedness.

We currently have, and will likely continue to have, a substantial amount of indebtedness. Our indebtedness could, among other things, require us to use a large portion of our cash flow from operations to repay and service our debt or otherwise create liquidity problems, limit our flexibility to adjust to market conditions, place us at a competitive disadvantage and expose us to interest rate fluctuations. As of December 31, 2013, we had total debt outstanding of approximately $20.6 million. We expect to obtain the money to pay our expenses and pay the principal and interest on our indebtedness from cash flow from our operations and potentially from other debt or equity offerings. Accordingly, our ability to meet our obligations depends on our future performance and capital raising activities, which will be affected by financial, business, economic and other factors, many of which are beyond our control. If our cash flow and capital resources prove inadequate to allow us to pay the principal and interest on our debt and meet our other obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations, restructure or refinance our debt, which we may be unable to do on acceptable terms, and forgo attractive business opportunities. In addition, the terms of our existing or future debt agreements may restrict us from pursuing any of these alternatives.

If we fail to meet financial covenants with our lenders, they would be able to declare an event of default.

If we were unable to meet the financial covenants specified in loan documents, our lenders would be able to declare an event of default. If an event of default were declared, all debts to the lender could become due and payable immediately, which could result in ceasing operations unless new arrangements were made. While management would negotiate and seek to obtain appropriate waivers or other amendments to cure any such default, there is no assurance management would be successful. In addition, our senior indebtedness is secured by a lien on substantially all of our assets and of our subsidiaries. If the amounts outstanding under our senior debt were accelerated due to an event of default, the lender could proceed against such available collateral by forcing the sale of all or some of these assets.

We require a significant amount of liquidity to fund our operations, capital expenditures, potential acquisitions and other corporate expenditures.

Our ability to fund operations, capital expenditures, acquisitions and other corporate expenditures, including repayment of our indebtedness, depends on our ability to generate cash through future operating performance, which is subject to economic, financial, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. We cannot ensure that our businesses will generate sufficient cash flow from operations or that future borrowings or other financing will be available to us in an amount sufficient to pay our indebtedness or to fund our other needs.

If we are unable to generate sufficient cash flow to fund our needs, we may need to pursue one or more alternatives, such as to:

•	reduce or delay planned capital expenditures or investments in our business;
•	seek additional financing or restructure or refinance all or a portion of our indebtedness at or before maturity;
•	sell assets or businesses;
•	sell additional equity; or
•	curtail our operations.

Any such actions may materially and adversely affect our future revenue prospects. In addition, we cannot ensure that we will be able to raise additional equity capital, restructure or refinance any of our indebtedness or obtain additional financing on commercially reasonable terms or at all.

6

Because we do not intend to pay dividends on common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on common stock. We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors our Board of Directors deems relevant, including among others, results of operations, financial condition and cash requirements, business prospects, and the terms of credit facilities and other financing arrangements. The debt financing arrangements put into place in connection with the acquisition of CTI prohibit CTI from providing us with funds to pay a dividend. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value.

Our securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of our securities more than if the securities were quoted or listed on the NASDAQ or the AMEX markets.

Our securities are quoted on the Over-the-Counter Bulletin Board, a NASD-sponsored and operated inter-dealer automated quotation system. Quotation of our securities on the Over-the-Counter Bulletin Board will limit the liquidity and price of securities more than if the securities were quoted or listed on NASDAQ or AMEX

We currently have a small number of beneficial holders, which we believe contributes significantly to limited trading and to limiting the liquidity and price of securities. Furthermore, we believe this contributes to unexpected price volatility.

The issuance of shares upon the conversion of our outstanding Series A preferred stock or the exercise of our outstanding options or warrants may cause immediate and substantial dilution to our existing stockholders.

In our November 2013 financing, we issued 123,077 shares of Series A preferred stock outstanding that may be converted into approximately 6.1 million shares of common stock, warrants that may be exercised for approximately 6.1 million shares of common stock, and warrants that may be exercised for 123,077 shares of Series A preferred stock (which in turn would be convertible into approximately 6.1 million shares of common stock). We also have additional options, warrants and convertible debt outstanding (including certain indebtedness that is convertible in part into additional shares of Series A preferred stock and warrants). The issuance of shares upon conversion of the Series A preferred stock or outstanding indebtedness and exercise of warrants and options may result in substantial dilution to the interests of other stockholders. Furthermore, the Series A preferred stock and common stock warrants issued in our November 2013 financing contain anti-dilution provisions, including, for a period of three years following the closing of the financing, “full-ratchet” provisions require the lowering of the conversion price or exercise price, as applicable, to the purchase price of future offerings. If in the future we issue securities for less than the conversion or exercise price of our Series A preferred stock or those warrants, respectively, we will be required to further reduce the relevant conversion or exercise prices, and the number of shares underlying the Series A preferred stock and/or warrants will be increased.  We may find it more difficult to raise additional equity capital while our Series A preferred stock and our warrants are outstanding.

The holders of our Series A preferred stock are entitled to receive dividends.

The holders of the Series A preferred stock are entitled to receive cumulative quarterly dividends at a rate of 12% per annum on the liquidation value of our Series A preferred stock, payable in cash or, subject to the satisfaction of certain conditions, in paid-in-kind shares. To the extent not paid in cash or by issuance of additional shares of Series A preferred stock on the last day of each calendar quarter, all accrued dividends on any outstanding shares of Series A preferred stock shall accumulate and compound. As a result of the payment of dividends, we may be obligated to pay significant sums of money or issue significantly more shares of common stock than our Series A preferred stock would otherwise be convertible into, which could negatively affect our operations or result in the dilution of the holders of our common stock, respectively.

Our Series A preferred stock has a liquidation preference and redemption requirements that may affect common stock holders.

In the event of our dissolution, liquidation, sale or change of control, the holders of our Series A preferred stock would be entitled to receive a liquidation preference in priority over the holders of common stock.  Therefore, it is possible that holders of common stock will not obtain any proceeds if any such event occurs. In addition, beginning on the fifth anniversary of the closing of the Series A preferred stock financing, the requisite holders of the Series A preferred stock will have the right to elect to cause us to redeem, out of funds legally available therefore, all but not less than all of the then outstanding shares of Series A preferred stock, for a price per share equal to the liquidation value for such shares.

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The interests of our significant stockholders may not coincide with yours and such stockholders may make decisions with which you may disagree.

As of December 31, 2013, Cova Small Cap Holdings, LLC (“Cova”) and US VC Partners, L.P., the initial purchaser of the Series A preferred stock (the “Investor”), beneficially owned approximately 21% and 37%, respectively, of our outstanding common stock. The Investor has a number of officers in common with Cova. As a result, these stockholders have substantial influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of our company and make some future transactions more difficult or impossible without the support of these stockholders. The interests of these stockholders may not coincide with our interests or the interests of other stockholders.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. The proceeds from the sale of each Selling Stockholder’s shares of common stock will belong to that Selling Stockholder, although if the warrants and options to purchase 8,764,668 shares of our common stock are exercised for cash, we will receive $6,583,694. Unless a waiver is obtained from our lenders, any proceeds from the issuance of equity will be applied to outstanding senior debt, which bears annual interest at approximately 6.25% and has a maturity date of December 19, 2015.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our common stock and units, are quoted on the Over-the-Counter Bulletin Board under the symbols ‘‘CYLU’’ and ‘‘CYLUU,’’ respectively. The following table sets forth the high and low sales information for our common stock and units for the period from January 1, 2012 through April 15, 2013. The Over-the-Counter Bulletin Board quotations reflect inter-dealer prices, are without retail markup, markdowns or commissions, and may not represent actual transactions.

	Common Stock		Units
	High	Low	High	Low

First quarter 2012	$3.85	$3.20	$15.00	$3.50
Second quarter 2012	$3.50	$0.80	$3.50	$3.50
Third quarter 2012	$2.50	$1.17	$3.50	$3.50
Fourth quarter 2012	$3.05	$0.50	$3.50	$3.50
First quarter 2013	$2.70	$1.43	$3.500	$3.50
Second quarter 2013	$2.20	$1.57	$3.50	$3.50
Third quarter 2013	$1.85	$0.80	$3.50	$3.50
Fourth quarter 2013	$0.90	$0.40	$3.50	$3.50
First quarter 2014	$0.94	$0.60	$3.50	$3.50
Second quarter 2014 through April 22, 2014	$0.45	$0.30	$3.50	$3.50

There have been no transactions in Units since the first quarter of 2009.

Number of Holders of Common Stock

As of April 22, 2014, there were of record 165 holders of our common stock and one holder of units. Cyalume believes that the number of beneficial holders of each of these securities is significantly greater than the number of record holders.

Dividends

We have never declared or paid cash dividends on common stock and do not anticipate declaring or paying cash dividends on common stock in the foreseeable future. Payments of future dividends on common stock, if any, will be at the discretion of our Board of Directors after taking into account various factors, including financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our Board of Directors may deem relevant. The debt financing arrangements put into place in connection with the acquisition of CTI prohibit CTI from providing us with funds to pay a dividend.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2013, certain information as to the equity compensation plan of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of the Company’s common stock may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants or Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders (1)	1,801,334	$2.09	(2)	848,666
Equity compensation plans not approved by security holders	—	—		—
Total	1,801,334	$2.09		848,666

(1)	This plan is the Company’s Amended 2009 Omnibus Securities and Incentive Plan.
(2)	Weighted Average exercise price of outstanding options; excludes restricted stock.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

In the following discussion, references to “Cyalume”, “we”, “our”, or the “Company” mean Cyalume Technologies Holdings, Inc. and its subsidiaries on a consolidated basis. CTI means Cyalume Technologies, Inc. including its wholly-owned subsidiary Cyalume Technologies, S.A.S. (“CTSAS”), CSP means Cyalume Specialty Products, Inc. and CTS means Combat Training Solutions, Inc. Amounts discussed are generally approximations. During 2011, we acquired two businesses (CTS and JFC Technologies through CSP) that are complementary with our business and growth plans. We are actively searching for additional acquisitions that would complement our existing business.

We are a global, technology-based manufacturer primarily providing tactical and training solutions to the military of the U.S. and other select countries, through both products and services. We manufacture chemical light, reflective and battlefield effects simulator products while our services include planning and implementing tactical training exercises simulating real world experiences. We also sell products into the law enforcement, commercial/public safety, and other markets. In addition, through CSP, we provide specialty chemical products to the pharmaceutical, defense and other industries.

The majority of revenues are derived from sales for the ultimate use by the U.S. Military and various other militaries around the globe. For 2013, there was one direct customer with revenues greater than 10% of our total revenues: LC Industries, which accounted for approximately 23% of total revenues. In the military markets, we have longer-term, fixed-price, indefinite-quantity contracts lasting three to five years. They generally provide higher margins because the products are more technologically advanced, versus some of the commercial markets, where advanced technology/performance is generally not as important and therefore competition is greater, resulting in lower margins. See Item 1: Business for greater detail.

Our business is managed and financial results are reported as one segment. Our CEO, who is our chief operating decision maker, focuses on consolidated results to make strategic and tactical decisions. There are several reasons for this. The majority of our products are similar in each market and based on the same technologies. Thus management pays attention to individual products as well as individual customers and contracts in terms of pricing and costing. For our largest selling product line, the 6-inch light stick (in its various permutations of color and duration), the manufacturing processes are similar and both our U.S. and European plants make these products. Therefore, the 6-inch light sticks can be and are made at both plants and can be produced and shipped from one plant to the other to help meet peak periods of demand. In addition, important functions such as marketing and R&D manage their activities and allocate their resources from a strategic viewpoint and generally not on the basis of where a product is made or to whom it might be sold. Overall financial performance is evaluated based on the following consolidated items: revenues; gross profit and gross margin; selling/research and development/administrative expenses; and cash flow. Consolidated EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a performance measure of operational cash flows. Consolidated EBITDA is also the key financial performance component for our lenders’ covenant compliance. Product performance is evaluated based on unit cost of production and number of units produced and sold across all markets. All of these measures are evaluated against results for prior periods and against budgets.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used when accounting for certain items such as reserves for inventory, accounts receivable and deferred tax assets; assessing the carrying value of intangible assets including goodwill; determining the useful lives of property, plant and equipment and intangible assets; determining asset retirement obligations; and determining the fair value of contingent consideration. Estimates are based on historical experience, where applicable, and assumptions that we believe are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ.

Revenue Recognition

Revenue from the sale of products or the providing of services is recognized when the earnings process is complete, the amount of recognizable revenue can be determined, the risks and rewards of ownership have transferred to the customer and collectability is reasonably assured. Depending on the terms of the individual sales arrangement with our customer, product sales are recognized at either the shipping point or upon receipt by the customer. Costs and related expenses to manufacture the products are recorded as costs of goods sold when the related revenue is recognized.

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We have two significant contracts, as discussed in Item 1: Business, providing for the sale of indefinite quantities of products at fixed per unit prices, subject to adjustment for certain economic factors. Revenue under these contracts is recognized when products ordered under the contracts are received by the customer. Whenever costs change, we review the pricing under these contracts to determine whether they require the sale of products at a loss. To date, we have no loss contracts which would require the accrual of future losses in the current financial statements.

We also provide research and development services for customers for which we earn payments that are contingent upon achieving a specific result (“milestones”). We recognize payments upon achieving such milestones as revenue provided the payment is (i) related to past performance, (ii) reasonable relative to all of the deliverables and payment terms within the arrangement with our customer, and (iii) nonrefundable. In 2013 and 2012, all of such payments received met these criteria.

Warrants Liability

The Company uses fair values as determined by significant unobservable inputs. These estimated values are significant inputs into the Monte Carlo simulation method and the Black Scholes pricing model used to calculate the estimated fair value of common warrants and preferred warrants potentially settleable in cash, which are recorded as warrants liability. The estimated fair value of the common warrants and the preferred warrants are determined at each balance sheet date and the change in the estimated fair value of the warrants is reflected within the Company’s statements of comprehensive loss.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are recognized when, based upon available evidence, realization of the assets is more likely than not.

In assessing the realization of long-term deferred income tax assets, we consider whether it is more likely than not that the deferred income tax assets will be realized. The realization of deferred income tax assets depends upon future taxable income in years before net operating loss carryforwards expire. We evaluate the recoverability of deferred income tax assets on a quarterly basis. If we determine that it is more likely than not that deferred income tax assets will not be recovered, we establish a valuation allowance against some or all deferred income tax assets.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceeds the amount measured as described above, if such a position existed, would be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. There were no such positions as of December 31, 2013 or 2012.

We classify interest on tax deficiencies as interest expense and income tax penalties as other expense.

In February 2012, we completed an audit by the IRS of our tax returns for the years 2008 and 2009. There were no adjustments to those tax returns. Tax returns filed for the years 2010, 2011 and 2012 are still open for audit. The tax return for 2013 is expected to be filed under a filing extension prior to September 15, 2014.

Goodwill

Goodwill is deemed to have an indefinite life and accordingly is not subject to annual amortization. Goodwill is subject to annual impairment reviews, and, if conditions warrant (a “triggering event”), interim reviews based upon its estimated fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

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We perform the traditional two-step process for assessing goodwill for impairment. The first step of the two-step process requires a comparison of our estimated fair value for each reporting unit versus our carrying (book) value. If our carrying value exceeded our fair value, further analysis (step 2 of the two-step process) is required to determine the amount, if any, that our goodwill was impaired. To determine the amount of fair value, we used a discounted cash flow analysis.

Intangible Assets

Intangible assets include developed technologies and patents, customer relationships, customer backlog, non-compete agreements and certain trade names, which are amortized over their estimated useful lives, and other trademarks and trade names, which are considered to have indefinite useful lives and therefore are not amortized. The carrying amounts of intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that those carrying amounts may not be recoverable. Costs incurred to register new patents or defend existing patents are capitalized while costs to renew or extend the term of intangible assets are expensed when incurred.

Contingent Consideration

On August 31, 2011, through CSP, we acquired substantially all of the assets of JFC. On December 22, 2011, CTI acquired all of the outstanding common stock of CTS. We purchased both businesses using a combination of cash, common stock and contingent consideration. The initial amount of contingent consideration represented the present value of payments expected to be made in 2014 to the sellers of the businesses following the achievement of certain financial performance targets in 2012 and 2013. The contingent consideration is adjusted to fair value at each reporting period.

Considerable judgment is applied by management when estimating the fair value of the contingent consideration. The contingent consideration liabilities’ fair value is determined by calculating the present value of the estimated liability that is expected to be paid in the future. This requires the use of (i) estimated future discount rates and (ii) hypothetical scenarios in which the consideration could be earned and weighting those scenarios based on our expectations that those scenarios will actually occur. Such assumptions may not reflect actual future results.

Inventories

Inventories are stated at the lower of cost (on a first-in first-out (“FIFO”) method) or net realizable value. We periodically review the realizability of inventory. Provisions are recorded for potential obsolescence which requires management’s judgment. Conditions impacting the realizability of inventory could cause actual write-offs to be materially different than provisions for obsolescence.

Foreign Operations and Currency

Accounts of our foreign subsidiary are recorded using their local currency (the euro) as the functional currency. For consolidation, revenues and expenses are converted to U.S. dollars using the average exchange rate for the month in which they were recorded. Assets and liabilities are converted to U.S. dollars using the exchange rate in effect as of the balance sheet date. Equity transactions are converted to U.S. dollars using the exchange rate in effect as of the date of the transaction. Translation gains and losses are reported as a component of accumulated other comprehensive income or loss. Gains and losses resulting from transactions which are denominated in other than the functional currencies are reported as other income, net in the statement of income in the period the gain or loss occurred.

Recent Accounting Pronouncements

The following are recent accounting pronouncements that have affected our consolidated financial statements or may affect them in the future.

In October 2012, the FASB issued Accounting Standards Update No. 2012-04, Technical Corrections and Improvements (“ASU 2012-04”), which updates a wide range of topics in the FASB Codification. ASU 2012-04 includes technical corrections and improvements to FASB Codification and conforming amendments related to fair value measurements. ASU 2012-04 was effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 did not have a material impact on our financial position or results of operations.

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In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists (“ASU 2013-11”) to clarify that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss (“NOL”) carry-forward, a similar tax loss, or a tax credit carry-forward, with some allowed exceptions. ASU 2013-11 does not impose any new recurring disclosure requirements because it does not affect the recognition or measurement of uncertain tax positions. ASU 2013-11 is effective for fiscal years beginning after December 15, 2013. The Company believes the adoption of ASU 2013-11 will not have a material impact on our financial position or results of operations.

Results of Operations

Overall Perspective : Financial results for 2013 deteriorated further from those of 2012.We believe that the uncertainty resulting from the budget setting issues and delays by the U.S. government as well as in Europe, combined with the drawdown and reassignment of military troops in Afghanistan, has had a continued significant adverse impact on our business. We expect this to continue to affect sales of existing chemical light products in 2014. In addition, several new chemical light products that we expected to launch during 2013 were delayed to 2014. The delay to 2014 of a new ammunition program that had been expected to commence in 2013 impacted our ammunition sales. Alternatively, we expect to see continued growth in our specialty products business, which has demonstrated growth since its acquisition.

Revenues :    Total revenues for 2013 of $31.8 million decreased by approximately $6.8 million from 2012. Price increases received during 2013 under long-term military contracts had a negligible impact on the 2013 revenues. The following table depicts annual revenues by sales category. In managing the business, we do not prepare profitability statements or track assets / costs by these categories; the business is operated as a single segment.

Category ($ in millions)	2013	2012	Change
Chemical Light	$19.3	$25.9	$(6.6)
Ammunition	0.1	2.1	(2.0)
Training & Simulation	2.1	2.4	(0.3)
Specialty Products	10.3	8.2	2.1
Total	$31.8	$38.6	$(6.8)

The following tables show revenues by quarter by category to help analyze major trends / impacts on the business.

2013 Category ($ in millions)	Q4	Q3	Q2	Q1	2013
Chemical Light	$3.4	$3.7	$6.8	$5.4	$19.3
Ammunition	0.0	0.0	0.1	0.0	0.1
Training & Simulation	0.2	1.3	0.1	0.5	2.1
Specialty Products	3.2	2.5	2.4	2.2	10.3
Total	$6.8	$7.5	$9.4	$8.1	$31.8

2012 Category ($ in millions)	Q4	Q3	Q2	Q1	2012
Chemical Light	$8.9	$6.8	$5.2	$5.0	$25.7
Ammunition	0.0	0.5	0.8	0.8	2.2
Training & Simulation	0.4	0.7	0.8	0.5	2.6
Specialty Products	2.3	2.1	2.1	1.7	8.1
Total	$11.7	$10.1	$8.9	$8.0	$38.6

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Chemical Light: Revenues of $19.3 million for 2013 were $6.6 million, or 25% below revenues of approximately $25.9 million for 2012. The drawdown of troops from Afghanistan, the budget sequestration and government shutdown in the U.S., and budgetary issues in both the U.S. and other countries contributed to the decline in revenues. As much of the revenue in this category comes from indefinite demand / indefinite quantity contracts, we do not have direct insight into patterns of demand / consumption. In addition, several new product launches that had been anticipated in 2013 have been delayed until 2014. For 2014, we anticipate a modest amount of growth in revenues due to our belief that demand for our products by the military has stabilized and from the expected launch of several new products.

Ammunition: Revenues decreased by approximately $2 million primarily due to (1) the completion in the third quarter of 2012 of a long-term contract for 40mm high-velocity training ammunition, and (2) the delay of a new program utilizing our chemiluminescence technology. A new contract for 40mm low-velocity training ammunition, which initially had been expected to start in 2012, is now expected to result in production starting no earlier than the second half of 2014, at which time we expect revenues to resume. Funds have been set aside by the U.S. Military for the program.

Training & Simulation revenues for 2013 of approximately $2.1 million declined by $0.3 million, or 12%, from the prior year as increased revenue from training activities was more than offset by a reduction in simulation products sold.

Specialty Products: Revenues increased year over year by approximately $2.1 million, or 25%, due to both increased sales to existing customers and to additional customers. We expect continued growth in 2014 resulting from the production of new products and obtaining additional customers.

Gross profit: Gross profit was approximately $13.8 million for 2013 versus $17.1 million for 2012, representing a decrease of approximately $3.3 million, or 19%. The decrease was due mostly to the drop in revenues. The gross margin for 2013 was 43.5% versus 44.3% for 2012. The slight drop is due mostly to product mix.

Expenses: Sales and marketing expenses in 2013 of approximately $4.9 million decreased by $0.6 million, or 11%, from the prior year, primarily due to lower payroll severance expense, lower sales freight-out expense and the recovery of a previously reserved receivable lowering uncollectible expense. General and administrative expenses in 2013 of approximately $11.4 million increased over 2012 by $3.5 million, or 45%. Of this increase, approximately $2.6 million was for legal and third-party consulting expenses incurred in connection with the legal settlement with a former employee. In addition, approximately $0.5 million of non-recurring financing related costs were incurred. Also contributing to the increase over the prior year were costs associated with the establishment of the corporate office in Florida such as rent and additional payroll and payroll-related costs from additional personnel assisting with the relocation effort and overlap of existing management positions until the end of 2013. Research and development expenses of approximately $1.9 million in 2013 decreased slightly, by less than $0.1 million from 2012.

Interest expense, net : Interest expense of approximately $2.6 million increased by $0.4 million over the prior year. The majority of the increase was attributable to the issuance of a note for $2.1 million in the last week in December 2012 (relating to the settlement of the contingent consideration liability with JFC). The note carried an effective rate of 12% for the entire year, of which approximately $21,000 was included within “Loss on extinguishment of debt – related party” and approximately $0.2 million was included within “Interest expense, net” during 2013.

Amortization of intangible assets : Amortization expense for 2013 of approximately $1.8 million was slightly lower than the prior year due to a reduction in expense associated with certain intangible assets having become fully amortized.

Change in fair value of contingent consideration: This amount reflects the change in the estimated fair value of the contingent consideration liabilities incurred as part of the acquisitions of CSP and CTS, both of which occurred in 2011. During 2012, both contingent liabilities were reduced to $0, causing the $3.4 million net expense to be recorded in 2012. The CTS-related contingent consideration liability was reduced to $0, resulting in a gain of $2.2 million in 2012 because the forecasted financial performance of CTS was not sufficient to trigger payment of any contingent consideration pursuant to the formula agreed to by the sellers of CTS and us. The CSP-related contingent consideration liability was reduced to $0, resulting in a loss of $5.6 million in 2012, because that liability was paid in full in December 2012 via the issuance of 2,450,000 shares of our common stock and the issuance of a $2,100,000 note payable to the sellers of CSP having a combined estimated fair value of $7.2 million. Based on the agreement to settle the CSP-related contingent liability, because the shares of our common stock were at a price less than $1.75 as of December 31, 2013, an additional 350,000 shares became payable. Accordingly, expense for the change in fair value of contingent consideration of $241,500 was recorded in 2013 and represents the amount of the associated liability as such shares were not paid until 2014.

Other income, net : Other income in 2013 was negligible compared to approximately $0.1 million for 2012.

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Impairment Charges: During the year ended December 31, 2013, we recorded goodwill and intangible asset impairment charges for the following reasons:

In connection with our assessment of goodwill impairment, we first assessed whether any non-goodwill assets were impaired. This assessment determined that the CTS patent asset was impaired by approximately $174,000, CTS trademarks and trade names were impaired by approximately $17,000, CTS customer relationships intangibles were impaired by approximately $650,000 and CTS non-compete agreements were impaired by approximately $34,000. Therefore, we recorded $875,000 of an impairment loss on these CTS intangible assets. In addition to the impairment loss relating to the CTS intangible assets, we also recorded a goodwill impairment loss of $168,000.

The “step 1” goodwill impairment assessment was performed by comparing the fair value of each reporting unit containing goodwill to those reporting units’ carrying values. Our Chemical Light, Training, and Specialty Products reporting units have goodwill assets. Since there are no quoted market prices for our reporting units, the fair value of our reporting units were determined using a discounted present value technique utilizing each reporting unit’s forecasted after-tax cash flows. The “step 1” test determined that the carrying value of the CTS Training reporting unit exceeded its fair value and therefore, its goodwill needed to be tested further under what is commonly known as “step 2” of the goodwill impairment assessment. CTS did not pass the “step 1” test due to the inability to gain traction with new products and services or attract new customers as initially planned when the reporting unit was acquired in December 2011.

Under “step 2” of the goodwill impairment assessment, we compared the implied fair value of the CTS Training goodwill with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, that excess must be recognized as an impairment loss. The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in a business combination. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied amount of the reporting unit’s goodwill. We identified several intangible assets that were valued during this process, including customer relationships, patents, trade names, non-compete agreements, and our workforce. The allocation process was performed only for purposes of goodwill impairment. We determined the fair value of these assets using various discounted cash flow-based methods that utilize assumptions such as the ability of these assets to generate future cash flows, present-value factors, income tax rates and customer attrition rates. The “step 1” calculated fair value of the CTS reporting unit was allocated to the CTS tangible and identifiable intangible assets of the CTS reporting unit based upon the results of the “step 2” analysis, which resulted in a full impairment to the CTS goodwill.

Provision for (benefit from) income taxes: The decrease in pre-tax loss from 2012 to 2013 is due primarily to the impairment loss on goodwill in 2012. The effective tax rate for 2013 of (16.3%) is higher than the 2012 rate of (6%) primarily due to the impairment loss on goodwill.

Balance Sheet

Accounts receivable at December 31, 2013 were approximately $3.8 million, or approximately $0.1 million lower than at the end of 2012.The reserve for uncollectible accounts decreased from approximately $0.2 million at December 31, 2012 to less than $0.1 million at December 31, 2013 due to the collection of a receivable for approximately $0.1 million that had been reserved. Revenues in December of 2013 were approximately the same as in December of 2012. Timing differences for billings and collections account for the remainder of the change.

Inventories, net were approximately $10.8 million at December 31, 2013 versus $9.6 million at the end of 2012. The increase was due to a buildup of stocking levels during the third quarter of 2013 in anticipation of a level of sales in the fourth quarter that did not materialize. Our inventory balances fluctuate from a combination of recent sales activity and the timing of purchases of raw materials. Certain raw materials are purchased only several times a year due to long lead times and the desire to purchase in bulk to minimize costs, while other materials are purchased more frequently.

Property, plant and equipment of approximately $8.0 million at December 31, 2013, decreased from the end of 2012 by approximately $1.2 million due to the transfer of $625,000 of land in connection with the legal settlement involving a former employee, and the remainder of the decrease is due to depreciation in excess of capital additions.

Net intangible assets of approximately $17.9 million at December 31, 2013, decreased from the end of 2012 by approximately $2.3 million due to the amortization of such assets plus the impairment of approximately $0.9 million of intangible assets associated with CTS that were charged to earnings, and partially offset by additions for capitalized patent and trademark costs

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The current portion of notes payable decreased to approximately $1.9 million at December 31, 2013, from $9.7 million at the prior year-end primarily due to the refinancing of our senior credit facility that was scheduled to mature in December 2013.

Accounts payable and accrued expenses, combined, were approximately $8.2 million at the end of 2013, representing an increase over the prior year-end of $2.7 million. The change was primarily due to unpaid legal and consulting expenses associated with the arbitration with the former employee that was settled on November 19, 2013.

Contingent consideration was $0.2 million at December 31, 2013 versus $0 at December 31, 2012. See the discussion of this change in the Results of Operations section.

Net current deferred income tax assets increased at the end of 2013 over the prior year, primarily as a result of the following:

•	Net increases in the tax reporting carrying value of CTI’s intangible assets as a result of amortization non-deductible for tax;
•	Net increases in accrual for legal fees and legal settlements; and
•	Increases in net operating losses to current off-set by state net operating losses expected to expire unused.

Net non-current deferred income tax liabilities decreased minimally at the end of 2013 over the prior year, primarily as a result of the following:

•	Increases in the non-current asset by foreign tax credits expired unused;
•	Increases in the non-current asset by the non-deductible stock-based compensation for tax purposes;
•	Net decreases to the financial reporting carrying value of various identified intangible assets as a result of:
	o	CTS impairment loss, and
	o	decreased by annual amortization expense of previously acquired identified intangible assets;
•	Net increases to the carrying value of fixed assets as a result of annual depreciation expense differences;
•	Net increases in the tax reporting carrying value of CSP’s intangible assets as a result of the earn-out payment; and
•	Increases in net operating losses to current off-set by state net operating losses expected to expire unused.

A valuation allowance of approximately $5.9 million still remains on deferred federal tax assets for the carryforward of foreign tax credits, which we do not anticipate using in the near-term. The utilization of this asset is dependent upon generation of significant revenues from sources outside the U.S. During 2013, we increased the valuation allowance from $3.9 million by $2.0 million due to the inability to utilize foreign tax credits and net operating loss carryforwards in the near term.

We had federal net operating loss carryforwards amounting to $13.3 million and $2.0 million at December 31, 2013 and 2012, respectively. The net operating loss carryforward at December 31, 2013 expires in fiscal years 2025 through 2033. Internal Revenue Code Section 382 limits utilization of these losses to $3.2 million per year. It is possible that future changes in ownership could result in changes to the amounts allowed by IRC Section 382. State net operating loss carryforwards amounted to $2.0 million and $1.0 million as of December 31, 2013 and 2012, respectively.

Derivatives liability decreased in 2013 over the prior year due primarily to the value of interest rate swaps trending towards a $0 fair value at maturity in December 2013.

We have recorded as of December 31, 2013, a contingent legal obligation of approximately $4.0 million versus $3.8 million at December 31, 2012. The increase over the prior year is due to interest being accrued. This payable is based on a July 2011 ruling against CTI under Civil Action No. 06-706. We hold 625,139 shares of common stock in escrow, provided by a shareholder and affiliate, to be applied against any damages up to the value of the shares upon conversion to cash. As of December 31, 2013, the value of such shares was approximately $0.4 million, which is reflected in other noncurrent assets.

Liquidity and Capital Resources

On November 19, 2013, we closed on the following financial transactions:

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(a) we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with US VC Partners, L.P. (the “Investor”) for the purchase by the Investor of 123,077 units of securities of the Company for an aggregate purchase price of $4,000,003 (or $32.50 per unit), with each security comprising (1) one share of Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred Stock”), (2) one common stock warrant (the “Common Stock Warrant”) and (3) one preferred stock warrant (the “Preferred Stock Warrant”). Holders of the Series A Preferred Stock are entitled to cumulative quarterly dividends at a rate of 12% per annum, payable in cash or in kind; provided that to the extent not paid in cash or by issuance of additional Series A Shares on the last day of each calendar quarter (a “Dividend Payment Date”), all accrued dividends on any outstanding shares of Series A Preferred Stock shall accumulate and compound. From and after the fifth anniversary of the closing of the Purchase Agreement (the “Closing”), the Requisite Holders will have the right to elect to cause the Company to redeem all but not less than all of the then outstanding shares of Series A Preferred Stock. From and after the eighth anniversary of the Closing, the Company will have the right to redeem, out of funds legally available therefore, all, but not less than all, of the then outstanding shares of Series A Preferred Stock. The Investor has a number of officers in common with Cova Small Cap Holdings, LLC (“Cova”), a significant stockholder of the Company. Three members of the Board are affiliated with, and designees of, Cova.

(b) we entered into a Fourth Amendment (the “Senior Amendment”) to the Amended and Restated Revolving Credit and Term Loan Agreement, dated July 29, 2010 (as subsequently amended, the “Senior Credit Agreement”), by and among the Company and TD Bank, N.A. (“TD Bank”), as administrative agent and lender (the “Lender”). The Senior Amendment extended the maturity date of the indebtedness under the Senior Credit Agreement to December 19, 2015, and changed the interest rate on borrowings to the “Base Rate” (equal to the greater of the prime rate or 3%) plus 3%. There were no changes to the principal balance or monthly principal payments.

(c) we entered into a Fourth Amendment (the “Subordinated Amendment”) to the Subordinated Loan Agreement, dated July 29, 2010 (the “Subordinated Loan Agreement”), by and among the Company, Granite Creek Flexcap I, L.P. (“GCF”), Patriot Capital II, L.P. (“Patriot” and, together with GCF, the “Subordinated Lenders”) and Granite Creek Partners Agent, L.L.C., as administrative agent (the “Administrative Agent”).  The Subordinated Amendment extended the maturity date of the indebtedness under the Senior Loan Agreement to June 30, 2016. Under the Subordinated Amendment the interest rate remains at 11% and is payable monthly through addition to the principal balance outstanding. No cash interest is permitted.

(d) we entered into an amended and restated promissory note (the “Restated Note”) with JFC Technologies, LLC (“JFC”), which amended and restated in its entirety the promissory note in the original principal amount of $2,100,000 originally issued by the Company to JFC on December 31, 2012 (the “Original Note”). Pursuant to the terms of the Restated Note, interest accrues on the principal amount at the rate of 12% per annum, retroactive to the date of the Original Note. The entire principal amount and all accrued interest under the Restated Note is due on the maturity date of December 31, 2016, or earlier upon the refinancing of the Company’s existing indebtedness (subject to the availability of at least $5,000,000 in available credit after such repayment) or a sale of the Company.

As of December 31, 2013, cash was $0.9 million versus $2.7 million as of December 31, 2012. As of December 31, 2013, accumulated deficit was $95.9 million.

Due to uncertainty about our ability to meet our current operating expenses and current obligations, in their report on our annual financial statements for the year ended December 31, 2013, our independent registered public accounting firm included an explanatory paragraph regarding our ability to continue as a going concern. Our current liabilities include approximately $4.0 million relating to a contingent legal obligation.

In light of our results of operations, management has been evaluating various possibilities including but not limited to refinancing or restructuring our debt, reducing or eliminating operating expenses, and raising additional capital through the issuance of common or preferred stock or securities convertible into common stock. These possibilities, to the extent available, may be on terms that result in significant dilution to our existing stockholders, may reduce the value of the stockholders’ investment in the Company or may impact our stock price.

There can be no assurances that we will be successful in raising adequate additional financial support. If not, we will be required to reduce operations. Our consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

Capital expenditures, which totaled approximately $1.2 million in 2013, are expected to decrease for 2014. We expect to fund these capital expenditures in 2014 from existing cash and operating cash flows.

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During 2011, we purchased two businesses: through CSP the assets of JFC and CTS. No liability for contingent consideration exists relating to CTS. With regard to JFC, the liability for contingent consideration as of December 31, 2013 is $241,500, payable with 350,000 shares of common stock in 2014.

CTI has a line of credit with a maximum borrowing capacity of $5.0 million with TD. Bank The amount we may borrow from this line of credit is dependent mainly on accounts receivable and inventory balances. Interest is payable monthly and is based on Prime plus three percent. The line of credit’s interest rate at December 31, 2013 was 6.25%. At December 31, 2013 there was an outstanding balance on our revolving line of credit of $1.6 million versus $0 at December 31, 2012. Borrowing availability under the line of credit was approximately $840,000 at December 31, 2013.

CTSAS has lines of credit, for borrowing against receivables, with a combined maximum borrowing capacity of €800,000 ($1.1 million at December 31, 2013). There were no outstanding borrowings at December 31, 2013 or 2012. The lines’ interest rates are variable, based on the Euro Overnight Index Average and the 3-month Euro Interbank Offered Rate. The lines have indefinite termination dates but can be renegotiated periodically.

CTI has two loans payable to TD Bank, a Term Loan and a Real Estate Loan. The Term Loan is payable in monthly principal installments of $148,000 along with monthly interest payments as described below, plus a one-time principal payment of $2.5 million due at maturity in December 2015. The interest rate is Prime plus three percent. The Real Estate Loan is payable in monthly principal installments of $10,000, along with monthly interest payments as described below, plus a one-time principal payment of $1.4 million due at maturity in December 2015. The interest rate is Prime plus three percent.

The Subordinated Term Loan with the Subordinated Lenders ranks junior to all debt held by TD Bank but senior to all other remaining long-term debt including existing and future subordinated debt. The total amount outstanding for Granite Creek as of December 31, 2013 was approximately $8.7 million. The Subordinated Term Loan is convertible at any time by Granite Creek into 2,666,667 shares of common stock at a conversion price of approximately $3.19 per share. No portion of the Subordinated Term Loan has been converted to our common stock. We have the right to prepay the loan in whole or in part at any time without penalty, but subject to first paying off in full any debt outstanding with TD Bank.

Total Notes Payable relating to the Term Loan, the Real Estate Loan and the Subordinated Term Loan was approximately $15.8 million at December 31, 2013.

We were in compliance with our financial covenants as of December 31, 2013. We expect to meet our financial covenants for 2014 and that cash provided by the business will be adequate to meet our needs. Nonetheless, we are exploring raising additional funds to further improve liquidity.

The Company did not pay a dividend in 2013 and has no plans to do so.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements during 2013 or 2012.

Contractual Obligations

As a smaller reporting company, we are not required to provide information typically disclosed under this item.

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BUSINESS

Background

Cyalume Technologies Holdings, Inc. (‘‘Cyalume,’’ ‘‘Company,’’ ‘‘we,’’ ‘‘our’’ or ‘‘us’’) is a Delaware corporation that was incorporated on July 19, 2005 to acquire, through merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the homeland security, national security and/or command and control industries or businesses relating to the manufacture of products for use in such industries.

On December 19, 2008, pursuant to the terms of a stock purchase agreement dated February 14, 2008 and amended October 22, 2008, December 17, 2008 and December 18, 2008, we, through a wholly-owned subsidiary, acquired all of the outstanding securities of Cyalume Technologies, Inc. (“CTI”) from GMS Acquisition Partners Holdings, LLC (“GMS”).  On that day, we filed a Fifth Amended and Restated Certificate of Incorporation that, among other things, changed our name to Cyalume Technologies Holdings, Inc. removed certain provisions that, giving effect to Cyalume’s acquisition of CTI, were no longer applicable and folded the acquisition subsidiary into Cyalume Technologies Holdings, Inc.

Pursuant to the stock purchase agreement, at the closing of the acquisition, the following consideration was paid by Cyalume:

•	Repayment of $40.3 million of indebtedness of CTI, including $38.9 million in principal and $1.4 million in interest, prepayment penalties and other debt retirement expenses;
•	Payment of $425,000 of unpaid acquisition expenses;
•	6,430,928 shares of Cyalume’s common stock to the members of GMS;
•	$30.2 million in cash to holders of GMS Acquisition’s Series A Preferred Units and Series B Preferred Units; and
•	$3,500 to the escrow agent.

Pursuant to the stock purchase agreement, as amended, 1,505,646 of the 6,430,928 shares of Cyalume common stock paid to GMS at the closing of the acquisition were deposited in escrow and 4,925,282 shares were issued to GMS. On December 26, 2008, GMS distributed 4,925,282 of its shares to its members in proportion to each such member’s respective percentage membership interests. Of these 4,925,282 shares, 32,903 were repurchased by us and retired in February 2009.  In March 2009, 138,165 additional shares were issued to the 19 members of GMS at the direction of GMS pursuant to the working capital provisions of the stock purchase agreement.

At the closing, we also paid (i) SMH Capital, Inc. 150,000 shares of stock in lieu of $1.2 million in cash due for a finder’s fee; (ii) $400,000 in fees to our counsel; and, (iii) to Rodman & Renshaw, LLC in partial payment of $2.1 million of deferred underwriting expenses, $250,000 in cash and 93,750 shares of common stock (which were returned on December 30, 2008 and exchanged with the deferred underwriting fees for a note in the aggregate principal amount of $1.8 million) having an agreed-upon value of $750,000. We also agreed to pay $647,000 of the remaining acquisition expenses to counsel over a period of time after the acquisition and to accept the liability for $425,000 of payments to GMS’ counsel.

On August 31, 2011, through a wholly-owned subsidiary named Cyalume Specialty Products, Inc. (“CSP”), we acquired substantially all of the assets of JFC Technologies, LLC (“JFC”), a specialty chemical manufacturer. CSP was established as a Delaware corporation on June 15, 2011 and is located in Bound Brook, New Jersey. CSP provides products to the pharmaceutical, military and other markets and has expertise in our chemical light business, for which it is making key chemicals.

On December 22, 2011, CTI acquired all of the outstanding common stock of Combat Training Solutions, Inc. (“CTS”), a Colorado corporation established on April 7, 2005, originally located in Colorado Springs, Colorado, but since relocated to West Springfield. CTS manufactures battlefield effects simulator devices and provides tactical training to the military utilizing such products.

Effective April 2, 2012, Mr. Zivi Nedivi became our President and CEO, replacing Derek Dunaway. Effective September 10, 2012, Mr. Dale Baker became our COO, a newly created position.

We maintain principal executive offices at 910 SE 17th Street, Suite 300, Fort Lauderdale, FL 33316. Our telephone number is (954) 315-4939. The various reports we file with the SEC, including annual reports on Form 10-K, proxy statements, quarterly reports on Form 10-Q, and current reports on Form 8-K are available on our website (www.cyalume.com) free of charge. Our website also contains the charters for the Audit, Nominating and Compensation Committees of the Board of Directors as well as our Code of Conduct and Ethics and, our Insider Trading Policy. The documents are also available free of charge from our Corporate Secretary at our executive offices.

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Overall Approach

Our primary focus is providing tactical and training solutions to the military of the U.S., and other select countries, through both products and services. We manufacture chemical light, reflective and battlefield effects simulator products while our services include planning and implementing tactical training exercises simulating real-world experiences. We also sell products into the law enforcement, commercial, and other markets. In addition, we provide specialty chemical products to the defense, pharmaceutical, cosmetic and other markets. We employ the following strategies to seek to provide for long-term success.

•	Utilizing Patent Protection. We have and expect to continue to pursue patent protection of developed technology, and to aggressively defend against violations of our patents.

•	Making Environmentally Friendly and Safe to Use Products. Our products are designed to be effective, safe to use and friendly to the environment. Chemicals used in our chemical light products are non-toxic and phthalate free.

•	Increasing Product Diversification. We intend to continue to diversify into additional products and applications utilizing current technology and technology now under development. Product diversification allows us to present a more complete line of products that meet current and projected user needs, as well as reducing dependence on a relatively small number of products for financial and competitive success.

•	Continually Improving Products and Performance. We are committed to product improvement and rely on a dedicated in-house team of highly experienced engineers and chemists who are complemented on an as needed basis by third-party expertise.

•	Pursuing Strategic Partnering and Acquisitions. We actively seek partners who can help us advance our technologies or introduce products to the market, especially where established partners may help us attain faster market penetration. In addition, we are seeking additional businesses to acquire that will complement our existing products and further strengthen our ability to achieve profitable growth.

Products and Services

We primarily provide products of four general types: those producing chemical light; those that have reflective qualities; those that simulate battlefield devices; and specialty chemicals.

•	Products producing chemical light rely on a chemical reaction known as chemiluminescence. The base product is known as a ‘‘light stick’’ and is typically 6 inches in length. A light stick is a translucent flexible plastic tube that is partly filled with one chemical ingredient and also with a glass container (‘‘ampoule’’) that contains a complementary reactive chemical. When the tube is bent enough to break the glass ampoule, the chemicals contained within the plastic tube mix and light is generated. Chemiluminescent products come in varying shapes, sizes and functions and provide light in different colors, intensities and durations. These include:

o	Light sticks that come in lengths ranging from 1.5 inches to 15 inches, and having durations for specified light output that range from 5 minutes to 24 hours. Colors emitted include red, blue, white, yellow, green, orange and infrared.
o	Components to training and tactical ammunition that provide day/night marking and illumination capabilities. Day/night marking rounds increase the effectiveness of weapons training by providing a night-time training ability where, in many cases, one did not exist before. Chemical light munitions are preferable to traditional tracer or training rounds for two reasons. Traditional tracer or pyrotechnic training munitions contain fire-producing elements that can start range fires. Additionally, traditional tracer or pyrotechnic training munitions experience ‘‘duds’’, or unexploded rounds. These unexploded rounds present future safety hazards and must be found and defused. Chemical light training ammunition payloads cannot start range fires and do not represent future safety hazards from unexploded rounds, making their use not only more economical but safer for military personnel.

•	Reflective products include items such as patches that can reflect white light or infrared light and reflective safety belts. Products such as safety belts are worn by soldiers conducting physical training or night exercises. These belts both reflect direct light back and retain light energy for a short period of time so they continue to ‘‘glow’’ after the light source is removed.

•	Our battlefield effects simulator devices are designed to safely simulate the life threatening devices soldiers encounter on the battlefield. These include: pipe bombs, improvised explosive devices (“IED”), landmines, hand grenades and suicide bomber vests.

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•	Our specialty chemical products support a wide variety of applications in the pharmaceutical, cosmetic, defense and nutritional supplements industries. Products also include certain components used in the manufacture of our chemical light products.

We do not sell products as novelties.

We manufacture products in West Springfield, MA; Bound Brook, NJ; and Aix-en-Provence, France.

Services we provide include training on the proper utilization of our simulator devices and providing live training exercises. In these exercises we hire and provide “battlefield actors”, people trained to act as insurgents or the indigenous population. The “actors” we hire and train may have lived in the country or speak the language of the country in which the training is simulated to take place, making the training as realistic as possible.

Markets

•	Chemical Light

The chemical light market accounted for approximately 61% of total revenues in 2013 and 67% in 2012. We primarily sell chemiluminescent devices, primarily light sticks in varying colors, lengths and durations of light output, as well as flat chemiluminescent disks and reflective patches and belts. The primary users of these products and services are the U.S. Military and European militaries participating in the NSPA (the “NATO Support Agency”, f/k/a the NATO Maintenance and Supply Agency (“NAMSA”)).

Critical events, risks and uncertainties regarding the military market include the continued use by the U.S. and NATO militaries, the ability to remain on the cutting edge of chemical light technology, the ability to generate additional uses of our products by additional militaries around the world, and managing costs to remain competitively priced. There are also uncertainties of future price increases customarily found in the renewal contracts which would affect revenues and results of operations.

•	Ammunition

The ammunition market accounted for negligible revenues in 2013 and approximately 6% of total revenues in 2012. These revenues represent sales of chemiluminescent payloads and components that are incorporated into training ammunition.

Critical events, risks and uncertainties regarding the ammunition market include the expansion and acceptance of the existing products to the United States military and other foreign militaries.

•	Training & Simulation

The training & simulation markets represented approximately 7% of total revenues in both 2013 and 2012. We sell battlefield effects simulator devices and training services.

The critical risks and uncertainties in the training & simulation market include the level of budgetary funds available for such products and training; maintaining a stable of products considered relevant to current real world experiences and competitors seeking to expand their markets.

•	Specialty Products

Through CSP, we now provide specialty chemicals to a variety of customers including chemical, defense, cosmetic, nutritional supplement and pharmaceutical companies. For 2013 and 2012, these revenues represented approximately 32% and 21% of total revenues, respectively.

Critical risks include our ability to continue to provide existing and new products at competitive prices while adding value to our customers that will help distinguish us from competitors.

For additional risks refer to Item 1A, Risk Factors.

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Customers and Concentrations

•	Chemical Light: We depend significantly on long-term contracts with two key customers: LC Industries (“LCI”) and NSPA.

•	LC Industries

We indirectly supply the U.S. Department of Defense (“U.S. DOD”) through a contract with LCI, a manufacturer/distributor and a member of the National Industries for the Blind. LCI, in turn, has a direct contract with the U.S. DOD that operates under the program guidelines of “Ability One”, a federal program that creates jobs for the visually impaired and severely disabled. Under our contract with LCI, we sell components to LCI, which assembles and packages products and then sells/distributes them directly to the U.S. military. Each of the items sold by LCI to the U.S. military is classified by a National Stock Number (“NSN”).

Our contract with LCI was entered into June 1, 2004 and had an initial term of five years, followed by three automatic five-year renewal terms unless the agreement is cancelled. This contract was renewed in 2009 for another five year period and we currently expect that the contract will renew again in 2014. The contract between LCI and the U.S. military is an IDIQ contract (indefinite demand, indefinite quantity) with fixed prices subject to annual renegotiation. Through our agreement with LCI, we share in any price increases received by LCI. Revenues through LCI accounted for approximately 23% of total revenues in 2013 and 28% in 2012.

•	NSPA

We have a direct contract with NSPA, the administrative services arm serving the non-U.S. NATO countries. NSPA re-awarded the contract to us in November 2013. The base contract period is for three years and NSPA has the option to extend for another two years. The contract contains provisions for pricing escalations. Revenues through NSPA accounted for just under 10% of total revenues in 2013 and approximately 12% in 2012.

•	Ammunition: No individual customer accounted for sales in either 2013 or 2012 that exceeded 10% of total revenues.

•	Training & Simulation: No individual customer accounted for sales in either 2013 or 2012 that exceeded 10% of total revenues.

•	Specialty Products: Sales are made to a variety of customers in the various markets served, none of which individually represented more than 10% of total revenues in either 2013 or 2012.

Revenues to customers outside the United States represented approximately 32% and 28% of our total revenues for the years ended December 31, 2013 and 2012, respectively.

Sales and Marketing

For the chemical light market, we sell primarily through distributors such as NSPA and LCI. We have found this to be an efficient and effective model. Accordingly, we utilize the abilities of distributors who have established key relations with end-users, rather than attempting to sell direct to consumers. The distributors take deliveries from us and then resell our products through their distribution networks to third-party customers, thereby expanding the market for our products at minimal cost to us. In the ammunition market, we generally sell directly to the prime contractor having the direct contract with the military. For our specialty products, we generally sell direct to the manufacturer who produces the final end-product.

Competitive Strengths

We believe we have many advantages as compared to our competition. For example, we:

•	Own more patents in the chemiluminescent light field than any competitor.

•	Have active research and development focused on improving existing technologies and developing new ones for which patent protection will be sought.

•	Have a wide assortment of products that help meet the needs of major customers.

•	Have high quality, high performance products, while many competitors rely on lower priced/lower quality products.

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Competition

For chemical light products for the military, we believe that we have no direct major competitors and that our products are the only ones that currently meet official U.S. and NSPA military specifications. There are several Asian manufacturers, primarily producing novelty products, which attempt to sell their products directly as meeting military specifications. We are not aware of any competitor having submitted quantifiable data to the U.S. DOD or NSPA which demonstrates that the competitors’ products meet current military specifications. In these cases we rely on the appropriate U.S. and NSPA agency offices to inspect and reject such products as being non-compliant. We maintain an active program of monitoring such behavior and bringing any such actions to the attention of the appropriate agency personnel. Nonetheless, we expect competition in this market to continue to increase. In the recent tender process whereby NSPA awarded us another long-term contract, we became aware of an additional competitor seeking the award.

For the ammunition market, the development period for a new product before final testing and acceptance by the military can be many years. We anticipate that, as acceptance of chemical light applications grow in this market, additional competition will emerge as this market represents potentially large revenues. We are defending against this by continuing to invest in technology upgrades in order to attempt to stay ahead of any competitors. In addition, where appropriate, we file patents to protect newly developed technology. Also, we review all products submitted by any competitors in military contract bidding processes to determine whether they meet specifications.

In the training & simulation market we compete with a number of firms. We focus on specific niches as a subcontractor to a prime contractor and focus on being flexible and responsive to the prime contractor’s needs.

In markets where we compete with our specialty products, we focus on value-added applications utilizing our in-house research and development (“R&D”) expertise to work directly with the customer and generally seek to avoid applications representing pure commodity type sales.

Employees

As of December 31, 2013, we had 148 full-time employees and 42 on-call part-time employees for participating in training simulations as needed. We operate in local labor markets that provide an adequate supply of labor to compensate for any turnover. We are not party to any collective bargaining agreements, have not experienced any work stoppages and consider our relationship with employees to be sound.

Employee Benefits

For our U.S. employees, we offer wages and benefits that we consider to be competitive in the markets in which we operate. Benefits include medical, dental, life, and disability insurance coverage, paid vacations and holidays and an employee 401(k) savings plan. CTSAS offers its employees benefits consistent with French law and market conditions.

Supply Chain

We currently purchase key raw materials, primarily chemicals, plastics, glass and packaging materials from a limited number of suppliers. We generally have long-term relationships with these suppliers. In the event of a disruption in the supply of any of the key items, we have identified alternative sources of supply. A stock of raw materials is kept on hand to continue production in the event of an extended supply disruption, providing us time to find alternative suppliers. Raw materials are not considered to be a scarce commodity and we have not experienced supply disruptions in the past.

The CTI West Springfield facility currently purchases most of its materials, including chemicals, plastics and glass, domestically, including a number of chemicals from CSP. The CTSAS Aix-en-Provence facility purchases most of its chemicals from our West Springfield facility after they have been modified for specific applications. CTSAS purchases its glass, plastics and most other materials from within the European community. CSP purchases its raw materials from both domestic and foreign sources.

Research and Development

We have active research and development groups with full-time chemists and engineers at both the West Springfield and Bound Brook facilities. Additionally, we utilize consultants as needed for specific projects. Our research and development group is focused on maintaining the high level of quality of existing products, developing improvements to existing products, and developing new technologies and products with viable commercial applications. We maintain an active program of soliciting feedback and ideas from end-users of products. We incurred research and development expense of approximately $1.9 million and $2.0 million during the years ended December 31, 2013 and 2012, respectively. Additionally, we incurred approximately $0.4 million in capitalized costs for filing patents in both 2013 and 2012.

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Intellectual Property

We rely on the ability to develop patentable technology to help ensure the commercial success of products and technology. Once patents are issued, we follow an active program of monitoring competitors’ products to attempt to ensure that our intellectual property rights are not violated. We currently hold and maintain more than 50 active and pending U.S. patents. Many of these patents are also registered in various foreign countries. These patents include phthalate free formulations, formulas for creating a more consistent light for longer periods, a bio-degradable light stick, flat disks employing a translucent aluminum pouch instead of an ampoule, and various battlefield effects simulators. We expect to file for additional patents during 2014 and thereafter. Patents typically have a 20-year life from date of filing. We had no key patents expire in 2013 and no key patents are scheduled to expire in 2014. We do not anticipate any near-term decline in sales as a result of any expiring or expired patents.

Government Regulations

We are subject to the jurisdiction of the State Department of the United States under the International Traffic in Arms Regulations (“ITAR”). Specifically, chemical light infrared products, which are exported from the West Springfield facility, are subject to these regulations. We must periodically re-register with the State Department for exporting purposes and last did so in June 2013. The renewal that was granted expires June 30, 2014 and is subject to renewal again at that time. We are in good standing with the State Department and the ITAR.

In addition, we also maintain appropriate licenses with the Food & Drug Administration (“FDA”), the Drug Enforcement Agency (“DEA”) and, the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). All such licenses are current and are expected to be renewed at the appropriate time.

Environmental

We believe that we are in material compliance with all local, state and national environmental regulations under which we are subject to regulation and that all appropriate permits are in place. The cost of compliance with environmental regulations has been and is expected to continue to be negligible.

Backlog

A significant portion of our revenue is generated under indefinite quantity, fixed-price contracts or arrangements whereby we fulfill orders as they are placed by customers. Once orders are received they are typically fulfilled within three months. As of December 31, 2013 we had total open sales and purchase orders for products that approximated $3.4 million, versus $3.2 million at December 31, 2012.

Segments

We have only one segment for financial reporting purposes under accounting principles generally accepted in the United States.

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MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information with respect to each Director and Executive Officers as of April 22, 2014:

Name	Age	Position with Cyalume and Principal Occupation	Held Office Since
Winston Churchill	73	Director and Chairman of the Board	2006
Yaron Eitan	57	Director and Vice Chairman of the Board	2006
Zivi Nedivi	55	President and Chief Executive Officer, Director	2012
Dale Baker	56	Chief Operating Officer	2012
Michael Bielonko	61	Chief Financial Officer & Secretary	2013
James (Jamie) Schleck	45	Director	2011
Ji Ham	38	Director	2013
Jason Epstein	40	Director	2008
Andrew Intrater	52	Director	2009
John G. Meyer, Jr.	69	Director	2011
Thomas G. Rebar	51	Director	2007
James Valentine	67	Director	2011

Background of Officers and Directors

Winston Churchill has been our Chairman of the Board since May 31, 2006 and was our Secretary from June 22, 2007 through December 19, 2008. Mr. Churchill is also a member of the Board of Directors of CTI. Mr. Churchill has been a member of SCP Private Equity Management Company, LLC since 2000. From 1993 to the present he has been the President of CIP Capital Management, Inc., a management company, and Chairman of CIP Capital, Inc., an investment company and a director of both. He is currently a Director of Innovative Solutions and Support, Inc. (NASDAQ: ISSC), a company engaged in the design, manufacture, and sale of flight information computers, flat panel displays, and monitoring systems; Amkor Technology, Inc. (NASDAQ: AMKR), a supplier of semiconductor packaging and test services and Griffin Land & Nurseries, Inc. (NASDAQ: GRIF), a real estate and landscape nursery business. Mr. Churchill is a past director (2000-2007) of Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a company that develops and commercializes pharmaceutical products for urologic and sexual health disorders. Mr. Churchill holds a B.S. in Physics, Summa Cum Laude, from Fordham University, an MA in Economics from Oxford University, where he was a Rhodes Scholar, and a JD law degree from Yale Law School. Mr. Churchill’s extensive leadership, business and financial experience qualify him to serve as a director.

Yaron Eitan has been our Vice Chairman of the Board since December 19, 2008 and was our Chief Executive Officer and President from May 31, 2006 through December 19, 2008. Mr. Eitan is also a member of the Board of Directors of CTI. In 1998, Mr. Eitan founded Selway Partners LLC, a holding company focused on technology investments, and has been its President and Chief Executive Officer since that time. From July 2002 to the present, Mr. Eitan has been a member of SCP Private Equity Management Company, LLC, a private equity and venture capital management company. Mr. Eitan is the Chairman and/or board member of several privately-held technology companies. Mr. Eitan holds an M.B.A. from the Wharton School of Business of the University of Pennsylvania. Mr. Eitan’s leadership, business and technology experience qualify him to serve as a director.

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Zivi Nedivi has been our President and Chief Executive Officer since April 2, 2012. Mr. Nedivi came to Cyalume from Axiom Investment Advisors, LLC, a hedge fund specializing in currencies where he was a special advisor and acting CEO from 2009 to 2011 and the CEO from 2008 to 2009. Prior to that, from 2006 to 2008, he was the COO of Lumenis Ltd, a global leader in medical and aesthetic lasers and light based technology. Mr. Nedivi was the President and CEO of Kellstrom Aerospace, LLC, an industry leader in the airborne equipment segments of the international aviation services aftermarket and its predecessor company, Kellstrom Industries, from 1990 to 2005. He continues to serve as an observer on Kellstrom Aerospace's board of directors. Prior to his business career, Mr. Nedivi served as an F-15 fighter pilot in the Israeli Air Force, where he attained the rank of Major. He is a graduate of the Israel Air Force Academy and holds a Bachelor's degree in business administration from California Coast University.

Michael Bielonko has been our Chief Financial Officer since October 10, 2013. He had been the Company’s Vice President – Finance since April 2013. Prior to that he served as our Chief Financial Officer, Treasurer and Secretary since December 2008 and Chief Financial Officer, Treasurer and Secretary of the Company’s subsidiary CTI since January 2006. Mr. Bielonko has a B.S. and an M.B.A. from the University of Connecticut.

James (Jamie) Schleck has been a Director of Cyalume since December 27, 2012 and the President of Cyalume Specialty Products (CSP) since September 1, 2011 following the acquisition of his former company, JFC Technologies, LLC until December 31, 2013. He currently serves as a consultant to CSP, in addition to being a Director. At JFC he served in various capacities including President and CEO for over 17 years. Mr. Schleck is a former Army Officer and is a graduate of the U.S. Army's Airborne, Air Assault and Ranger Schools. Mr. Schleck holds a BS degree from the United States Military Academy, an MBA from Columbia University and an M.Ed from Rutgers University.

Ji Ham, has been our Director since December 2013. Mr. Ham is a Principal of Columbus Nova. Mr. Ham joined Columbus Nova in July 2006. Prior to Columbus Nova, Mr. Ham was a founding member of Hudson Capital Advisors, LLC, a financial advisory firm focused on debt and equity private placements and mergers and acquisitions advisory. Prior to Hudson Capital Advisors, Mr. Ham worked in the Leveraged Finance Group at CIBC World Markets Corp where he worked on a variety of debt and equity capital markets transactions, mergers and acquisitions, and merchant banking / private equity investment transactions for Trimaran Capital Partners, CIBC's private equity fund, and its predecessor funds. Mr. Ham received his B.A. in Business Economics with magna cum laude honor from the University of California at Los Angeles. We believe that Mr. Ham’s financial and business experience qualify him to serve as a director.

Jason Epstein has been a Director of Cyalume since December 19, 2008 and is also a Director of CTI, a position held since 2007. Mr. Epstein has been a Senior Partner of Columbus Nova since 2002. He is currently a Director of Deerfield Capital Corp. (NASDAQ: DFR), a company engaged in investment management and other investing activities. Mr. Epstein received his B.A. from Tufts University in 1996 and currently serves on the Tufts Board of Overseers. Mr. Epstein is one of Cova’s two designees to the Board of Directors. We believe that Mr. Epstein’s leadership and business experience qualify him to serve as a director.

Andrew Intrater has been a Director of Cyalume since September 1, 2009. Mr. Intrater is the CEO and Senior Managing Partner of Columbus Nova and serves on the Executive and Investment Committees for Columbus Nova. Mr. Intrater also serves on the Board of Directors for Deerfield Capital Corp. (NASDAQ: DFR), a company engaged in investment management and other investing activities. Mr. Intrater served on the Board of Directors (2007 – 2011) for HQ Sustainable Maritime Industries, Inc. (AMEX: HQS), an integrated aquaculture and aquatic product processing company, with operations based in China's South Sea. Mr. Intrater completed his B.S. in Chemical Engineering at the Rutgers University College of Engineering and graduate studies in Materials Science at the Columbia University School of Mines. Mr. Intrater is one of Cova’s two designees to the Board of Directors. We believe that Mr. Intrater’s leadership, global and business experience qualify him to serve as a director.

John G. Meyer, Jr. has been a Director of Cyalume since June 16, 2011. Mr. Meyer has been since 2003, a Director of The Allied Defense Group, Inc. (OTCQB: ADGI), a multinational defense business, which prior to the sale of substantially all its assets, was focused on the manufacture and sale of ammunition and ammunition related products for use by the U.S. and foreign governments. He was also the Chief Executive Officer of Heckler & Koch, a German small arms manufacturing company, from June 2005 to August 2007; and the Chief Executive Officer of The Allied Defense Group, Inc. from June 2003 to June 2005. Prior to his business career, Mr. Meyer served in the United States Army as its most senior Public Affairs Officer and retiring as a Major General. Mr. Meyer received a Bachelor’s degree from Florida State University and a Masters Degree from Sam Houston State University. Mr. Meyer has proven business acumen, having served as the chief executive officer and director of several defense industry companies and his military background provides the Board with relevant industry experience which qualify him to serve as a director.

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Thomas G. Rebar has served as a Director of Cyalume since August 6, 2007. Mr. Rebar has been a Partner of SCP Private Equity Management, LLC since 2000. Mr. Rebar is currently a Director of several privately-held companies. Mr. Rebar has served as the chair of our audit committee since January 2009. Mr. Rebar received his B.S. summa cum laude from the University of Scranton and an M.B.A. from New York University Graduate School of Business Administration. Mr. Rebar’s leadership, business and financial experience qualify him to serve as a director.

James Valentine has been a Director of Cyalume since November 23, 2011. Mr. Valentine is the President and Chairman of Valentine & Company. His particular expertise involves the organization, governance and financing of emerging growth companies involved in technology infrastructure and services. He has served in a variety of key management positions as well as a financier and investor. His previous experience has included being the Chief Executive Officer of QoS Networks LTD, a company providing IP services on a global basis, being the Chief Executive Officer of North American Wireless Inc, a company engaged in the design, construction and operation of nationwide wireless infrastructure services. Mr. Valentine was a General Partner of Montgomery Securities, serving as Managing Director of the Corporate Finance Technology Group. Mr. Valentine serves on the boards of directors of Hi Tech Services, Inc., NextGen Technology Services, LLC, Tri Alpha Energy Inc. and Wireless Project Development Corporation. He serves on the Advisory Boards of Kline Hawkes California, LP; Kline Hawkes California SBIC, LP, and Kline Hawkes Pacific, LP. Mr. Valentine practiced law in San Francisco specializing in financial transactions. Mr. Valentine received his B.A. with High Honors from the University of Florida and his Juris Doctor from Harvard Law School. Mr. Valentine is Kline Hawkes designee to the Board of Directors. We believe that Mr. Valentine’s leadership, global and business experience qualify him to serve as a director.

Meetings and Committees of the Board of Directors

During the year ended December 31, 2013, the Board of Directors met nine times and took action by unanimous written consent on three occasions. All of the directors attended at least 75% of the meetings, except James Valentine. Each director is expected to participate, either in person or via teleconference, in meetings of our Board of Directors and meetings of committees of our Board of Directors in which each director is a member, and to spend the time necessary to properly discharge such director’s respective duties and responsibilities. We do not have a written policy with regard to directors’ attendance at annual meetings of stockholders; however, all directors are encouraged to attend the annual meeting. The Board of Directors has determined that Messrs. Churchill, Dobkin, Eitan, Epstein, Intrater, Meyer, Rebar and Valentine, are each independent directors as defined in Rule 4200 of the Nasdaq Marketplace Rules and applicable Securities and Exchange Commission (“SEC”) regulations.

Compensation Committee. On January 13, 2009, the Board of Directors formed a Compensation Committee and adopted a written charter. Serving on the Compensation Committee are Yaron Eitan (chairman), Jason Epstein and John G. Meyer, Jr., each of whom is independent as defined in Rule 5605(a)(2) of the Listing Rules. The Compensation Committee held one meeting during 2013. The charter is available to security holders on our website, www.cyalume.com. The charter sets forth responsibilities, authority and specific duties of the Compensation Committee. The Compensation Committee reviews and recommends to the board the compensation for the CEO and non-employee directors of our Company, and reviews the CEO’s compensation recommendations for all other corporate officers. It also reviews the general policy relating to compensation and benefits for all employees. The Compensation Committee has been designated by the Board of Directors to administer the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan.

Nominating and Corporate Governance Committee. On January 13, 2009, the Board of Directors formed the Nominating and Corporate Governance Committee and adopted a written charter. Winston Churchill (Chairman) and Andrew Intrater each of whom is independent as defined in Rule 5605(a)(2) of the Listing Rules, serve on this committee. The Nominating and Corporate Governance Committee’s charter is available to security holders on our website, www.cyalume.com. The Nominating and Corporate Governance Committee did not meet during 2013.

The Nominating and Corporate Governance Committee will consider director candidates recommended by security holders. Potential nominees to the Board of Directors are required to have such experience in business or financial matters as would make such nominee an asset to the Board of Directors and may, under certain circumstances, be required to be “independent”, as such term is defined under Rule 5605 of the Listing Rules and applicable SEC regulations. Stockholders wishing to submit the name of a person as a potential nominee to the Board of Directors must send the name, address, and a brief (no more than 500 words) biographical description of such potential nominee to the Nominating and Corporate Governance Committee at the following address: Nominating and Corporate Governance Committee of the Board of Directors, c/o Cyalume Technologies Holdings, Inc., 96 Windsor Street, West Springfield, Massachusetts 01089. Potential director nominees will be evaluated by personal interview, such interview to be conducted by one or more members of the Nominating and Corporate Governance Committee, and/or any other method the Nominating and Corporate Governance Committee deems appropriate, which may, but need not, include a questionnaire. Those suggesting a nominee should include evidence that the writer is a Company stockholder, the name and contact information of the candidate and a statement signed by the candidate that the candidate is willing to be considered for nomination by the committee and wiling to serve as a director, if nominated and elected. The Nominating and Corporate Governance Committee may solicit or receive information concerning potential nominees from any source it deems appropriate. The Nominating and Corporate Governance Committee need not engage in an evaluation process unless (i) there is a vacancy on the Board of Directors, (ii) a director is not standing for re-election, or (iii) the Nominating and Corporate Governance Committee does not intend to recommend the nomination of a sitting director for re-election. A potential director nominee recommended by a security holder will not be evaluated differently from any other potential nominee. Although it has not done so in the past, the Nominating and Corporate Governance Committee may retain search firms to assist in identifying suitable director candidates.

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The Board does not have a formal policy on Board candidate qualifications. The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily. In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. “Diversity,” as such, is not a criterion that the Committee considers. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons. The directors will not evaluate candidates differently based on who has made the recommendation.

Executive Committee. On January 13, 2009, the Board of Directors formed an Executive Committee. Yaron Eitan (Chairman), Winston Churchill, Jason Epstein and Zivi Nedivi serve on this committee. The Executive Committee exercises the powers of the Board between meetings of the full Board of Directors. The Executive Committee met two times during 2012.

Audit Committee. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Thomas G. Rebar (Chairman) and Yaron Eitan serve on this committee. The Audit Committee held thirteen meetings during 2013. The Board of Directors has determined that Thomas G. Rebar is an “audit committee financial expert”. The Board of Directors has determined that each of the members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the Listing Rules.

The Audit Committee operates under a written charter adopted by the Board of Directors and assists the Board of Directors by overseeing the performance of the independent auditors and the quality and integrity of our internal accounting, auditing and financial reporting practices. The Audit Committee is responsible for retaining and, as necessary, terminating, the independent auditors, annually reviews the qualifications, performance and independence of the independent auditors and the audit plan, fees and audit results, and pre-approves audit and non-audit services to be performed by the auditors and related fees. The Audit Committee charter is available on our website, www.cyalume.com.

Compensation Committee Interlocks and Insider Participation

During 2013, no current or former officer or employee of CTI, CSP or CTS participated in deliberations of Cyalume’s Board of Directors concerning Executive Officer compensation.

Code of Ethics

We adopted a code of ethics on January 13, 2009, which is available on our website, www.cyalume.com.

EXECUTIVE COMPENSATION

Overview

Our Executive Officers are: Zivi Nedivi, who has been President and Chief Executive Officer since April 2, 2012, Dale Baker, who has been Chief Operating Officer since September 10, 2012, and Michael Bielonko, who has been Chief Financial Officer and Secretary since October 10, 2013.

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Compensation Philosophy

The overriding goal of our executive compensation program is to recruit and retain key executives and motivate them to achieve maximum results. To this end, we design and manage our programs with the following objectives in mind:

•	Generating significant stockholder value, while practicing good corporate governance,
•	Maximizing the alignment between our short-term and long-term results and executive pay, and
•	Providing market-competitive compensation, while considering our financial resources.

Administration of Executive Compensation Programs

In January 2009, we formed a Compensation Committee of the Board of Directors comprised of three outside, independent Directors which will administer all compensation programs for its officers, key employees, and outside Directors. This Committee works with management to design key compensation policies and programs, as well as sound governance practices, to ensure that our compensation programs reflect best practices and strongly contribute to our growth and success. The two named Executive Officers and four Key Employees all have entered into employment agreements with us.

The compensation for senior executives is comprised of four elements: a base salary, an annual performance bonus, equity awards and benefits. On March 3, 2009, Cyalume’s Board of Directors adopted the Cyalume 2009 Omnibus Securities and Incentive Plan for employees and Directors, which is administered by the Compensation Committee. Awards granted pursuant to the stock incentive plan are described below.

In developing salary ranges, potential bonus payouts, equity awards and benefit plans, the Compensation Committee takes into account: 1) competitive compensation among comparable companies and for similar positions in the market, 2) relevant incentives and rewards for senior management for improving stockholder value while building Cyalume into a successful company, 3) individual performance, 4) how best to retain key executives, 5) the overall performance of Cyalume and its various key component entities, 6) Cyalume’s ability to pay and 7) other relevant factors.

All executives were involved in decisions relating to their compensation. We believe that executives are fairly compensated.

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Summary Compensation Table

The following table shows information concerning the annual compensation in 2013 and 2012 for services provided to us by each person who served as our Chief Executive Officer during 2013 and our two other executive officers during 2013.

Name and Principal Position	Year	Salary ($)	Earned Bonus ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total Compensation ($)
Zivi Nedivi,	2013	450,000	—	—	—	450,000
President & CEO (2)	2012	337,500	472,500	1,098,270	—	1,908,270

Dale Baker,	2013	355,467	—	—	—	355,467
COO (3)	2012	109,890	105,000	682,500	—	897,390

Michael Bielonko,	2013	187,000	100,000	37,124	12,701	299,701
CFO & Secretary	2012	191,315	19,635	—	13,534	224,484

(1)	The amounts in this column reflect the aggregate full grant date fair value of each award computed in accordance with ASC Topic 718, Compensation-Stock Compensation. This is not necessarily representative of the value received. The executive officers can only realize value from stock options if the market price of Cyalume stock increases above the exercise price of the options. The fair value per share is based on certain assumptions included in Note 20 to our audited financial statements for the year ended December 31, 2013 included in our annual report on Form 10-K for the year ended December 31, 2013.

(2)	Zivi Nedivi became President & CEO on April 2, 2012.

(3)	Dale Baker became COO on September 10, 2012.

Equity Compensation Awards

On September 10, 2012, the Compensation Committee of the Board of Directors issued 1,036,104 stock options to Zivi Nedivi, in conjunction with his service agreement. These options do not fall under the 2009 Omnibus Securities and Incentive Plan.

On September 10, 2012, the Compensation Committee of the Board of Directors issued 350,000 stock options to Dale Baker, in conjunction with his employment agreement. These options do not fall under the 2009 Omnibus Securities and Incentive Plan.

On January 7, 2013, the Compensation Committee of the Board of Directors authorized 24,749 stock options to Michael Bielonko.

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Outstanding Equity Awards at December 31, 2013 Year-End

	Option Awards							Stock Awards
	Equity Incentive Plan Awards:							Equity Incentive Plan Awards:
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Number of securities underlying unexercised unearned options (#)		Option exercise price ($)	Option expiration date	Number of shares of stock that have not vested (#)		Market value of shares of stock that have not vested ($) (1)	Number of unearned shares that have not vested (#)	Market or payout value of unearned shares that have not vested ($) (1)
Zivi	207,221	828,883	(2)			$1.50	4/2/2022	—		—	—	—
Nedivi

Dale	70,000	280,000	(3)			$1.50	9/10/2022	—		—	—	—
Baker	—	—		—		—	—	—		—	—	—

Michael	—	—		24,749	(4)	$1.66	1/7/2023	—		—	—	—
Bielonko	—	—		—		—	—	9,166	(5)	6,325	—	—

(1)	The market price of our common stock (OTCBB: CYLU) on December 31, 2013 was $.69 per share.
(2)	These options vest in the following increments: 207,221 on 4/2/2014, 2015, 2016 and 207,220 on 4/2/2017.
(3)	These options vest in the following increments: 70,000 on 9/10/2014, 2015, 2016 and 2017.
(4)	These options vest in the following increments: 4,950 on 1/1/2014, 2015, 2016 and 2017and 4,949 on 1/1/2018.
(5)	These restricted shares vested on 1/1/2014.

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Employment / Other Agreements

The following discussion summarizes the material terms of current employment and other agreements with Executive Officers and Key Employees:

Zivi Nedivi The Company, CTI and East Shore Ventures, LLC (the “Consultant”), a limited liability company owned by Mr. Nedivi, entered into a services agreement, effective April 2, 2012, which provides that Mr. Nedivi will serve as the Company’s Chief Executive Officer and member of the Company’s board of directors. The agreement has an initial term of three years and continues for successive one-year periods unless terminated by either party upon 60 days written notice prior to its anniversary/expiration date or if terminated pursuant to certain events or for cause.

During the term of the agreement, the Consultant will earn an annual cash fee of $450,000 (the “Cash Fee”), subject to annual increases at the discretion of the Company’s board. The Cash Fee shall increase ten percent (10%) for every $35,000,000 of revenue growth, calculated based on the Company’s fiscal year. The Consultant shall be eligible for the first such increase when annual revenues total at least $105,000,000. The Consultant is also eligible for bonus consideration based on certain predetermined annual performance targets (“Annual Performance Targets”). If the Company’s performance meets, but does not exceed, the Annual Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of the Cash Fee in effect as of the end of such fiscal year. If the Company’s performance exceeds the Annualized Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of the Cash Fee in effect as of the end of such fiscal year, plus an additional 1% of such annualized rate for each 1% by which the Company’s performance exceeds the Annualized Performance Targets for such fiscal year. If the Company’s performance fails to meet the Annualized Performance Targets for a given fiscal year, the amount of the bonus for such fiscal year shall equal 140% of the annualized rate of the Cash Fee in effect as of the end of such fiscal year, less 2% of such annualized rate for each 1% by which the Company’s performance failed to meet the Annualized Performance Targets for such fiscal year, provided, however, that Consultant shall not be eligible for any bonus for a given fiscal year in which the Company’s performance was less than or equal to 70% of the Annualized Performance Targets for such fiscal year.

The Consultant received an option to purchase up to 1,036,104 shares of the Company’s common stock at an exercise price per share of $1.50 (the “Option”). The Option becomes exercisable annually in five equal installments on each of the first five anniversaries of the approval of the issuance of the Option. The Option provides (i) that, in the event that, prior to the date that the Option is fully exercisable, and (A) there is a Change of Control (as defined in the stock option agreement) or (B) Consultant’s engagement with the Company is terminated by the Company without Cause or by Consultant for Good Reason (each as defined in the stock option agreement), the Option shall become fully exercisable as of the date of such Change of Control or termination, provided, however, that, if such termination of Consultant’s engagement occurs within the first eighteen (18) months after the date of the agreement, then only two-fifths (2/5) of the Option shall become fully exercisable as of the date of such termination; (ii) for piggyback registration rights; and (iii) that Consultant will receive a cash payment equal to the Tax Payment (as defined in the stock option agreement).

In the event Consultant’s engagement is terminated by the Company without Cause or by non-renewal, or by Consultant pursuant for Good Reason, in addition to the amounts accrued to him, Consultant is entitled to receive an amount equal to the Cash Fee in effect immediately prior to the Termination Date for a six-month period, subject to Consultant and Mr. Nedivi each signing a release of claims in favor the Company and its affiliates.

During the term of the services agreement and for a period of two years thereafter (subject to certain adjustments set forth in the services agreement) Consultant and Mr. Nedivi are subject to confidentiality, non-solicitation and non-competition, non-interference and non-disparagement provisions. Pursuant to the services agreement, Mr. Nedivi will devote all of his business time (subject to certain limited exceptions) to providing services to the Company.

Pursuant to the services agreement, subject to limitations imposed by law, the Company and CTI shall indemnify and hold harmless Consultant and Mr. Nedivi to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys’ fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which Consultant and/or Mr. Nedivi was or is a party or is threatened to be made a party by reason of the fact that Consultant and/or Mr. Nedivi is or was an officer, employee or agent of a member of the Company or any Company subsidiary, or by reason of anything done or not done by Consultant and/or Mr. Nedivi in any such capacity or capacities, provided that Consultant and/or Mr. Nedivi, as applicable, acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner it or he reasonably believed to be in or not opposed to the best interests of the Company or any Company subsidiary, and, with respect to any criminal action or proceeding, had no reasonable cause to believe it or his conduct was unlawful.

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Dale Baker Mr. Baker’s employment agreement, effective September 10, 2012, provides that Mr. Baker will be employed as CTI’s Chief Operating Officer. The contract has an initial term of three years and shall continue for successive one-year periods unless terminated by either party upon 30 days written notice prior to the anniversary/expiration date or terminated pursuant to certain events or for cause. Mr. Baker receives an annual base salary of $350,000, subject to annual adjustments at the sole discretion of the board of directors. The base salary shall increase ten percent (10%) for every $35,000,000 of revenue growth, calculated based on the Company’s fiscal year. Mr. Baker shall be eligible for the first such increase when annual revenues total at least $105,000,000. Annually, Mr. Baker is entitled to a cash bonus of up to 90% of annual base salary based on the achievement of certain performance targets, all determined by the board of directors. If Mr. Baker voluntarily resigns or is terminated for cause during the period of employment, then he is not entitled to receive any benefit or compensation following the date of termination. If terminated without cause during his initial term, Mr. Baker is entitled to severance of an amount equal to his annual base salary.

Mr. Baker also received an option to purchase up to 350,000 shares of the Company’s common stock at an exercise price per share of $1.50 (the “Option”). The Option becomes exercisable annually in five equal installments on each of the first five anniversaries of the approval of the issuance of the Option. The Option provides (i) that, in the event that, prior to the date that the Option is fully exercisable, (A) there is a Change of Control (as defined in the employment agreement) or (B) Mr. Baker’s employment is terminated by the Company without Cause (defined in the employment agreement), the Option shall become fully exercisable as of the date of such Change of Control or termination, provided, however, that, if such termination of Mr. Baker’s employment occurs within the first eighteen (18) months after the date of the agreement, then only two-fifths (2/5) of the Option shall become fully exercisable as of the date of such termination; (ii) for piggyback registration rights; and (iii) that Mr. Baker will receive a cash payment equal to the Tax Payment (as defined in his employment agreement).

Michael Bielonko Mr. Bielonko’s employment agreement, effective October 10, 2013, provides that Mr. Bielonko will be employed as CTI’s Chief Financial Officer. The contract has an initial term expiring on December 31, 2014 unless extended in writing by the mutual agreement of the parties or unless terminated by either party upon 30 days written notice prior to the anniversary/expiration date or terminated pursuant to certain events or for cause. Mr. Bielonko receives an annual base salary of $187,000., Mr. Bielonko is entitled to a minimum cash bonus of at least $100,000, payable in 2015, for successfully fulfilling conditions in his agreement.. If Mr. Bielonko is terminated for cause during the period of employment, then he is not entitled to receive any benefit or compensation following the date of termination. If terminated without cause during his initial term or he voluntarily resigns, Mr. Bielonko is entitled to severance of an amount equal to six months of his annual base salary. If Mr. Bielonko is terminated without cause pursuant to a change in control, he is entitled to receive an amount equal to six months of his annual base salary in addition to his other severance benefits

Retirement Plans

We do not provide any retirement plans or deferred compensation plans to named Executive Officers that are not generally available to all other employees.

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Severance Arrangements

Assuming the employment of our named executive officers were to be terminated without cause, each as of December 31, 2013, the following individuals would be entitled to payments in the amounts set forth opposite to their name in the below table:

	Cash Severance
	No Change in Control	Change in Control
Zivi Nedivi	$225,000	$225,000
Dale Baker	$175,000	$175,000
Michael Bielonko	$93,500	$187,000

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by death or disability, other than the payment of accrued but unpaid annual salary and bonus, if any, and reimbursement of accrued but unpaid business expenses.

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Director Compensation

Our director compensation policy for 2013 was to provide each affiliated, non-employee director with an award of 7,500 options to purchase common stock at $1.85 per share as compensation for services rendered from their election on July 9, 2013 until the next annual meeting. John G. Meyer, Jr. also received 7,500 additional options since he is a non-affiliated, non-employee director. No other compensation was paid to non-employee directors. All directors are reimbursed for travel and other expenses directly related to activities as directors.

The following table provides compensation information for our non-employee directors for 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Total ($)	Total Number of Option Awards Outstanding at December 31, 2013 (#)
Winston Churchill	—	—	11,850	11,850	37,500
Yaron Eitan	—	—	11,850	11,850	37,500
Jason Epstein	—	—	11,850	11,850	37,500
Andrew Intrater	—	—	11,850	11,850	30,000
John G. Meyer, Jr.	—	—	23,700	23,700	105,000
Thomas G. Rebar	—	—	11,850	11,850	37,500
Alain Dobkin (2)	—	—	11,850	11,850	7,500
James Valentine	—	—	11,850	11,850	15,000
Ji Ham(3)	—	—	—	—	—

(1)	The amounts reflect the amounts recognized in accordance with ASC 718, Compensation-Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 20 to our audited financial statements for the year ended December 31, 2013 included in our annual report on Form 10-K for the year ended December 31, 2013.
(2)	On August 4,2013, Mr. Alain Dobkin resigned from the Board of Directors
(3)	On December 12, 2013, Mr. Ji Ham was appointed to the Board of Directors.

Cyalume’s subsidiaries did not pay their Directors any compensation other than the repayment of expenses incurred in performing their functions as a Director.

Insider Trading and Speculation Policy

We have established policies prohibiting our officers, Directors and employees from purchasing or selling Cyalume securities while in possession of material, non-public information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, Directors and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or other types of derivative arrangements that have a similar economic effect.

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SELLING STOCKHOLDERS

The Selling Stockholders may from time to time offer and sell any or all of the shares of our common stock set forth below pursuant to this prospectus. When we refer to ‘‘Selling Stockholders’’ in this prospectus, we mean the persons listed in the table below, and the pledges, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Stockholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of April 22, 2014:

•	the name of the Selling Stockholders for whom we are registering shares for resale to the public,
•	the number of shares of common stock that the Selling Stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,
•	the number of shares of our common stock that may be offered for resale for the account of the Selling Stockholders pursuant to this prospectus, and
•	the number and percentage of shares of our common stock to be beneficially owned by the Selling Stockholders after the offering of the resale shares, assuming all of the offered resale shares are sold by the Selling Stockholders.

We cannot advise you as to whether the Selling Stockholders will in fact sell any or all of such shares of common stock. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our common stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. This table is prepared solely based on information supplied to us by the listed Selling Stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby. None of the Selling Stockholders has had within the past three years, any position, office or other material relationship with us or with our predecessor or affiliates.

37

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)		Total Number of Shares of Common Stock Owned Being Registered	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage of Common Stock Beneficially Owned After the Offering (1)
Winston Churchill	1,409,777	(2)	1,372,277	37,500	*
Yaron Eitan	1,134,832	(3)	1,097,332	37,500	*
Amit Avnet	167,500		167,500	0	*
Ehud Barak	93,750		93,750	0	*
Isaac Applbaum	104,665		93,750	10,915	*
Marc L. Abramowitz	99,985		93,750	6,235	*
Archie Clemins	108,750	(4)	93,750	15,000	*
Joseph T. Gorman	108,750	(4)	93,750	15,000	*
Catalyst Private Equity Partners (Israel) II LP	1,044,454	(5)	1,044,454	0	*
Cova Small Cap Holdings, LLC	4,369,839	(6)	4,369,839	0	*
Kline Hawkes Pacific, L.P	2,223,344	(6)	2,223,344	0	*
Stephen Weinroth	305,636	(6)	305,636	0	*
The Volpe Revocable Trust	326,061	(6)	326,061	0	*
The Charlton T. Volpe 2003 Irrevocable Trust	40,758	(6)	40,758	0	*
The Dwight Andrew Volpe 2004 Irrevocable Trust	40,758	(6)	40,758	0	*
Kline Hawkes Pacific Friends Fund, L.P.	102,087	(6)	102,087	0	*
Jim Valentine	91,346	(6)	76,346	15,000	*
Joseph M. Cohen	109,964	(6)	109,964	0	*
Bruce Raben	30,539	(6)	30,539	0	*
Marceau Schlumberger	21,992	(6)	21,992	0	*
Paul Lipari Living Trust	15,022	(6)	15,022	0	*
Murray Schwartz	20,313	(6)	20,313	0	*
Emil Jachmann	170,814	(6)	170,814	0	*
Michael Bielonko	91,781	(7)	41,373	50,408	*
Tom McCarthy	45,707	(7)	41,373	4,334	*
Earl Cranor	222,685	(7)	41,373	181,312	*
Paul Challenger	13,791	(7)	13,791	0	*
Sandor Weisz	51,244	(6)	51,244	0	*
Sharbaugh Trust U/A dtd 12/14/92 FBO John Justin Churchill	125,000	(8)	125,000	0	*
Ira Brind	25,000		25,000	0	*
Lotman Holdings, Inc.	80,000	(9)	80,000	0	*
Lucy C. Danziger	12,500		12,500	0	*
LC Danziger Trust dated 6/14/51	12,500	(10)	12,500	0	*
James J. Kim	125,000		125,000	0	*
Thomas and Kathleen Lynch	2,500		2,500	0	*
Charles C. Freyer	5,000		5,000	0	*
Roger A. & Helena S. Carolin (tenants by entirety)	5,000		5,000	0	*
Thomas G. Rebar	212,637	(11)	175,137	37,500	*
Wayne B. Weisman	174,140	(12)	174,140	0	*
Granite Creek Flexcap I, L.P.	1,836,578	(13)	1,836,578	0	*
Patriot Capital II, L.P	1,285,603	(14)	1,285,603	0	*
JFC Technologies, LLC	5,826,855	(15)	5,786,855	40,000	*
Arthur Cornelson	28,490	(16)	28,490	0	*
Hemant Desai	28,490	(16)	28,490	0	*
Dina Kisver	14,245	(16)	14,245	0	*
Sham Redkar	14,245	(16)	14,245	0	*
Cheng Guo	14,245	(16)	14,245	0	*
Vilas Chopdekar	7,122	(16)	7,122	0	*
Antonio Colon	125,928	(17)	125,928	0	*
David Tolson	3,828	(17)	3,828	0	*
Christopher Younger	3,828	(17)	3,828	0	*
East Shore Ventures, LLC	207,221	(18)	1,036,104	0	*
US VC Partners	12,307,700		12,307,700	0	*
Doron Cohen	89,175	(20)	74,175	15,000	*
Dale Baker	70,000	(19)	350,000	0	*

* Represents beneficial ownership of less than one percent of our outstanding shares.

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 21,400,244 shares of common stock outstanding as of April 22, 2014.
(2)	Consists of (i) 1,372,277 shares of common stock held directly, (ii) options to purchase 30,000 shares of common stock held directly.
(3)	Consists of (i) 608,999 shares of common stock held directly, (ii) options to purchase 37,500 shares of common stock held directly (iii) 483,333 shares of common stock held by Selway Capital, LLC and (iv) 5,000 shares of common stock held by Mr. Eitan’s child.
(4)	Consists of 93,750 shares and options to purchase 15,000 shares of common stock.
(5)	Consists of 1,044,454 shares of common stock held directly.
(6)	Such holder is a member of GMS Acquisition Partners Holdings, LLC. Beneficial ownership reflects shares attributable to such member by GMS without giving effect to certain expenses that could decrease the number of shares beneficially owned by such member.

38

(7)	In addition to such holder being a member of GMS Acquisition Partners Holdings, LLC (see (6) above), includes shares and options granted under the 2009 Omnibus Securities and Incentive Plan.
(8)	Thomas J. Sharbaugh is the trustee of the Sharbaugh Trust U/A dated 12/14/92 FBO John Justin Churchill.
(9)	Herbert Lotman controls Lotman Holdings, Inc.
(10)	Frederick and Lucy Danziger control the LC Danziger Trust dated 6/14/51.
(11)	Consists of (i) 175,137 shares of common stock held directly, (ii) options to purchase 37,500 shares of common stock held directly.
(12)	Consists of 174,140 shares of common stock held directly.
(13)	Consists entirely of warrants to purchase our common stock. Granite Creek Partners, LLC (“Granite Creek”) has the power to vote and dispose of the shares underlying such warrants. The business address of Granite Creek is 222 West Adams Street, Suite 1980, Chicago, IL 60606.
(14)	Consists entirely of warrants to purchase our common stock. Patriot Capital II, LP has the power to vote and dispose of the shares underlying such warrants. The business address is 509 S. Exeter Street, Suite 210, Baltimore, MD 21202.
(15)	Consists of stock and restricted stock issued in conjunction with an asset purchase agreement relating to our acquisition of certain assets of JFC Technologies, LLC in August 2011, as amended in December 2012. In addition James G. Schleck was awarded options in which 40,000 were vested. James G. Schleck has the power to vote and dispose of the shares. The business address of Mr. Schleck is 100 West Main Street, Bound Brook, NJ 08805.
(16)	Consists of restricted stock issued in conjunction with an asset purchase agreement relating to our acquisition of certain assets of JFC Technologies, LLC in August 2011.
(17)	Consists of restricted stock issued in conjunction with a stock purchase agreement relating to our acquisition of the stock of Combat Training Solutions, Inc. in December 2011.
(18)	Consists entirely of options to purchase our common stock, 207,221 which are exercisable and the balance which are not currently exercisable. Zivi Nedivi, our President and Chief Executive Officer, has the power to vote and dispose of the shares underlying such warrants. The business address of Mr. Nedivi is P.O. Box 1767, New York, NY 10150.
(19)	Consists entirely of options to purchase our common stock, which 70,000 are currently exercisable and the balance which are not currently exercisable.
(20)	Consists of 74,175 shares of common stock held directly

39

PLAN OF DISTRIBUTION

We are registering the Common Stock issued to the Selling Stockholders to permit the resale of these shares of Common Stock by the holders of the Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. We will bear all fees and expenses incident to our obligation to register the Common Stock.

The Selling Stockholders may sell all or a portion of the Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Stock is sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. If the Selling Stockholders effect such transactions by selling Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

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In connection with sales of the Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the Selling Stockholders may deliver Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our Common Stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealer or agents participating in the distribution of the Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Upon our being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the Common Stock was sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each Selling Stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Common Stock to engage in market-making activities with respect to the Common Stock. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

We will pay all expenses of the registration of the Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each Selling Stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the Selling Stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

41

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of Cyalume’s common stock by each person who is known by us to beneficially own more than 5% of our common stock. The table also identifies the stock ownership of each of our Directors, each of our named Executive Officers, and all Directors and officers as a group. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

Shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

The applicable percentage of ownership is based on 21,400,244 shares outstanding as of April 22, 2014.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Common Stock
Winston J. Churchill (2)	1,409,777	6.65%
Ji Ham (13)	0	*
Yaron Eitan (3)	1,134,832	5.35%
Jason Epstein (4)	37,500	*
Andrew Intrater (5)	30,000	*
John G. Meyer, Jr. (6)	88,333	*
Zivi Nedivi (7)	414,442	1.90%
Thomas G. Rebar (8)	212,637	*
James Schleck (9)	5,826,855	24.54%
James Valentine (10)	91,346	*
Dale Baker(14)	70,000	*
Michael Bielonko (11)	91,781	*
Cova Small Cap Holdings, LLC (4) (5)	4,369,839	20.42%
Kline Hawkes Pacific Advisors, LLC (12)	2,325,431	10.87%
US VC Partners(13)	12,307,700	36.51%
All Directors and Executive Officers as a group and their affiliates	9,407,503	38.37%

*	Less than 1%.
(1)	The business address of each of our current officers and Directors is910 SE 17th St., Suite 300, Fort Lauderdale, FL 33316.
(2)	Based on information filed by Winston Churchill from time to time with the Securities and Exchange Commission. Consists of (i) 1,372,277 shares of common stock held directly, (ii) options to purchase 37,500 shares of common stock held directly.
(3)

Based on information filed by Yaron Eitan from time to time with the Securities and Exchange Commission. Consists of (i) 608,999 shares of common stock held directly, (ii) options to purchase 37,500 shares of common stock held directly, (iii) 483,333 shares of common stock held by Selway Capital, LLC, Mr. Eitan is the Manager of Selway Capital, LLC and (iv) 5,000 shares of common stock held by Mr. Eitan’s minor child.

(4)	Based on information contained in a Schedule 13D/A filed by GMS Acquisition Partners Holdings, LLC, Cova Small Cap Holdings, LLC (“Cova”), Jason Epstein, Andrew Intrater, Renova US Holdings Ltd, Columbus Nova Investments IV Ltd, CN Special Opportunity Fund Ltd. and CN Credit Opportunities Fund 2007-1 Ltd on August 12, 2009, as well as subsequent issuances by us. Mr. Epstein directly holds an option to purchase 37,500 shares of our Common Stock; however, pursuant to a privately negotiated agreement with Cova, Mr. Epstein has agreed to transfer ownership of all common stock underlying the stock option to Cova upon exercise of the stock option. Cova is an affiliate of Renova U.S. Management LLC, in which Mr. Epstein serves as a Manager and participates in a profit sharing plan. Mr. Epstein disclaims beneficial ownership over the 4,369,839 shares of common stock held of record by Cova. Andrew Intrater has voting and dispositive power over the shares of common stock held by Cova. Cova’s business address is 900 Third Avenue, 19th Floor, New York, NY 10022.
(5)	Includes a stock option to purchase 30,000 shares of common stock held of record by Mr. Intrater. Cova is an affiliate of Renova U.S. Management LLC, in which Mr. Intrater serves as the Managing Partner and participates in a profit sharing plan. Mr. Intrater disclaims beneficial ownership over the 4,369,839 shares of common stock held of record by Cova.

42

(6)	Includes options to purchase 88,333 shares of common stock held directly.
(7)	Includes options to purchase 414,442 shares held by East Shore Ventures, LLC, over which Zivi Nedivi has voting and dispositive power. Does not include options to purchase 621,662 shares held by East Shore Ventures, LLC which vest in three remaining equal annual increments starting on April 2, 2015.
(8)	Consists of: (i) options to purchase 37,500 shares of common stock held directly and (ii) 175,137 shares of common stock held directly.
(9)	Consists of: (i) 250 shares of common stock held directly; (ii) 3,478,943 shares of common stock owned by JFC Technologies, LLC, over which James Schleck has voting and dispositive power; (iii) 2,347,662 shares of common stock held by JFC underlying common stock warrants and convertible debt, and (iv) 40,000 options that have vested. Does not include 160,000 options that vest in four remaining equal increments starting December 27, 2014.
(10)	Consists of: (i) options to purchase 15,000 shares of common stock held directly and (ii) 76,346 shares of common stock held directly.
(11)	Consists of: (i) 86,831 shares of common stockand (ii) options to purchase 4,950 shares of common stock held directly.
(12)	Kline Hawkes business address is 11726 San Vicente Blvd., Suite 300, Los Angeles, CA 90049.
(13)	Consists of 6,153,850 shares of common stock underlying common stock warrants and 6,153,850 shares of common stock obtainable from 123,077 shares of Series A convertible preferred stock. Mr. Ham is the current nominee for US VC Partners, LP, an affiliate of Cova. Mr. Ham was appointed to the Board pursuant to the rights granted to US VC Partners, L.P. (the “Investor”) under the terms of the Certificate of Designations of the Company’s Series A Convertible Preferred Stock, in connection with the Investor’s equity investment in the Company consummated on November 19, 2013. In connection with such equity investment, the Investor entered into a number of agreements with the Company. Such Certificate of Designations and agreements are described in Item 1.01 of the Current Report on Form 8-K filed by the Company on November 22, 2013 (which information is incorporated herein by reference). The Investor has a number of officers in common with Cova Small Cap Holdings, LLC (“Cova”), a significant stockholder of the Company
(14)	Includes 70,000 options to purchase common shares that have vested. Does not include 280,000 options that vest in four remaining equal increments starting September 10, 2014.
43

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Debt

In 2011, in conjunction with the acquisition of Cyalume Specialty products, Inc. (CSP), CSP entered into a market-based lease for property in Bound Brook, New Jersey, from Brook Industrial Park, LLC, an entity that is wholly owned by Mr. Schleck, a member of our board and an employee of CSP. The term of the lease expires on August 31, 2016 (subject to renewal options). The monthly rent payable under the lease was $24,000 from September 1, 2011 through August 2013, and, beginning September 1, 2013, increased to $30,000 per month.

In December 2012, the Company entered into a $2,100,000 unsecured promissory note with JFC Technologies, LLC (“JFC”), an entty controlled by an employee of CSP who is an owner of a significant amount of the Company’s common shares and is a board member. On November 19, 2013, the unsecured promissory note was amended (the “Amended JFC Note”). Pursuant to the Amended JFC Note, interest accrues on the principal amount at the rate of 12% per annum, retroactive to the date of the original note. The entire pricipal amount and all accrued interest under the Amended JFC Note is due on the maturity date of December 31, 2016, or upon the refiancing of the Company’s existing indebtedness (subject to the availability of at least $5,000,000 in available credit after such repyment). Pursuant to the Amended JFC Note, up to $1.0 million of the principal amount is convertible, at the option of JFC, into the number of shares of Series A Preferred Stock equal to the portion of the principal amount being converted divided by the conversion price of $32.50 per share (subject to adjustment based on certain changes in capitalization affecting the Series A Preferred Stock). In addition, upon conversion of the first $499,980 of Amended JFC Note principal, JFC would receive: (1) warrants to purchase for each $6.50 of principal amount converted, ten shares of the Company’s common stock, and (2) warrants to purchase for each $32.50 of principal amount converted, one share of Series A Preferred Stock. For the avoidance of doubt, JFC shall not be entitled to receive any warrants upon conversion of any portion of the principal amount in excess of $499,980 in the aggregate. The lender is a related party due to the lender being partially owned by James Schleck, a board member.

On November 19, 2013, the Company also issued a warrant to JFC to purchase up to 73,009 shares of the Company’s common stock. These warrants, with an exercise price of $0.01, were exercised in 2014.

US VC Partners, L.P.

On November 19, 2013, Cyalume Technologies Holdings, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with US VC Partners, L.P. (the “Investor”) for the purchase by the Investor of 123,077 units of securities of the Company for an aggregate purchase price of $4,000,003.00 (or $32.50 per unit), with each security comprising (1) one share of Series A Convertible Preferred Stock of the Company, par value $0.001 per share (the “Series A Preferred Stock”), (2) one common stock warrant (the “Common Stock Warrant”) and (3) one preferred stock warrant (the “Preferred Stock Warrant”).

The shares of Series A Preferred Stock have the rights and preferences set forth in the Certificate of Designation which was filed by the Company with the Secretary of State of the State of Delaware on November 18, 2013 (the “Certificate of Designation”). Pursuant to the Certificate of Designation, each share of Series A Preferred Stock ranks senior to the Company’s common stock (the “Common Stock”) with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company. Upon the Company’s liquidation, sale to or merger with another corporation, each share of Series A Preferred Stock would be entitled to a liquidation preference of $32.50 per share, plus any accrued but unpaid dividends, subject to customary adjustments as set forth in the Certificate of Designation (the “Liquidation Value”). Holders of the Series A Preferred Stock are entitled to cumulative quarterly dividends at a rate of 12% per annum, payable in cash or in kind; provided that to the extent not paid in cash or by issuance of additional Series A Shares on the last day of each calendar quarter (a “Dividend Payment Date”), all accrued dividends on any outstanding shares of Series A Preferred Stock shall accumulate and compound. In the event the Company has not paid in cash or by the issuance of additional shares of Series A Preferred Stock all accrued dividends on a Dividend Payment Date, at the election of holders of a majority of the outstanding shares of Series A Preferred Stock (which under certain circumstances must include the Investor) (the “Requisite Holders”), all such dividends accruing on the shares of Series A Preferred Stock will be paid in shares of Series A Preferred Stock. Holders of the Series A Preferred Stock are entitled to convert at any time all or any portion of the shares of Series A Preferred Stock into a number of shares of Common Stock initially equal to 50 shares of the Common Stock, determined by dividing the Liquidation Value per share of Series A Preferred Stock by the applicable conversion price per share of Series A Preferred Stock. The initial conversion price per share of Series A Preferred Stock is $0.65, subject to customary adjustments, including for any accrued but unpaid dividends and pursuant to certain anti-dilution provisions. The Series A Preferred Stock is not subject to mandatory conversion at any time.

From and after the fifth anniversary of the closing of the Purchase Agreement (the “Closing”), the Requisite Holders will have the right to elect to cause the Company to redeem, out of funds legally available therefore, all but not less than all of the then outstanding shares of Series A Preferred Stock, for a price per share equal to the Liquidation Value for such shares. From and after the eighth anniversary of the Closing, the Company will have the right to redeem, out of funds legally available therefore, all, but not less than all, of the then outstanding shares of Series A Preferred Stock, for a price per share equal to the Liquidation Value for such shares.

Each share of Series A Preferred Stock will be entitled to a number of votes equal to the number of shares of Common Stock into which such share is convertible and shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration. Until the Investor holds less than 25% of the shares of Series A Preferred Stock purchased by the Investor pursuant to the Purchase Agreement or 5% of the Common Stock Deemed Outstanding (as defined in the Purchase Agreement), the Requisite Holders are entitled to elect to the Company’s board of directors of the Company (the “Board”) the greater of (1) one representative or (2) such greater number of representatives as is proportionate to the total number of directors as is the percentage of the number of shares of Common Stock into which the shares of Series A Preferred Stock are convertible relative to the number of shares of Common Stock Deemed Outstanding; provided that the Requisite Holders shall be entitled to elect no more than two representatives to the Board. From and after the Closing until the later of the date on which (1) the Investor holds less than a majority of the outstanding shares of Series A Preferred Stock and (2) the outstanding shares of Series A Preferred Stock represent (on an as-if converted basis) less than 5% of the number of shares of Common Stock Deemed Outstanding, the Requisite Holders will have certain special voting rights as set forth in the Certificate of Designation.

Each Common Stock Warrant issued to the Investor is exercisable at any time for 50 shares of Common Stock at an exercise price of $0.65 per share, subject to certain adjustments contained in the Common Stock Warrant. The Common Stock Warrant will have a ten-year term for exercise.

Each Preferred Stock Warrant issued to the Investor shall be exercisable for one Series A Share at an exercise price of $0.05 per share, subject to certain adjustments contained in the Preferred Stock Warrant. Each Preferred Stock Warrant shall be exercisable for a 180 day period commencing on the earlier to occur of the date on which the Company (1) provides to the Investor a written copy of the audited financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2014 (the “2014 Audited Financial Statements”), together with a computation of the consolidated EBITDA of the Company and its subsidiaries (the “2014 EBITDA”) and (2) is required to provide a written copy of the 2014 Audited Financial Statements to the Company’s lenders (but in no event later than September 30, 2015); provided , that if on or prior to the exercise of the Preferred Stock Warrant, the Company delivers to the Investor together with such 2014 Audited Financial Statements a certificate executed by a duly authorized officer of the Company, certifying that the 2014 EBITDA is greater than or equal to $4.75 million, the Preferred Stock Warrant shall terminate immediately without any further action by the Company or any Investor unless the Investor provides evidence to the Company that the amounts relied upon or the calculations set forth in such certificate are inaccurate or incorrect such that the 2014 EBITDA was not actually greater than or equal to $4.75 million.

Also on November 19, 2013 and in connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investor pursuant to which the Company granted four long-form registrations and unlimited piggy-back registrations to the Investor, subject to certain limitations as set forth in the Registration Rights Agreement, to register the resale of (1) the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, including upon conversion of any shares of Series A Preferred Stock paid as dividends on the shares of Series A Preferred Stock issued at the Closing and shares of Series A Preferred Stock issuable upon exercise of the Preferred Stock Warrant and (2) the shares of Common Stock issuable upon exercise of the Common Stock Warrants.

The Investor has a number of officers in common with Cova Small Cap Holdings, LLC (“Cova”), a significant stockholder of the Company. Two members of the Board are affiliated with, and designees of, Cova.

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Management Agreement with Board Member

On October 1, 2009, we entered into a management services agreement with Selway Capital, LLC (“Selway”) that provides for (but is not limited to) the following services to be performed by Selway on our behalf:

•	Strategic development and implementation as well as consultation to our chief executive officer on a regular basis as per his reasonable requests;
•	Identifying strategic partners with companies with which Selway has relationships and access. In this connection, Selway will focus on building partnerships with companies in Israel, Singapore, India and Europe. The focus will be on the expansion of our munitions business;
•	Advise and support us on our investor relations strategy;
•	Advise and support our future fund raising, including identifying sources of capital in the United States; and
•	Support our mergers and acquisitions strategy and play an active role in our due diligence and analysis.

The agreement stipulates that these services would be performed by Yaron Eitan, an employee of Selway and a member of our Board of Directors, with assistance, as needed, from other employees of Selway. The agreement, which was amended and extendedto December 31, 2015, was terminated on March 31, 2014,.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 100,000,000 shares of common stock, par value $.001, and 1,000,000 shares of preferred stock, par value $.001. As of the date of this prospectus, 21,400,244 shares of common stock are outstanding, held by 166 holders of record. In addition, 123,077 shares of preferred stock are currently outstanding, held by one holder of record.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to preferred stock, holders of our common stock are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of preferred shares, holders of common stock are entitled to share ratably in any distribution of our assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors, without approval of the stockholders, are authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the common stock.

Currently, there are 123,077 shares of Series A Preferred Stock outstanding, each which are convertible into 50 shares of our common stock. Each share of preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which the share is convertible into common shares.

Warrants and Options

We currently have outstanding a total of 7,585,468 private warrants and options as follows: 1,386,104 private warrants and options entitling the registered holder to purchase one share of common stock at $1.50; 455,514 private warrants entitling the registered holder to purchase one share of common stock at $0.01; and, 6,153,850 private warrants entitling the registered holder to purchase one share of common stock at $0.65.

On November 19, 2013, in connection with the sale of Series A preferred stock to US VC Partners, L.P., we issued US VC Partners, L.P. 6,153,850 warrants to purchase common at an exercise price of $0.65 per share. The warrants expire November 19, 2023.

In connection with the transaction on July 29, 2010, with Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P., we issued to Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. warrants to purchase up to 160,000 shares of our common stock.Through an amendment transacted on November 19, 2013, the original warrants were replaced with 455,514 of new warrants. These warrants terminate on November 19, 2023 and are exercisable for $0.01 per share of our common stock according to the amendment.. The warrants are exercisable on a cashless basis at the option of Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. The warrants have standard anti-dilution protection upon a distribution of dividends or a reclassification of Cyalume’s common stock in connection with the issuance of the warrants. The agreement provides that Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. will be entitled to demand and piggyback registration rights.

On September 10, 2012, in connection with a Management Services Agreement with East Shore Ventures, LLC, we issued East Shore Ventures, LLC warrants to purchase up to 1,036,104 shares of our common stock, which vest in five equal installments on the anniversary date of the agreement. The warrants terminate ten years after issuance and are exercisable for $1.50. The warrants are exercisable on a cashless basis at the option of East Shore Ventures, LLC. The warrants have standard anti-dilution protection upon a distribution of dividends or a reclassification of Cyalume’s common stock in connection with the issuance of the warrants. The agreement provides that East Shore Ventures, LLC will be entitled to demand and piggyback registration rights.

On September 10, 2012, in connection with an Employment Agreement with Dale Baker, our Chief Operating Officer, we issued Mr. Baker warrants to purchase up to 350,000 shares of our common stock, which vest in five equal installments on the anniversary date of the agreement. The warrants terminate ten years after issuance and are exercisable for $1.50. The warrants are exercisable on a cashless basis at the option of Mr. Baker. The warrants have standard anti-dilution protection upon a distribution of dividends or a reclassification of Cyalume’s common stock in connection with the issuance of the warrants. The agreement provides that Mr. Baker will be entitled to demand and piggyback registration rights.

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Unissued Shares of Capital Stock

Common Stock.   As of April 22, 2014, we had 21,400,244 shares of common stock outstanding and 57,219,693 authorized and unissued common stock were available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Preferred Stock. As of April 15, 2014, we had 123,077 shares of Series A preferred stock issued and outstanding and 846,154 authorized and unissued shares available for future issuance without additional shareholder approval. Our Fifth Amended and Restated Certificate of Incorporation grants the Board of Directors the authority, without any further vote or action by stockholders, to issue preferred stock in one or more series, fix the number of shares constituting the series and establish the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, redemption rights and liquidation preferences of the shares of the series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid, since we could, for example, issue preferred stock to parties who might oppose such a takeover bid, or issue shares with terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, discourage bids for the common stock at a premium over the market price, and adversely affect the market price, and voting and other rights of holders of common stock.

Limitation of Liability of Directors and Officers

Our Fifth Amended and Restated Certificate of Incorporation provides that no Director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent this limitation or exemption is not permitted by the Delaware General Corporation Law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a Director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability for: (i) any breach of the Director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the Director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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The principal effect of this provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed above applies. This provision, however, does not eliminate or limit liability arising under federal securities laws. Our charter does not eliminate the fiduciary duties of our directors. The inclusion of this provision in our charter may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us or our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation (commonly known as ‘‘derivative suits’’), except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our charter and, with regard to our officers, our bylaws, provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, we are required to indemnify our directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with us or another entity that the director or officer serves as a director, officer, employee or agent at our request, subject to various conditions, and to advance funds to the our directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest. The bylaws also specifically authorize us to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of us, or is or was serving at our request as a director, officer, employee or agent of another entity, against certain liabilities.

Change of Control Provisions

A number of provisions in our charter and bylaws and under Delaware law may make it more difficult to acquire control of us. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by our Board of Directors, but which individual stockholders may deem to be in their best interests or in which they may receive a substantial premium over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may also adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	Enhance the likelihood of continuity and stability in the Board of Directors;
•	Discourage some types of transactions that may involve an actual or threatened change in control;
•	Discourage certain tactics that may be used in proxy fights;
•	Ensure that the Board of Directors will have sufficient time to act in our best interest and the best interest of our stockholders; and
•	Encourage persons seeking to acquire control to consult first with the Board of Directors to negotiate the terms of any proposed business combination or offer.

In addition, at our Annual Meeting of Stockholders that was held on July 9, 2013, we received shareholder approval to amend the Company’s Fifth Amended and Restated Certificate of Incorporation to (i) eliminate stockholder action by written consent unless otherwise approved in advance by the Board of Directors and (ii) require an affirmative vote of holders of at least two-thirds of the combined voting power of the then outstanding shares of capital stock of the Company to amend certain provisions of the Fifth Amended and Restated Certificate of Incorporation.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock, and units is American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219, (718) 921-8200.

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SHARES ELIGIBLE FOR FUTURE SALE

As of April 22, 2014, we had 21,400,244 shares outstanding. Of these shares, 12,185,321 are restricted under the Securities Act of 1933, as amended (the “Securities Act”) and 9,214,923 are freely tradable without restriction or further registration under the Securities Act.

Our Board of Directors adopted the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan (the “Plan”). Under the Plan, as amended and approved by our shareholders on July 9, 2013, 2,650,000 shares have been reserved for potential issuance as incentives to certain employees and non-employees. Subsequent to approval by shareholders at the 2009 Annual Meeting of Shareholders, we filed Form S-8 with the SEC to register the shares under the Plan. Issuance of shares under the Plan will not provide capital and will cause dilution of earnings per share. Under the Plan, we are authorized to issue up to 2,650,000 shares of common stock, of which 848,666 shares are available for future awards as of April 22, 2014.

In connection with a subordinated, convertible debt financing with Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P., we issued Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. warrants to purchase up to 455,514 shares of our common stock. The warrants terminate on November 19, 2023 and are exercisable for $0.01 per share of our common stock. The warrants contain provisions for cashless exercise and standard anti-dilution protection upon a distribution of dividends or a reclassification of our common stock in connection with the issuance of the warrants.

In connection with a management services agreement with East Shore Ventures, LLC, we issued East Shore Ventures, LLC options to purchase up to 1,036,104 shares of our common stock on September 10, 2012. The options vest in five equal installments on the anniversary date of the agreement, terminate ten years after issuance and are exercisable for $1.50 per share of our common stock. The options contain provisions for cashless exercise and standard anti-dilution protection upon a distribution of dividends or a reclassification of our common stock in connection with the issuance of the options.

In connection with an employment agreement with Dale Baker, we issued Mr. Baker options to purchase up to 350,000 shares of our common stock on September 10, 2012. The options vest in five equal installments on the anniversary date of the agreement, terminate ten years after issuance and are exercisable for $1.50 per share of our common stock. The options contain provisions for cashless exercise and standard anti-dilution protection upon a distribution of dividends or a reclassification of our common stock in connection with the issuance of the options.

On November 19, 2013, in connection with the sale of Series A preferred stock to US VC Partners, L.P., we issued US VC Partners, L.P. 6,153,850 warrants to purchase common at an exercise price of $0.65 per share. The warrants expire November 19, 2023.

Also on November 19, 2013, we amended the subordinated debt held by JFC Technologies, Inc., whereby the holder is eligible to convert part of the note into preferred shares and in doing so could receive 769,200 warrants to purchase common stock at $0.65.

Therefore, there will be an aggregate of 8,764,668 shares that may be issued in the future upon exercise of outstanding warrants and options, consisting of 455,514 warrants issued to Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P, 1,036,104 options issued to East Shore Ventures, LLC, 350,000 options issued to Dale Baker, 6,153,850 warrants issued to US VC Partners, L.P., and 769,200 warrants to JFC Technologies, Inc. upon conversion of debt that it holds

Rule 144. Rule 144 is unavailable for the resale of restricted securities initially issued by a ‘‘blank-check’’ or ‘‘shell’’ company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, shares are eligible for resale for a person who beneficially owns restricted securities of a company which:

•	has ceased to qualify as a ‘‘blank-check’’ or ‘‘shell’’ company;
•	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•

has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

•	has filed certain information with the SEC (‘‘Form 10 information’’) reflecting that it is no longer a ‘‘blank-check’’ or ‘‘shell’’ company may, after one year has elapsed from the filing of the ‘‘Form 10 information,’’ within any three-month period resell a number of such restricted securities that does not, with respect to the ordinary shares, exceed the greater of either of the following:
•	1% of the total number of ordinary shares then outstanding; or

48

•

for securities trading on a national securities exchange, the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about us, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

As of April 22, 2014, 20,977,235 shares of our common stock were eligible for resale pursuant to Rule 144.

We can make no prediction about the effect that market sales of our common stock or the availability for sale of our common stock will have on its market price. Sales of substantial amounts of common stock in the public market could adversely affect the market price for our securities and could impair our future ability to raise capital through the sale of common stock or securities linked to it.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Greenberg Traurig, LLP, McLean, VA.

EXPERTS

The consolidated financial statements and schedule as of December 31, 2013 and 2012 and for the years ended December 31, 2013 and 2012 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov  which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

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INDEX TO FINANCIAL STATEMENTS

Cyalume Technologies Holdings, Inc.

Years ended December 31, 2013 and 2012

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Cyalume Technologies Holdings, Inc.

Fort Lauderdale, Florida

We have audited the accompanying consolidated balance sheets of Cyalume Technologies Holdings, Inc. (the “Company”) as of December 31, 2013 and 2012 and the related consolidated statements of comprehensive loss, changes in stockholders’ equity, and cash flows for the years then ended. In connection with our audits of the financial statements, we have also audited the financial statement schedule listed in the accompanying index. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement and schedule presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cyalume Technologies Holdings, Inc. at December 31, 2013 and 2012, and the results of its operations and its cash flows for the years ended December 31, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA LLP

Boston, Massachusetts

April 15, 2014

F-2

Cyalume Technologies Holdings, Inc.

Consolidated Balance Sheets

(in thousands, except shares and per share information)

	December 31,	December 31,
	2013	2012
Assets
Current assets:
Cash	$865	$2,695
Accounts receivable, net of allowance for doubtful accounts of $44 and $155, respectively	3,788	3,875
Inventories, net	10,782	9,597
Income taxes refundable	163	173
Deferred income taxes	3,847	652
Prepaid expenses and other current assets	463	558
Total current assets	19,908	17,550

Property, plant and equipment, net	8,001	9,177
Goodwill	7,992	8,160
Other intangible assets, net	17,948	20,190
Due from related party, net	0	3,972
Other noncurrent assets	465	28
Total assets	$54,314	$59,077
Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$1,600	$0
Current portion of notes payable	1,925	9,734
Accounts payable	6,182	2,934
Accrued expenses	2,059	2,583
Deferred revenue	80	0
Income taxes payable	97	0
Current portion of capital lease obligation	15	14
Derivatives liability	0	169
Warrants liability	6,373	0
Contingent legal obligation	3,986	0
Other current liabilities	242	0
Total current liabilities	22,559	15,434

Notes payable, net of current portion	14,969	8,394
Note payable due to related parties	2,100	2,100
Deferred income taxes	3,847	3,862
Asset retirement obligation	194	184
Capital lease obligation, net of current portion	7	22
Contingent legal obligation, noncurrent	0	3,806
Other noncurrent liabilities, net of current portion	79	0
Total liabilities	43,755	33,802
Commitments and contingencies (Note 18)

Series A convertible preferred stock, $0.001 par value; 1,000,000 shares authorized; 123,077 shares issued and outstanding	4,055	0

Stockholders' equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 20,738,260 issued and outstanding	21	21
Additional paid-in capital	102,575	105,990
Accumulated deficit	(95,874)	(80,221)
Accumulated other comprehensive loss	(218)	(515)
Total stockholders’ equity	6,504	25,275
Total liabilities and stockholders' equity	$54,314	$59,077

 The accompanying notes are an integral part of these consolidated financial statements.

F-3

Cyalume Technologies Holdings, Inc.

Consolidated Statements of Comprehensive Loss

(in thousands, except shares and per share information)

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2013	2012
Revenues	$31,760	$38,642
Cost of revenues	17,957	21,530
Gross profit	13,803	17,112

Other expenses (income):
Sales and marketing	4,903	5,515
General and administrative	11,404	7,815
Research and development	1,864	1,963
Interest expense, net	2,310	2,219
Interest expense – related party	297	19
Amortization of intangible assets	1,796	1,858
Uncollectible receivable – related party	3,862	0
Impairment loss on intangible assets	875	281
Impairment loss on goodwill	168	47,088
Impairment loss on equipment	0	273
Legal settlement	2,048	0
Change in fair value of contingent consideration	242	3,380
Change in fair value of warrants liability	525	0
Loss on extinguishment of debt – related party	2,142	0
Other expenses (income), net	58	(112)
Total other expenses	32,494	70,299

Loss before income taxes	(18,691)	(53,187)
Benefit from income taxes	(3,038)	(2,969)
Net loss	$(15,653)	$(50,218)

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	$200	$108
Unrealized gain on cash flow hedges, net of taxes of $(59) and $(45), respectively	97	73
Other comprehensive income	297	181
Comprehensive loss	$(15,356)	$(50,037)

Net loss per common share:
Basic and diluted	$(1.03)	$(2.76)

Weighted average shares used to compute net loss per common share:
Basic and diluted	20,714,531	18,205,586

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Cyalume Technologies Holdings, Inc.

Consolidated Statements of Changes in Stockholders' Equity

(in thousands, except shares)

	Series A Convertible Preferred Stock		Common Stock		Additional		Accumulated Other	Total
	Number of Shares	Amount	Number of Shares	Amount	Paid-In Capital	Accumulated Deficit	Comprehensive Loss	Stockholders’ Equity
Balance at December 31, 2011			18,311,228	$18	$100,334	$(30,003)	$(696)	$69,653
Share-based compensation			0	0	503	0	0	503
Repurchase and retirement of common stock			(39,895)	0	(139)	0	0	(139)
Shares issued - cashless option exercise			260	0	0	0	0	0
Effect of modification of warrant terms			0	0	94	0	0	94
Common stock issuance - payment of contingent consideration liability			2,450,000	3	5,142	0	0	5,145
Common stock issuance - litigation settlement			22,500		56	0	0	56
Reversal of forfeited restricted awards			(5,833)			0	0	0
Net loss						(50,218)	0	(50,218)
Other comprehensive income			0	0	0	0	181	181
Balance at December 31, 2012	0	0	20,738,260	$21	$105,990	$(80,221)	$(515)	$25,275
Proceeds received from issuance of Series A convertible preferred stock	123,077	4,000	0	0	0	0	0	0
Series A convertible preferred stock issuance costs	0	0	0	0	(647)	-	0	(647)
Dividends accrued on Series A convertible preferred stock	0	55	0	0	(55)	0	0	(55)
Deemed dividend on Series A convertible preferred stock	0	4,000	0	0	(4,000)	0	0	(4,000)
Excess of common warrant and preferred warrant fair value	0	(4,000)	0	0	(1,553)	0	0	(1,553)
Warrants amended in connection with debt refinancing	0	0	0	0	0	0	0	0
Fair value of amended related party note over note face value	0	0	0	0	2,067	0	0	2,067
Share-based compensation	0	0	0	0	773	-	0	773
Net loss	0	0	0	0	0	(15,653)	0	(15,653)
Other comprehensive income	0	0	0	0	0	0	297	297
Balance at December 31, 2013	123,077	$4,055	20,738,260	$21	$102,575	$(95,874)	$(218)	$6,504

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Cyalume Technologies Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(15,653)	$(50,218)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization of property, plant and equipment	1,387	1,374
Amortization	2,429	2,345
Benefit from deferred income taxes	(3,328)	(3,357)
Share-based compensation expense	773	503
Impairment loss on equipment	0	273
Impairment loss on intangible assets	875	281
Impairment loss on goodwill	168	47,088
Change in fair value of contingent consideration	242	3,380
Change in fair value of derivatives	(14)	18
Change in fair value of warrants liability	525	0
Non-cash interest expense	159	0
Legal settlement	2,038	0
Uncollectible receivable – related party	3,862	0
Loss on extinguishment of debt – related party	2,142	0
Fair value of common stock issued	0	56
Other non-cash expenses	127	15
Changes in operating assets and liabilities:
Accounts receivable	212	(517)
Inventories	(1,124)	1,225
Restricted cash	0	(159)
Prepaid expenses and other current assets	12	61
Accounts payable and accrued liabilities	2,115	1,263
Accrued interest on note payable to related party	252	0
Deferred revenue	80	0
Income taxes payable	114	(131)
Net cash (used in) provided by operating activities	(2,607)	3,500

Cash flows from investing activities:
Purchases of long-lived assets	(1,183)	(672)
Proceeds from disposal of long-lived assets	18	0
Net cash used in investing activities	(1,165)	(672)

Cash flows from financing activities:
Net proceeds from line of credit	1,600	0
Principal payments on notes payable	(2,621)	(2,413)
Principal payments on related party note payable	0	(250)
Payments to reacquire and retire common stock	0	(139)
Payments of debt issuance and deferred financing costs	(163)	(309)
Proceeds received from issuance of convertible preferred stock	4,000	0
Payment of preferred stock issuance costs	(647)	0
Payment in connection with legal settlement agreement	(275)	0
Principal payments on capital lease obligations	(14)	(37)
Net cash provided by (used in) financing activities	1,880	(3,148)

Effect of exchange rate changes on cash	62	64
Net decrease in cash	(1,830)	(256)
Cash, beginning of period	2,695	2,951
Cash, end of period	$865	$2,695

The accompanying notes are an integral part of these consolidated financial statements.

F-6

Cyalume Technologies Holdings, Inc.

Notes to Consolidated Financial Statements

1.	BACKGROUND AND DESCRIPTION OF BUSINESS

These consolidated financial statements and footnotes include the financial position and operations of Cyalume Technologies Holdings, Inc. (“Cyalume” or the “Company”), a holding company that is the sole shareholder of Cyalume Technologies, Inc. (“CTI”) and of Cyalume Specialty Products, Inc. (“CSP”). CTI is the sole shareholder of Cyalume Technologies, SAS (“CTSAS”), Cyalume Realty, Inc. (“CRI”) and Combat Training Solutions, Inc. (“CTS”). All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s primary focus is providing tactical and training solutions to the military of the U.S. and other countries through both products and services.

CTI and CTSAS manufacture and sell chemiluminescent products and reflective and photoluminescent materials to military, ammunition, commercial and public safety markets. CTSAS is located in France and represents us in certain international markets, primarily Europe and the Middle East. CTI sells to customers in all other geographic markets. CTI’s and CTSAS’ business operations constitute the majority, based on revenues and assets, of our consolidated business operations.

CSP manufactures and sells specialty chemical products to the defense, pharmaceutical, cosmetic and other markets. CSP’s operations are located in Bound Brook, New Jersey.

CRI previously owned land located in Colorado Springs, Colorado. The land was transferred in connection with a 2013 legal settlement (see Note 18).

CTS provides its customers with battlefield effects simulation products while its services include planning and implementing tactical training exercises simulating real-world experiences. These products allow military and law enforcement professionals to maintain operational readiness through safe, live training and hands-on situational exercises.

Our business is managed and financial results are reported as one segment. The CEO, who is the chief operating decision maker, focuses on consolidated results to make strategic and tactical decisions. Our one operating segment consists of four reporting units: Chemical Light (the operations of CTI and CTSAS), Training (the operations of CTS), Specialty Products (the operations of CSP) and Other (the operations of CRI and the parent company Cyalume Technologies Holdings, Inc.).

The Company’s consolidated financial statements have been prepared assuming the Company will continue as a going concern. For the years ended December 31, 2013 and 2012, the Company had net losses of approximately $15.7 million and $50.2 million, respectively, and used approximately $2.6 million of cash in its operations for the year ended December 31, 2013. The Company generated approximately $3.5 million in cash flow from operating activities for the year ended December 31, 2012. As of December 31, 2013 and 2012, the Company had an accumulated deficit of approximately $95.9 million and $80.2 million, respectively, and total stockholders’ equity of $6.5 million and $25.3 million, respectively. The Company’s unrestricted cash balance was approximately $0.9 million at December 31, 2013.

Due to uncertainty about the Company’s ability to meet its current operating expenses and current obligations, in their report on our annual financial statements for the year ended December 31, 2013, the Company’s independent registered public accounting firm included an explanatory paragraph regarding the Company’s ability to continue as a going concern. The Company’s current liabilities include approximately $4.0 million relating to a contingent legal obligation (see Note 18).

In light of the Company’s results of operations, management has been evaluating various possibilities including but not limited to refinancing or restructuring the Company’s debt, reducing or eliminating operating expenses, and raising additional capital through the issuance of common or preferred stock or securities convertible into common stock. These possibilities, to the extent available, may be on terms that result in significant dilution to the Company’s existing stockholders, may reduce the value of the stockholders’ investment in the Company or may impact the Company’s stock price.

There can be no assurances that the Company will be successful in raising adequate additional financial support. If not, the Company will be required to reduce operations. The Company’s consolidated financial statements do not include any adjustments relating to the recoverability of assets and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SIGNIFICANT ACCOUNTING POLICIES

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

Foreign Operations

The accounting records of our France-based subsidiary CTSAS are maintained in Euros, their local and functional currency. For consolidation, revenue and expense transactions are translated to U.S. dollars using the average exchange rate of the month in which the transaction took place. Assets and liabilities are translated to U.S. dollars using the exchange rate in effect as of the balance sheet date. Equity transactions are translated to U.S. dollars using the exchange rate in effect as of the date of the equity transaction. Translation gains and losses are reported as a component of accumulated other comprehensive income within stockholders’ equity. Gains and losses resulting from transactions which are denominated in other than the functional currency are reported as other income or loss in the statement of comprehensive income (loss) in the period the gain or loss occurred.

F-7

Comprehensive Loss

Comprehensive loss accounts for changes in stockholders’ equity resulting from non-stockholder sources. All transactions that would cause comprehensive loss to differ from net loss have been recorded and disclosed and relate to (i) the translation of the accounting records of our France-based subsidiary CTSAS and (ii) the effective portion of activities designated as hedges for hedge accounting purposes.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Estimates are used when accounting for certain items such as reserves for inventory, accounts receivable and deferred tax assets; assessing the carrying value of intangible assets including goodwill; determining the useful lives of property, plant and equipment and intangible assets; determining asset retirement obligations; and determining the fair value of contingent consideration. Estimates are based on historical experience, where applicable, and assumptions that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ.

Accounts Receivable

Accounts receivable are recorded at the aggregate unpaid amount less any allowance for doubtful accounts. The allowance is based on historical bad debt experience and the specific identification of accounts deemed uncollectible. An account receivable’s delinquency status is determined based on its contractual terms. Interest is not charged on outstanding balances. Accounts are written off only when all methods of recovery have been exhausted. Credit risk is controlled through initial credit evaluations and approvals, credit limits, and monitoring procedures. Ongoing credit evaluations of customers are performed but do not require collateral to secure accounts receivable.

Inventories

Inventories are stated at the lower of cost (on a first-in first-out (“FIFO”) method) or net realizable value. The cost of inventory consists of raw material content, labor costs to produce the inventory and overhead costs incurred during production of the inventory. The Company periodically reviews the realizability of inventory. Provisions are recorded for potential obsolescence which requires management’s judgment. Conditions impacting the realizability of inventory could cause actual write-offs to be materially different than provisions for obsolescence.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is computed under the straight-line method over the estimated useful lives of four to eight years for equipment and 30 years for buildings and improvements.

Property, plant and equipment assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Such reviews are based on a comparison of the asset’s undiscounted cash flows to the recorded carrying value for the asset. If the asset’s recorded carrying value exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset, the asset’s carrying value is written-down to its estimated fair value. To estimate that fair value, the Company uses the most appropriate valuation technique for the circumstances and for which sufficient data is available. Impairment charges, if any, are recorded in the period in which the impairment is determined. In the event of an impairment charge, the identifiable assets’ post-impairment carrying value will continue to be amortized or depreciated over their useful lives and be reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Goodwill

Goodwill is deemed to have an indefinite life and accordingly, is not subject to amortization. Goodwill is subject to annual impairment reviews as of August 31, and, if conditions warrant, interim reviews based upon its estimated fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

F-8

Intangible Assets

Intangible assets include developed technologies and patents, customer relationships, non-compete agreements, trademarks and trade names, all of which are amortized over their estimated useful lives. The carrying amounts of amortizing intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that those carrying amounts may not be recoverable and are also reviewed for impairment annually as of August 31.

Costs incurred to register new patents or defend existing patents are capitalized, while costs to renew or extend the term of intangible assets are expensed when incurred. Costs incurred with third parties that are related to internally developing or successfully defending an intangible asset are capitalized as part of the intangible asset developed or defended and amortized over that asset’s remaining useful life. Such costs with third parties related to patent or trademark applications that are ultimately rejected by the relevant government authority are expensed upon rejection. The useful lives used for amortization of intangible assets are as follows:

Useful lives
Patents and developed technologies	(1)
Purchased customer relationships	9 – 13 years
Trademarks and trade names	(2)
Non-compete agreements	5 years

(1)	Each patent has its own legal expiration date and, therefore, its own useful life. Generally, our patents’ legal lives begin when the related patent application is filed with the relevant government authority and ends 20 years thereafter. Amortization on patent costs begins when the relevant government authority approves the related patent. Patents that have been recorded as of December 31, 2013 are expected to expire by 2033.

(2)	Trademarks and trade names of CTI are deemed to have a useful life of 15 years. CTI’s trademarks and trade names are subject to annual impairment reviews as of August 31, and, if conditions warrant, interim reviews based upon their estimated fair value. Impairment charges, if any, are recorded in the period in which the impairment is determined.

Debt Issuance and Deferred Financing Costs

Costs paid to lenders to obtain financing are presented as discounts on the related debt and are amortized to interest expense over the term of the related financing, using the effective interest method (unless the financing is a line of credit, in which case the straight-line method is used). Such costs paid to third parties are presented as assets and are amortized to interest expense in the same manner as costs paid to lenders.

Derivatives

Derivatives are recorded at their fair value as of the balance sheet date. If a derivative qualifies for “hedge accounting” under U.S. GAAP and has been designated as a hedge by us, then the “effectively hedged” portion is recorded, as defined by U.S. GAAP, of changes in such derivatives’ fair value in accumulated other comprehensive loss, which is a component of our stockholders’ equity. The Company records (i) ineffectively hedged portions of such changes in fair value or (ii) changes in the fair value of derivatives not designated as a hedge in our consolidated statement of comprehensive income (loss) in the period the change occurred. On the consolidated statement of cash flows, cash flows from derivative instruments accounted for as cash flow hedges are classified in the same category as the cash flows from the items being hedged.

Warrants Liability

The Company uses fair values as determined by significant unobservable inputs. These estimated values are significant inputs into the Monte Carlo simulation method and the Black Scholes pricing model used to calculate the estimated fair value of common warrants and preferred warrants potentially settleable in cash, which are recorded as warrants liability. The estimated fair value of the common warrants and the preferred warrants are determined at each balance sheet date and the change in the estimated fair value of the warrants is reflected within the Company’s statements of comprehensive loss.

Revenue Recognition

Revenue from the sale of products or the providing of services is recognized when the earnings process is complete, the amount of recognizable revenue can be determined, the risks and rewards of ownership have transferred to the customer and collectability is reasonably assured. Depending on the terms of the individual sales arrangement with our customer, product sales are recognized at either the shipping point or upon receipt by the customer. Costs and related expenses to manufacture the products are recorded as costs of goods sold when the related revenue is recognized. Additionally, if the right of return is granted to the buyer in a product sale, revenue is deferred until enough historical customer data is available to reasonably estimate returns and related costs.

F-9

Two significant contracts provide for the sale of indefinite quantities of products at fixed per unit prices, subject to adjustment for certain economic factors. Revenue under these contracts is recognized when products ordered under the contracts are received by the customer. Whenever costs change, the pricing under these contracts is reviewed to determine whether they require the sale of products at a loss. To date, there are no loss contracts which would require the accrual of future losses in the current financial statements.

Research and development services are provided for customers for which the Company earns payments that are contingent upon achieving a specific result (“milestones”). Upon achieving such milestones, revenue is recognized provided that the payment is (i) related to past performance, (ii) reasonable relative to all of the deliverables and payment terms within the arrangement with our customer, and (iii) nonrefundable. In 2013 and 2012, all of such payments received met these criteria.

Taxes Collected from Customers

Sales taxes collected from customers are not considered revenue and are included in accounts payable and accrued expenses until remitted to the taxing authorities.

Shipping and Handling Costs

Outbound shipping and handling costs are included in sales and marketing expenses in the accompanying consolidated statements of comprehensive income (loss). These costs were approximately $423,000 and $500,000 for the years ended December 31, 2013 and 2012, respectively.

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expenses in the accompanying consolidated statements of comprehensive income (loss). Advertising expense was $215,000 and $135,000 for the years ended December 31, 2013 and 2012, respectively.

Stock-Based Compensation

Stock-based compensation is incurred related to awards of common stock, restricted common stock and options to employees and non-employees. Those awards are measured at their fair value on the date the award is granted and are recognized in our consolidated financial statements over the period the grantee is required to provide services in exchange for the award. When recognized as an expense, the fair value of the award, less estimated forfeitures, is recognized on a straight-line basis over the award service period; if there is no such service period, then the entire fair value of the award is recognized as expense on the grant date.

Income Taxes

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are recognized when, based upon available evidence, realization of the assets is more likely than not.

In assessing the realization of long-term deferred income tax assets, it is considered whether it is more likely than not that the deferred income tax assets will be realized. The realization of deferred income tax assets depends upon future taxable income in years before net operating loss carryforwards expire. The recoverability of deferred income tax assets is evaluated on a quarterly basis. If the Company determines that it is more likely than not that deferred income tax assets will not be recovered, a valuation allowance is established against some or all deferred income tax assets.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefit associated with tax positions taken that exceeds the amount measured as described above, if such a position existed, is reflected as a liability for unrecognized tax benefits in the accompanying balance sheet along with any associated interest and penalties that would be payable to the taxing authorities upon examination. There were no such positions as of December 31, 2013 or 2012.

Interest on tax deficiencies is classified as interest expense and income tax penalties are classified as other expense.

In February 2012, an IRS audit was completed of the Company’s tax returns for the years 2008 and 2009. There were no adjustments to those tax returns. Tax returns filed for the fiscal years 2010, 2011, and 2012 are still open for audit.

F-10

Net Loss per Common Share

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted loss per common share is computed by dividing net loss by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of (i) shares issuable upon the exercise of warrants and options (using the “treasury stock” method), (ii) unvested restricted stock awards (using the “treasury stock” method) and (iii) shares issuable upon conversion of convertible notes using the “if-converted” method.

	Year Ended December 31,
	2013	2012
Basic and diluted:
Net loss (in thousands)	$(15,653)	$(50,218)
Accrued dividend and deemed dividend	$(5,608)	$0
Weighted average shares	20,714,531	18,205,586
Loss available to common stockholders for basic and diluted loss per common share (in thousands)	(21,261)	(50,218)
Basic and diluted loss per common share	$(1.03)	$(2.76)

The following potentially dilutive common share equivalents were excluded from the calculation of diluted net loss per common share because their effect was antidilutive for each of the periods presented:

	Year Ended December 31,
	2013	2012
Options and warrants	3,012,186	1,585,833
Restricted stock awards	34,266	75,292
Convertible notes payable	2,666,667	2,666,667

Fair Value

Under U.S. GAAP, the Company is required to record certain financial assets and liabilities at fair value and may choose to record other financial assets and financial liabilities at fair value as well. Also under U.S. GAAP, the Company is required to record nonfinancial assets and liabilities at fair value due to events that may or may not recur in the future, such as an impairment event. When required to record such assets and liabilities at fair value, that fair value is estimated using an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. That fair value is determined based on significant inputs contained in a fair value hierarchy as follows:

Level 1	Quoted prices for identical assets or liabilities in active markets to which we have access at the measurement date.

Level 2	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	Unobservable inputs for the asset or liability.

The determination of where assets and liabilities fall within this hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

F-11

There are three general valuation techniques that may be used to measure fair value, as described below:

Market Approach	Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources.

Cost Approach	Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

Income Approach	Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Recent Accounting Pronouncements

The following are recent accounting pronouncements that have affected our consolidated financial statements or may affect them in the future.

In October 2012, the FASB issued Accounting Standards Update No. 2012-04, Technical Corrections and Improvements (“ASU 2012-04”), which updates a wide range of topics in the FASB Codification. ASU 2012-04 includes technical corrections and improvements to FASB Codification and conforming amendments related to fair value measurements. ASU 2012-04 was effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 did not have a material impact on our financial position or results of operations.

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists (“ASU 2013-11”) to clarify that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss (“NOL”) carry-forward, a similar tax loss, or a tax credit carry-forward, with some allowed exceptions. ASU 2013-11 does not impose any new recurring disclosure requirements because it does not affect the recognition or measurement of uncertain tax positions. ASU 2013-11 is effective for fiscal years beginning after December 15, 2013. The Company believes the adoption of ASU 2013-11 will not have a material impact on our financial position or results of operations.

3.	IMPAIRMENT CHARGES

During 2013, CTS recorded a goodwill impairment loss of $168,000 and a loss on impairment of certain amortizable intangible assets of $875,000. During 2012, CTI recorded a $47.1 million loss on goodwill impairment, a $281,000 loss on impairment of certain amortizing intangible assets and a $273,000 loss on impairment of certain manufacturing equipment. See Note 7 for a summary of activity affecting goodwill during the years ending December 31, 2013 and 2012, respectively. The Chemical Light’s trade name intangible asset was not considered to be impaired as of August 31, 2013 or as of August 31, 2012. See Note 8 for a summary of activity affecting intangible assets during the years ending December 31, 2013 and 2012. See Note 23 for fair value information on these assets.

During 2013, management conducted a review of tangible and intangible assets for impairment. Before assessing whether any of our reporting units’ goodwill was impaired, the Company first assessed whether any non-goodwill assets were impaired. This assessment determined that the CTS patent asset was impaired by approximately $174,000, CTS trademarks and trade names were impaired by approximately $17,000, CTS customer relationships intangibles were impaired by approximately $650,000 and CTS non-compete agreements were impaired by approximately $34,000. Therefore, the Company recorded $875,000 of an impairment loss on these CTS intangible assets during the second quarter of 2013.

The “step 1” goodwill impairment assessment was performed by comparing the fair value of each reporting unit containing goodwill to those reporting units’ carrying values. The Chemical Light, Training, and Specialty Products reporting units have goodwill assets. Since there are no quoted market prices for our reporting units, the fair value of our reporting units were determined using a discounted present value technique utilizing each reporting unit’s forecasted after-tax cash flows. The “step 1” test determined that the carrying value of the CTS Training reporting unit exceeded its fair value, and, therefore, its goodwill needed to be tested further under what is commonly known as “step 2” of the goodwill impairment assessment. CTS did not pass the “step 1” test due to the inability to both gain traction with new products and services and attract new customers as initially planned when the reporting unit was acquired in December 2011.

Under “step 2” of the goodwill impairment assessment, the implied fair value of CTS Training’s goodwill was compared with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, that excess must be recognized as an impairment loss. The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in a business combination. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied amount of the reporting unit’s goodwill. The Company identified several intangible assets that were valued during this process, including customer relationships, patents, trade names, non-compete agreements, and our workforce. The allocation process was performed only for purposes of goodwill impairment. The Company determined the fair value of these assets using various discounted cash flow-based methods that utilize assumptions such as the ability of these assets to generate future cash flows, present-value factors, income tax rates and customer attrition rates. The “step 1” calculated fair value of the CTS reporting unit was allocated to the CTS tangible and identifiable intangible assets of the CTS reporting unit at June 30, 2013 based upon the results of the “step 2” analysis, which included a full impairment to the CTS goodwill.

F-12

During 2012, before conducting its annual goodwill impairment assessment, the Company first assessed whether any non-goodwill assets were impaired because it was considered that such assets might be impaired due to declines in the Company’s stock price at that time and industry conditions discussed later in this Note 4. This assessment determined that the CTS Training’s patent asset was impaired $172,000, the CTS Training’s trade name asset was impaired $29,000 and the CTS non-compete agreement asset was impaired $80,000. Therefore, the Company recorded a $281,000 impairment loss on these intangible assets during 2012. This assessment also determined that one piece of Chemical Light’s manufacturing equipment with a carrying value of $273,000 had no value. Since the Company did not foresee using this equipment in the future, a $273,000 impairment loss was recognized during 2012 as well.

The Company then assessed qualitative factors to determine whether it is more likely than not that the fair values of our reporting units that contain goodwill are less than their carrying value. In addition to these intangible asset impairments, the Company identified two factors, adverse changes in our stock price and adverse changes in industry/market considerations, that led the Company to conclude that it was more likely than not that the fair value was less than the carrying value. Beginning in April 2012, the Company’s share price began steadily dropping and was at a closing price of $2.34 on August 31, 2012.

Regarding industry conditions, during the past several years, based on the success of the Chemical Light’s 40mm training round purchased by the U.S. Marine Corps that uses the Company’s chemical light technology, the Company believed that the volume of this product would grow when adopted by the U.S. Army. The Company completed production requirements under the Marine Corps contract, which expired in 2012. It was learned in 2012 that the Marines Corps contract would not be extended. During the third quarter of 2012, the Company concluded that the U.S. Army would not be purchasing the product. Instead, it was understood that the U.S. military was planning for a new 40mm training round that should be produced around 2015, and that this new round would likely not be based on chemical light technology. While that could change, it was believed at that time that it was more likely than not that the new round would not employ the Company’s chemical light technology. Consequently, these factors led the Company to significantly reduce its long-term revenue growth projected for its ammunition sector. Since the ammunition sector had previously been expected to be the largest contributor to the Company’s total revenues, the forecasted reduction resulted in a significant decrease in projected cash flows.

The Company then performed what is commonly known as “step 1” of the goodwill impairment assessment by comparing the fair value of each reporting unit containing goodwill to those reporting units’ carrying values. Only the Chemical Light, CTS Training, and CSP Specialty Products reporting units have goodwill assets. Since there are no quoted market prices for our reporting units, the fair value of the Company’s reporting units were determined using a discounted present value technique utilizing each reporting unit’s forecasted after-tax cash flows. The “step 1” test determined that the carrying values of the CTS Training and the Chemical Light reporting units exceeded their fair values and therefore their goodwill needed to be tested further under what is commonly known as “step 2” of the goodwill impairment assessment.

Under “step 2” of the goodwill impairment assessment, the implied fair value of Chemical Light’s and Training’s goodwill was compared with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value of that goodwill, that excess must be recognized as an impairment loss. The implied fair value of goodwill was determined in the same manner as the amount of goodwill recognized in a business combination is determined. The excess of the fair value of each reporting unit over the amounts assigned to its assets and liabilities is the implied amount of the reporting unit’s goodwill. The Company identified several intangible assets that were valued during this process, including technology, customer relationships, trade names, non-compete agreements, and our workforce. The allocation process was performed only for purposes of goodwill impairment. The Company determined the fair value of these assets using various discounted cash flow-based methods that utilize assumptions such as the ability of these assets to generate future cash flows, present-value factors, income tax rates and customer attrition rates. During the year ended December 31, 2012, the Company recorded approximately $47.1 million relating to the impairment of goodwill and approximately $281,000 relating to the impairment of intangible assets.

4.	INVENTORIES

Inventories, net consist of the following (all amounts in thousands):

	2013	2012
Raw materials	$6,535	$6,255
Work-in-process	2,185	1,530
Finished goods	2,062	1,812
	$10,782	$9,597

F-13

5.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following (all amounts in thousands):

	2013	2012
Value added taxes receivable	$17	$53
Franchise taxes receivable	0	32
Prepaid expenses	312	322
Debt issuance costs, current portion	53	136
Other	81	15
	$463	$558

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (all amounts in thousands):

	2013	2012
Land	$1,285	$1,904
Building and improvements	3,332	3,256
Machinery and equipment	8,300	7,905
Leasehold improvements	266	0
Furniture and fixtures	122	69
Software	59	0
	13,364	13,134
Less: accumulated depreciation and amortization	(5,363)	(3,957)
	$8,001	$9,177

At December 31, 2013 and 2012, machinery and equipment includes approximately $77,000 of assets recorded under capital leases. Accumulated depreciation on those capital leases totaled approximately $20,000 and $9,000 as of December 31, 2013 and 2012, respectively. In 2013 and 2012, depreciation expense for those assets was $11,000 and $9,000, respectively.

F-14

7.	GOODWILL

Goodwill represents the excess of the cost of acquiring CTI and CTSAS in 2008 and CSP and CTS in 2011 over the net fair value assigned to the assets acquired and liabilities assumed in those acquisitions, net of adjustments and impairment losses. Changes in the carrying amount of goodwill consist of the following (all amounts in thousands):

	CTI/CTSAS Chemical Light	CTS Training	CPS	Total Consolidated Goodwill
Balance on December 31, 2011 (1)	$51,244	$1,107	$2,978	$55,329
Impairment loss (see Notes 3 and 23)	(46,230)	(858)	0	(47,088)
Adjustment to CTS goodwill due to the current period reduction of its deferred tax liability associated with the current period impairment of identified intangible assets	0	(183)	0	(183)
Finalization of the fair value determination of contingent consideration in the CTS acquisition (2)	0	166	0	166
Finalization of the CTS acquisition-related deferred tax liability (2)	0	(64)	0	(64)
Balance on December 31, 2012 (3)	5,014	168	$2,978	8,160
Impairment loss (see Notes 3 and 23)	0	(168)	0	(168)
Balance on December 31, 2013 (4)	$5,014	$0	$2,978	$7,992

(1)	Gross amount of goodwill was approximately $67.8 million as of December 31, 2011. Accumulated impairment losses were $12.5 million as of December 31, 2011.
(2)	On December 22, 2011, CTI entered into a Stock Purchase Agreement (“SPA”) with CTS and the sole stockholder of CTS. A portion of the consideration paid to the sellers of CTS is contingent upon the financial performance of the acquired business during the combined calendar years 2012 and 2013. The initial accounting for that contingent consideration liability was not complete as of December 31, 2011 since the fair value determination of that liability had not yet been finalized. The finalization of this accounting during 2012 resulted in a $166,000 increase in both CTS’ goodwill asset and contingent consideration liability. Additionally, the initial accounting for the CTS acquisition-related deferred tax liability had not yet been finalized as of December 31, 2011. The finalization of this accounting during 2012 resulted in a $64,000 decrease in both CTS’s goodwill asset and deferred tax liability.
(3)	Gross amount of goodwill was approximately $67.7 million as of December 31, 2012. Accumulated impairment losses were approximately $59.5 million as of December 31, 2012.
(4)	Gross amount of goodwill was approximately $67.7 million as of December 31, 2013. Accumulated impairment losses were approximately $59.7 million as of December 31, 2013.

8.	OTHER INTANGIBLE ASSETS

Intangible assets as of December 31, 2013 consist of the following (all amounts in thousands):

	Cost	Accumulated Amortization	Net Book Value
Developed technologies, including patents (1)	$13,853	$5,720	$8,133
Trademarks and trade names	5,365	119	5,246
Purchased customer relationships (2)	8,812	4,336	4,476
Non-compete agreements (3)	160	75	85
Website development costs	8	0	8
	$28,198	$10,250	$17,948

(1)	Includes a patent obtained in the acquisition of CSP with a cost of $50,000 that is expected to be fully amortized in August 2026. Patents obtained in the acquisition of CTS with an initial cost of $410,000 and a December 31, 2012 gross value of approximately $238,000 were impaired by approximately $221,000 during 2013 (see Note 3 Impairment Charges) and the $17,000 of CTS patents remaining after the impairment is expected to be fully amortized in December 2021.
(2)	Includes customer relationships obtained in the acquisition of CSP with a cost of $920,000 that is expected to be fully amortized in December 2019. Customer relationships obtained in the acquisition of CTS with a cost of $840,000 was impaired by approximately $780,000 (see Note 3 Impairment Charges) and the $60,000 of CTS customer relationships remaining after the impairment is expected to be fully amortized in December 2021.
(3)	Includes non-compete agreement obtained in the acquisition of CSP with a cost of $160,000 that is expected to be fully amortized in August 2016. Non-compete agreement obtained in the acquisition of CTS with an initial cost of $140,000 was determined to be fully impaired in 2013 (see Note 3 Impairment Charges).

F-15

In 2013 and 2012, some of these intangible assets were found to be impaired and their cost was reduced accordingly. See Note 3 and 24 for a discussion regarding these impairments.

Intangible assets as of December 31, 2012 consist of the following (all amounts in thousands):

	Cost	Accumulated Amortization	Net Book Value
Developed technologies, including patents (1)	$13,730	$4,755	$8,975
Trademarks and trade names (2)	5,401	37	5,364
Purchased customer relationships (3)	9,507	3,811	5,696
Non-compete agreements (4)	220	65	155
	$28,858	$8,668	$20,190

(1)	Includes a patent obtained in the acquisition of CSP with a cost of $50,000 that is expected to be fully amortized in August 2026. Also includes patents obtained in the acquisition of CTS with an initial cost of $410,000 and a December 31, 2012 gross value of approximately $238,000 (see Note 3 Impairment Charges).
(2)	Includes a trade name obtained in the acquisition of CTS with an initial cost of $90,000 (see Note 3 Impairment Charges).
(3)	Includes customer relationships obtained in the acquisition of CSP with a cost of $920,000 that is expected to be fully amortized in December 2019. Also includes customer relationships obtained in the acquisition of CTS with a cost of $840,000 (see Note 3 Impairment Charges).
(4)	Includes non-compete agreement obtained in the acquisition of CSP with a cost of $160,000 that is expected to be fully amortized in August 2016. Also includes non-compete agreement obtained in the acquisition of CTS with an initial cost of $140,000 (see Note 3 Impairment Charges).

Trademarks can be renewed without substantial cost. If trademark and trade names are not renewed, then expected future cash flows associated with trademarks and trade names could be adversely affected.

Amortization of intangible assets was $1.8 million and $1.9 million for the years ended December 31, 2013 and 2012, respectively.

During 2013, the Company capitalized $27,000 and $342,000 of costs paid to third parties to create or defend trademarks and patents, respectively. During 2012, the Company capitalized $3,000 and $292,000 of costs paid to third parties to create or defend trademarks and patents, respectively. The Company expects the patent-related costs to be amortized over approximately 20 years.

The Company does not consider any intangible assets to have residual value.

The future amortization expense relating to finite-lived intangible assets for the next five years and beyond is estimated at December 31, 2013 to be (all amounts in thousands):

Year Ending December 31,
2014	$1,970
2015	1,970
2016	1,959
2017	1,927
2018	1,889
Thereafter	7,011
$16,726

F-16

9.	DEBT ISSUANCE COSTS

Debt issuance costs consist of unamortized costs paid to third parties to obtain senior debt, a line of credit, convertible notes and an amended related party note that will be amortized to interest expense using the effective interest method through 2015 and 2016. Amortization of capitalized debt issuance costs was approximately $113,000 and $119,000 for the years ended December 31, 2013 and 2012, respectively.

The future amortization expense relating to current and noncurrent capitalized debt issuance costs is approximately $86,000 and will be amortized to interest expense using the effective interest method through 2016.

10.	ACCRUED EXPENSES

Accrued expenses consist of the following (all amounts in thousands):

	2013	2012
Payroll-related (1)	$1,145	$1,817
Interest	331	143
Professional fees	26	178
Related party payable – Selway Capital, LLC (2)	158	32
Other	399	413
	$2,059	$2,583

(1)	Accrued payroll-related costs as of December 31, 2013 include approximately $534,000 of accrued severance costs. Accrued payroll-related costs as of December 31, 2012 include approximately $296,000 of accrued severance costs.
(2)	See Note 18 for a description of the agreement with Selway Capital, LLC.

11.	LINES OF CREDIT

The Company has a line of credit with a maximum borrowing capacity of $5.0 million with TD Bank N.A. (“TD Bank”). The amount which may be borrowed from this line of credit is dependent mainly on accounts receivable and inventory balances. Interest is payable monthly and is determined based on (i) the Prime Rate, plus 3%. The line of credit’s interest rate at December 31, 2013 was 6.25%. The line of credit expires on December 19, 2015. This line of credit is subject to (i) the same restrictive covenants and (ii) the same collateral and guarantees as the senior debt Term Loan and the senior debt Real Estate Loan (see Note 12). At December 31, 2013, $1.6 million was outstanding on this line of credit and borrowing availability was approximately $840,000 at December 31, 2013. At December 31, 2012, there were no outstanding borrowings on this line of credit.

CTSAS has lines of credit with a combined maximum borrowing capacity of €800,000 ($1.1 million as of December 31, 2013), under which there were no outstanding borrowings at December 31, 2013 or 2012. The lines’ interest rates are variable, based on the Euro Overnight Index Average and the 3-month Euro Interbank Offered Rate. The lines are collateralized by primarily CTSAS accounts receivable. The lines have indefinite termination dates, but can be renegotiated periodically.

12.	NOTES PAYABLE

Outstanding notes payable consist of (all amounts in thousands):

	2013	2012
Senior Debt - Term Loan	$6,023	$8,519
Senior Debt - Real Estate Loan	1,679	1,804
Subordinated Term Loan	8,659	8,500
Promissory Note Payable	1,075	0
Total	17,436	18,823
Less: Unamortized debt discount	(542)	(695)
Less: Current portion of notes payable, including current portion of unamortized debt discount	(1,925)	(9,734)
Notes payable, net of current portion	$14,969	$8,394

Debt issuance costs are amortized to interest expense using the effective interest method over the life of the loan.

F-17

Senior Debt

CTI has two loans payable to TD Bank, NA (“TD Bank”); a Term Loan and a Real Estate Loan, that were originally entered into on December 19, 2008, and which were amended twice during 2012 to modify certain financial and non-financial covenants required by these loans. The Fourth Amendment to the Amended and Restated Revolving Credit and Term Loan Agreement (the “Senior Amendment”) was entered into on November 19, 2013.

The Term Loan is payable in monthly principal installments of $148,000 along with monthly interest payments as described below, plus a one-time principal payment of approximately $2.5 million due at maturity in December 2015.

The Company compared the present value of the cash flows of the Term Loan and the Real Estate Loan, before the Senior Amendment on November 19, 2013, with the present value of the cash flows pursuant to the Senior Amendment. The Company determined that the cash flow effect on a present value basis was less than 10 percent on the date of the Senior Amendment. Therefore, for accounting purposes, the Senior Amendment was treated as a modification of the Term Loan and the Real Estate Loan and approximately $90,000 was expensed relating to debt modification costs.

Interest payments on 60% of the Term Loan’s principal balance were previously hedged using a pay-fixed, receive-variable interest rate swap to reduce exposure to changes in cash payments caused by changes in interest rates on the Term Loan. See Note 16 for details on the interest rate swap. Interest on the 60% interest rate-swapped portion of the Term Loan was payable monthly and determined based on 1-month LIBOR, plus a margin percentage that is based on financial performance. The total interest rate on the swapped portion of the Term Loan was changed from 6.53% to 6.25% on December 19, 2013 and was 6.53% at December 31, 2012. Interest on the remaining 40% of the Term Loan was also payable monthly and was determined based on 1-month LIBOR (subject to a 2% interest rate floor) plus a margin percentage that was based on financial performance. At December 31, 2013 and 2012, the total interest rate on the portion of the Term Loan that was not subject to an interest rate hedging relationship was at 6.25% and 6.0%, respectively. The Term Loan is collateralized by all of the assets of CTI (except CTI’s equity interests in CTSAS, of which only 65% is collateral of the Term Loan) and is guaranteed by Cyalume. The Term Loan requires various restrictive financial and nonfinancial covenants, such as a maximum leverage ratio, debt service coverage ratio and limitations on capital expenditures and dividends, with which we are in compliance as of December 31, 2013.

The Real Estate Loan is payable in monthly principal installments of approximately $10,000, along with monthly interest payments as described below, plus a one-time principal payment of $1.4 million due at maturity in December 2015.

Interest payments on the Real Estate Loan principal balance were hedged using a pay-fixed, receive-variable interest rate swap to reduce exposure to changes in cash payments caused by changes in interest rates on the Real Estate Loan. See Note 16 for details on the interest rate swap. Interest is payable monthly and is determined based on 1-month LIBOR plus a margin percentage that was based on financial performance. The Real Estate Loan’s total interest rate was changed from 6.42% to 6.25% on December 19, 2013 and was 6.42% at December 31, 2012. The Real Estate Loan is secured by a mortgage of the real property (land and building) located in West Springfield, MA, and is guaranteed by Cyalume. The Real Estate Loan requires various restrictive financial and nonfinancial covenants, such as a maximum leverage ratio, debt service coverage ratio and limitations on capital expenditures and dividends, with which the Company is in compliance with as of December 31, 2013.

The TD Bank line of credit (see Note 11), the Term Loan and the Real Estate Loan are senior in payment priority to all other notes payable and lines of credit.

Subordinated Term Loan

On July 29, 2010 the Subordinated Term Loan of $8.5 million was issued to Granite Creek Partners Agent, LLC (“Granite Creek”) and on November 19, 2013, the Company entered into a Fourth Amendment to the Subordinated Term Loan (the “Subordinated Amendment”) which extended the maturity date to June 30, 2016. Pursuant to the Subordinated Amendment, interest is payable in kind through December 19, 2015 and then payable monthly in cash through the June 30, 2016 maturity date. Interest is payable monthly at a rate of 11% per annum. No principal payments are required until maturity. The Company has the right to prepay the loan in whole or in part at any time without penalty in the event that the TD Bank Senior Debt is repaid. The Subordinated Term Loan ranks junior to all debt held by TD Bank, N.A. but senior to all other remaining long-term debt including existing and future subordinated debt. The Subordinated Term Loan is convertible at any time by Granite Creek into 2,666,667 shares of common stock at a conversion price of approximately $3.19 per share. No portion of the Subordinated Term Loan has been converted to our common stock. The Company’s common stock’s closing market price on December 31, 2013 was $0.69 per share; therefore the loan’s if-converted value of approximately $1.8 million is less than the unpaid principal balance by $6.8 million as of December 31, 2013. The Company previously determined that the convertible notes’ conversion feature was not a beneficial conversion feature under U.S. GAAP.

The Company compared the present value of the cash flows of the Subordinated Term Loan, before the Subordinated Amendment on November 19, 2013, with the present value of the cash flows pursuant to the Subordinated Amendment. The Company determined that the cash flow effect on a present value basis was less than 10 percent on the date of the Subordinated Amendment. Therefore, for accounting purposes, the Subordinated Amendment was treated as a modification of the Subordinated Term Loan.

F-18

Simultaneous with the issuance of the Subordinated Term Loan during 2010, the Company issued warrants to repay certain costs of obtaining the convertible notes. These warrants allowed the holder to purchase 160,000 shares of common stock at $1.50 per share through July 19, 2018. A portion of the $8.5 million gross proceeds from the issuance of the loan was allocated to the warrants based on the relative fair values of the debt instrument without the warrants and of the warrants themselves at time of issuance. The portion of the proceeds so allocated to the warrants ($207,000) was recorded as a debt discount and an increase to additional paid-in capital on our consolidated balance sheet. The warrant’s fair value was increased by $94,000 in 2012 due to (i) a decrease in the exercise price of the warrants and (ii) an extension of the term of the warrant. The warrants were amended again during 2013 in connection with the Senior Amendment described above. An additional amount of approximately $241,000 was added to debt discount and warrant liability during 2013 relating to (i) another decrease in the exercise price of the warrants to $0.01, (ii) an extension of the term of the warrants, and (iii) an increase to the number of shares of common stock that may be purchased upon exercise of the warrants to 455,514 shares of common stock that may be purchased. The debt discount is being amortized to interest expense using the effective interest method over the life of the convertible notes which have a maturity date of June 30, 2016. As a result of the amendment to the warrants, the warrants are no longer indexed to the Company’s stock, are considered a derivative and therefore, are being accounted for as a liability.

The carrying value of the Subordinated Term Loan is as follows (all amounts in thousands):

	2013	2012
Principal amount of loan	$8,659	$8,500
Less: unamortized debt discount	(424)	(622)
	$8,235	$7,878

Interest costs for the Subordinated Term Loan are as follows (all amounts in thousands):

	2013	2012
Contractual interest coupon rate	$949	$951
Amortization of related debt discount and debt issuance costs	486	308
Total interest expense recognized	$1,435	$1,259

The effective interest rate on the Subordinated Term loan was approximately 17% prior to the Subordinated Amendment, at which time the effective interest rate on the Subordinated Term loan became approximately 13%.

Promissory Note Payable

On November 19, 2013, the Company entered into a legal settlement agreement (see Note 18). The executed settlement agreement calls for the Company to make a series of payments over five years to Antonio Colon in the amount of $215,000 annually, for a total of $1,075,000 pursuant to the Promissory Note executed on November 19, 2013 (the “Promissory Note”). This Promissory Note bears interest at a rate of 2% annually and requires principal and interest payments each May and November. The Promissory Note has a maturity date of October 15, 2018.

Future Minimum Payments

As of December 31, 2013, future minimum payments due for notes payable (excluding the related party Amended JFC Note as discussed in Note 13) for each of the five succeeding years and beyond are as follows (all amounts in thousands):

Year Ending December 31,
2014	$2,116
2015	6,016
2016	8,874
2017	215
2018	215
Thereafter	0
$17,436

Amortization of the debt discount was approximately $520,000 and $368,000 for the years ended December 31, 2013 and 2012, respectively.

F-19

13.	RELATED PARTY TRANSACTIONS

Financing Arrangements with Related Parties

In December 2012, the Company entered into a $2,100,000 unsecured promissory note with JFC Technologies, LLC (“JFC”), an entity controlled by an employee of CSP who is an owner of a significant amount of the Company’s common shares and is a board member. On November 19, 2013, the unsecured promissory note was amended (the “Amended JFC Note”). Pursuant to the Amended JFC Note, interest accrues on the principal amount at the rate of 12% per annum, retroactive to the date of the original note. The entire principal amount and all accrued interest under the Amended JFC Note is due on the maturity date of December 31, 2016, or upon the refinancing of the Company’s existing indebtedness (subject to the availability of at least $5,000,000 in available credit after such repayment). Pursuant to the Amended JFC Note, up to $1.0 million of the principal amount is convertible, at the option of JFC, into the number of shares of Series A Preferred Stock equal to the portion of the principal amount being converted divided by the conversion price of $32.50 per share (subject to adjustment based on certain changes in capitalization affecting the Series A Preferred Stock). In addition, upon conversion of the first $499,980 of Amended JFC Note principal, JFC would receive: (1) warrants to purchase for each $6.50 of principal amount converted, ten shares of the Company’s common stock, and (2) warrants to purchase for each $32.50 of principal amount converted, one share of Series A Preferred Stock. For the avoidance of doubt, JFC shall not be entitled to receive any warrants upon conversion of any portion of the principal amount in excess of $499,980 in the aggregate.

In connection with the Amended JFC Note, the Company recorded a loss on the extinguishment of the original JFC Note of approximately $2.1 million as included within “Loss on extinguishment of debt – related party” within the accompanying consolidated statements of comprehensive loss.

On November 19, 2013, the Company also issued a warrant to JFC to purchase up to 73,009 shares of the Company’s common stock. These warrants have an exercise price of $0.01 and expire on November 19, 2023. The fair value of this warrant was calculated using the Black-Scholes pricing model and approximately $54,000 is included within “Warrants liability” within the accompanying consolidated balance sheet as of December 31, 2013. Since the warrant is not indexed to the Company’s stock, it is considered a derivative and therefore, is being accounted for as a liability.

Agreement with Board Member

On October 1, 2009, the Company entered into an agreement with Selway Capital, LLC (“Selway”) that provides for services to be performed by Selway on our behalf. The agreement stipulates that these services would be performed by Yaron Eitan, an employee of Selway and a member of our Board of Directors, with assistance, as needed, from other employees of Selway. See Note 18, Commitments and Contingencies, for a description of the Selway agreement.

Other Related Party Transactions

CSP leases property in Bound Brook, New Jersey, from Brook Industrial Park, LLC, an entity that is controlled by an employee of CSP who is also an owner of a significant amount of our common shares and is one of our board members. See Note 18 for a description of this lease. This same related party and his wife collectively own 50% of China Development Group LLC. CSP previously engaged China Development Group LLC to source a pharmaceutical product sold by CSP, and paid commissions to China Development Group LLC during 2012 in compensation for such services. There were no commissions paid by CSP to China Development Group LLC in 2013. The amount of such commissions paid to China Development Group LLC in 2012 was approximately $310,000.

F-20

Pursuant to an Amendment Agreement executed during December 2012, the Company is required to issue 350,000 shares of the Company’s common stock to JFC since the Company’s December 2013 common stock closing price was less than $1.75. The Company’s closing price on December 31, 2013 was $0.69 and therefore, the Company has recorded $242,000 within other current liabilities within the accompanying consolidated balance sheets as of December 31, 2013 and the shares were issued to JFC on January 31, 2014. The Company assessed the fair value as of December 31, 2012 of this potential obligation to issue additional shares at that time. The fair value was not material as of December 31, 2012 and therefore, no obligation was recorded at December 31, 2012.

14.	CAPITAL LEASE OBLIGATIONS

As of December 31, 2013, future minimum lease payments under capital leases together with the present value of the net minimum lease payments were as follows (all amounts in thousands):

Year Ending December 31,
2014	$17
2015	7
2016	0
2017	0
2018	0
Thereafter	0
Total minimum lease payments	24
Less: amount representing interest	(2)
Present value of net minimum lease payments	$22

15.	INCOME TAXES

The components of income (loss) before income taxes are as follows:

	Year Ended December 31,
	2013	2012
Domestic	$(18,866)	$(54,153)
Foreign	175	966
	$(18,691)	$(53,187)

Benefit from income taxes consisted of the following (all amounts in thousands):

	Year Ended December 31,
	2013	2012
Current:
Federal	$0	$0
State	160	0
Foreign	130	388
Deferred:
Federal	(2,678)	(2,556)
State	(595)	(738)
Foreign	(55)	(63)
Benefit from income taxes	$(3,038)	$(2,969)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary sources of these differences relate to the carrying value of identified intangible assets, inventories, fixed assets, certain accruals and reserves.

F-21

Deferred income tax assets and liabilities consist of the following (all amounts in thousands):

	December 31, 2013		December 31, 2012
	Current	Non-current	Current	Non-current
Deferred tax assets:
Federal	$6,329	$7,230	$1,390	$8,256
State	886	868	563	786
Foreign	34	20	36	16
Less: valuation allowance	(2,747)	(3,175)	(689)	(3,185)
	4,502	4,943	1,300	5,873
Deferred tax liabilities:
Federal	(477)	(6,615)	(469)	(7,311)
State	(124)	(1,697)	(122)	(1,886)
Foreign	(54)	(478)	(57)	(538)
	(655)	(8,790)	(648)	(9,735)
Deferred tax assets (liabilities)	$3,847	$(3,847)	$652	$(3,862)

Principal components of our net asset representing deferred income tax balances are as follows (all amounts in thousands):

	Year Ended December 31,
	2013	2012
Intangible assets	$(3,778)	$(3,408)
Property, plant and equipment	(740)	(752)
U.S. loss carryforwards and tax credits, net (1)	8974	4,703
Subsidiary income (2)	(1,671)	(1,459)
Stock-based compensation expense	968	725
Reserves, accruals and other	1,292	805
Change in warrants fair value	877	0
Valuation allowance	(5,922)	(3,874)
Interest rate swaps	0	50
	$0	$(3,210)

(1)	The Company had federal net operating loss carryforwards amounting to approximately $13.3 million and $2.0 million at December 31, 2013 and 2012, respectively. The net operating loss carryforward at December 31, 2013 expires in fiscal years 2025 through 2033. Internal Revenue Code Section 382 limits utilization of these losses to $3.2 million per year. It is possible that future changes in ownership could result in changes to the amounts allowed by IRC Section 382. State net operating loss carryforwards amounted to approximately $2.0 million and $1.0 million as of December 31, 2013 and 2012, respectively.

(2)	A deferred tax liability has been recorded for income taxes which may become payable upon distribution of earnings of CTSAS, our French subsidiary. The estimated amount of tax that might be payable with regard to any distribution for foreign subsidiary earnings is reported net of foreign taxes paid, which are creditable against our domestic tax liability. We do not permanently reinvest our foreign subsidiary’s earnings. The Company continually evaluates our assertion; if our foreign business needs change, so may our assertion.

Income taxes computed using the federal statutory income tax rate differs from our effective tax rate primarily due to the following (all amounts in thousands):

	Year Ended December 31,
	2013	2012
Provision for federal income taxes expected at 34% statutory rate	$(6,355)	$(18,083)
Increase (reduction) resulting from:
Tax on global activities	2	38
State income taxes, less federal income tax benefit	(287)	(518)
Exempt interest	728	0
Change in valuation allowance	3,507	0
Goodwill impairment loss	57	15,615
Prior year true up	(715)	(33)
Other	25	12
Benefit from income taxes	$(3,038)	$(2,969)

F-22

16.	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivatives held by us as of December 31, 2013 consist of the following (all amounts in thousands):

Derivative Instrument	Balance Sheet Location	Fair Value
Currency forward contracts	Derivatives liability (current liabilities)	$0
Interest rate swaps	Derivatives liability (current liabilities)	0

Derivatives held by us as of December 31, 2012 consist of the following (all amounts in thousands):

Derivative Instrument	Balance Sheet Location	Fair Value
Currency forward contracts	Prepaid expenses and other current assets	$(14)
Interest rate swaps	Derivatives liability (noncurrent liabilities)	(155)

Currency Forward Contracts

CTSAS’ functional currency is the Euro. Periodically, CTSAS purchases inventory from CTI, which requires payment in U.S. dollars. Beginning in 2009, and only under certain circumstances, the Company utilizes currency forward contracts to mitigate CTSAS’ exposure to changes in the Euro-to-U.S. dollar exchange rate upon payment of these inventory purchases. Such currency forward contracts typically have durations of less than six months. These currency forward contracts are reported at their fair value. This relationship has not been designated as a hedge and therefore all changes in these currency forward contracts’ fair value are recorded in other income, net within the accompanying consolidated statements of comprehensive loss. The Company held one such currency forward at December 31, 2012. See Note 23 for a description of how the Company estimates the fair value of these contracts.

Interest Rate Swaps

In December 2008, the Company entered into two pay-fixed, receive-variable, interest rate swaps to reduce exposure to changes in cash payments caused by changes in interest rates on the Term Loan and the Real Estate Loan. Both relationships are designated as cash flow hedges and meet the criteria for the shortcut method for assessing hedge effectiveness; therefore, the hedge is assumed to be 100% effective and all changes in the fair value of the interest rate swaps are recorded in comprehensive income (loss). See Note 20 for a description of changes in accumulated other comprehensive income (loss) due to derivatives and hedging activities. Such changes were due to unrealized gains and losses on the interest rate swaps. These unrealized gains and losses must be reclassified in whole or in part into earnings if, and when, a comparison of the swap(s) and the related hedged cash flows demonstrates that the shortcut method is no longer applicable. These hedges met the criteria of the shortcut method for the duration of the hedging relationship, which ended on December 19, 2013, and therefore, the Company will not reclassify any portion of these unrealized losses from accumulated other comprehensive loss to earnings in the future. See Note 23 for a description of how the fair value of these swaps was estimated.

Effect of Derivatives on Statements of Comprehensive Loss

The effect of derivative instruments (a) designated as cash flow hedges and (b) not designated as hedging instruments on our consolidated statement of comprehensive loss for year ended December 31, 2013 was as follows (all amounts in thousands):

	Gain (Loss)	Gain (Loss)	Gain (Loss)
	In AOCL (1)	Reclassified (2)	in Earnings (3)
Derivatives designated as cash flow hedges:
Interest rate swaps, net of taxes of $(59)	$97	$0	$0
Derivatives not designated as hedging instruments:
Currency forward contracts	$0	$0	$0

(1)	Amount recognized in accumulated other comprehensive loss (AOCL) (effective portion and net of taxes) during 2013.
(2)	Amount of gain (loss) originally recorded in AOCL but reclassified from AOCL into earnings during 2013.
(3)	Amount of gain (loss) recognized in earnings on the derivative (ineffective portion and amount excluded from effectiveness testing) reported in other income, net during 2013.

F-23

The effect of derivative instruments (a) designated as cash flow hedges and (b) not designated as hedging instruments on our consolidated statement of comprehensive loss for year ended December 31, 2012 was as follows (all amounts in thousands):

	Gain (Loss)	Gain (Loss)	Gain (Loss)
	In AOCL (1)	Reclassified (2)	in Earnings (3)
Derivatives designated as cash flow hedges:
Interest rate swaps, net of taxes of $(45)	$73	$0	$0
Derivatives not designated as hedging instruments:
Currency forward contracts	$0	$0	$(18)

(1)	Amount recognized in accumulated other comprehensive loss (AOCL) (effective portion and net of taxes) during 2012.
(2)	Amount of gain (loss) originally recorded in AOCL but reclassified from AOCL into earnings during 2012.
(3)	Amount of gain (loss) recognized in earnings on the derivative (ineffective portion and amount excluded from effectiveness testing) reported in other income, net during 2012.

17.	ASSET RETIREMENT OBLIGATION

The Company has an obligation to remediate certain known occurrences of asbestos at our manufacturing facility in West Springfield, Massachusetts. The significant assumptions used to estimate the obligation are:

Annual inflation rate	5.54%
Credit-adjusted risk-free rate	5.37%
Initial estimated remediation costs (undiscounted and not adjusted for inflation)	$200,000 ($41,000 paid in 2007)
Estimated remediation completion date	December 19, 2038
Estimated remediation cost on December 19, 2038	$720,000

The following is a reconciliation of the beginning and ending aggregate carrying amounts of the asset retirement obligation for the years ended December 31, 2013 and 2012 (all amounts in thousands):

	Year Ended December 31,
	2013		2012
Balance, beginning	$184		$175
Accretion expense	10		9
Balance, ending	$194	(1)	$184

(1)	The difference between the $194,000 liability as of December 31, 2013 and the estimated undiscounted future payments of $720,000 is estimated inflation between December 31, 2013 and December 19, 2038.

Accretion expense on the asset retirement obligation is included in general and administrative expenses in the accompanying consolidated statements of comprehensive loss.

F-24

18.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases certain equipment, automobiles and other assets under cancelable and non-cancelable operating leases. Expenses associated with these leases totaled $638,000 and $439,000 in 2013 and 2012, respectively.

Included in these leases is a market-based, related-party lease which CSP assumed in conjunction with the business combination. CSP entered into the lease with an entity controlled by one of our stockholders for industrial-use property located in Bound Brook, New Jersey, U.S.A. The lease ends on August 31, 2016, with extension options available, and requires lease payments of $24,000 per month from September 1, 2011 through August 31, 2013. The monthly lease payment was adjusted to $30,000 per month beginning September 1, 2013 to reflect the changes of average cost per square foot as reported by Newmark Knight and Frank in their 2nd Quarter 2013 New Jersey Industrial Market Report, Average Asking Rate for Somerset County.

Future minimum lease payments under non-cancelable lease obligations at December 31, 2013 are as follows (all amounts in thousands):

Year Ending December 31,
2014	$687
2015	628
2016	483
2017	238
2018	59
Thereafter	0
$2,095

Legal

Civil Action No. 06-706 in Superior Court of the Commonwealth of Massachusetts

On January 23, 2006, before the Company owned CTI, the former owners of CTI (from whom CTI was purchased) (the “Former Owners”) acquired all of the outstanding capital stock of Omniglow Corporation (the “Transaction”) and changed the name of the company to Cyalume Technologies, Inc. Prior to, or substantially simultaneously with, the Transaction, CTI sold certain assets and liabilities related to Omniglow Corporation’s novelty and retail business to certain former Omniglow Corporation stockholders and management (“the Omniglow Buyers”). This was done because CTI sought to retain only the Omniglow Corporation assets and current liabilities associated with its government, military and safety business. During 2006, CTI and the Omniglow Buyers commenced litigation and arbitration proceedings against one another. Claims include breaches of a lease and breaches of various other agreements between CTI and the Omniglow Buyers. These proceedings are known as Civil Action No. 06-706 in Superior Court of the Commonwealth of Massachusetts (the “Court”).

On December 19, 2008, while Civil Action 06-706 was still unresolved, the Company acquired CTI (the “Acquisition”). According to the Stock Purchase Agreement between the Former Owners and the Company, the Former Owners retained the responsibility for paying for all costs and liabilities associated with Civil Action No. 06-706.

On July 18, 2011, CTI received an Order for Entry of Final Judgment in Civil Action No. 06-706 in which the Court awarded approximately $2.6 million in damages to Omniglow, LLC. Prejudgment interest at the rate of twelve (12%) percent per annum since the filing of the complaint in 2006 accrues on approximately $1.3 million of the damages. The Court also awarded Omniglow, LLC reimbursement of attorney fees and costs of approximately $235,000, on which interest at the rate of twelve (12%) percent per annum accrues beginning with the date of the final ruling.

On July 12, 2012, the Court issued an Amended Final Judgment and, on September 20, 2012, a Final Judgment. There were no changes to the previously described damage awards. In response, on October 17, 2012, the Company filed a Notice of Appeal and on August 2, 2013, the Company filed a Formal Appeal, which contains a number of bases for overturning the awards. Oral arguments were made by the parties before the Appellate Court during January of 2014. The Company can not determine when a decision will be rendered. The Company holds 625,139 shares of the Company’s common stock in escrow which may be applied against any damages up to the value of the shares upon conversion to cash.

F-25

The Company has appealed the final judgment and previously recorded a contingent legal obligation in the full amount of the final ruling (now approximately $4.0 million). Since the Former Owners (i) retained the responsibility for paying the costs and liabilities associated with Civil Action No. 06-706 and (ii) are related parties under U.S. GAAP due to their ownership interest in us and their membership on our board of directors, the Company previously recorded approximately $4.3 million, which includes the $3.6 million contingent legal obligation and other costs incurred while litigating Civil Action No. 06-706, within due from related party, net on the consolidated balance sheet as of September 30, 2013. The due from related party, net was offset by an allowance of approximately $3.7 million as of September 30, 2013, which was recorded on the provision for uncollectible receivable – related party line item on the Company’s consolidated statement of comprehensive loss. On November 19, 2013, a Release and Escrow Agreement was executed whereby the Company released affiliates of the Former Owners from being obligated on the costs and liabilities associated with Civil Action No. 06-706 in exchange for 625,139 shares of Cyalume stock placed in escrow (the “Escrowed Shares”). The Escrowed Shares provide the Company with a source of recovery with respect to any loss, liability or expenses incurred by the Company in connection with Civil Action No. 06-706. The Company reflected the value of the 625,139 Escrowed Shares at December 31, 2013 based upon the close price of Cyalume’s stock on December 31, 2013. The December 31, 2013 value of the Escrowed Shares is included within the other assets line item and approximately $4.0 million is included within the contingent legal obligation line item on the Company’s consolidated balance sheet as of December 31, 2013.

Demand for Arbitration by Former Employee

On December 22, 2011, CTI entered into a Stock Purchase Agreement (“SPA”) with Combat Training Solutions, Inc. (“CTS”) and Antonio Colon, the sole stockholder of CTS. Pursuant to the SPA, CTI purchased all of the issued and outstanding capital stock of CTS in return for consideration that included contingent consideration ranging from $0 to $5.75 million , which is based on CTS’ financial performance during the period of December 22, 2011 through December 31, 2013 (the “Measurement Period”). The SPA also contains provisions that if Mr. Colon is terminated without cause during the Measurement Period, then the maximum potential contingent consideration amount of $5.75 million becomes payable to Mr. Colon on the first business day after January 1, 2014.

On June 15, 2012, the Company received a copy of a demand for arbitration filed by Mr. Colon with the American Arbitration Association. The demand alleges, among other things, that CTI has constructively terminated Mr. Colon’s employment without cause and that Cyalume and CTI have breached certain provisions of the SPA. Mr. Colon seeks, among other things, payment of the maximum potential contingent consideration amount of $5.75 million, payment of salary, wages, bonuses and benefits pursuant to Mr. Colon’s employment agreement with CTI, and reimbursement of his attorneys’ fees and costs related to this matter. Management considered the allegations by Mr. Colon to be without merit and therefore no accrual was previously recorded for this matter.

On August 17, 2012, Mr. Colon filed suit in Federal Court and on September 11, 2012, he filed to have the arbitration withdrawn. In addition, on September 11, 2012, Mr. Colon chose to cease working for the Company.

CTI filed a Motion to Dismiss the Complaint in Federal Court and to compel the controversy to arbitration before the American Arbitration Association. The District Court for the District of Delaware held a hearing on January 23, 2013, at which it dismissed the Complaint in Federal Court without prejudice and indicated that the arbitration should proceed. On September 23, 2013, the parties entered into an agreement to resolve this matter, and a settlement agreement was signed on November 19, 2013. The executed settlement agreement calls for the Company to make a series of payments over five years to Mr. Colon in the amount of $215,000 annually, for a total of $1,075,000 pursuant to the Promissory Note executed on November 19, 2013. The Company also made a settlement payment of $275,000 on November 20, 2013 and transferred the land located in Colorado (this land was originally acquired by CTI in connection with the 2011 CTS acquisition) to JasperCo, LLC pursuant to the terms of the executed settlement agreement with Antonio Colon. The total legal settlement amount recorded in the Company’s accompanying consolidated statement of comprehensive loss for the twelve months ended December 31, 2013 incurred in connection with settling the matter described above was approximately $2.0 million and is comprised of the following: approximately $631,000 relating to the Colorado land transfer, approximately $63,000 accrued in connection for the tax burden incurred by JasperCo, LLC for the transfer of the Colorado land, a Promissory Note for $1,075,000 payable over five years and approximately $275,000 paid on November 20, 2013 in connection with the execution of the settlement agreement.

F-26

Agreement with Board Member

On October 1, 2009, the Company entered into an agreement with Selway Capital, LLC (“Selway”) that provides for (but is not limited to) the following services to be performed by Selway on the Company’s behalf:

•	Strategic development and implementation as well as consultation to the chief executive officer on a regular basis as per his reasonable requests;
•	Identifying strategic partners with companies with which Selway has relationships and access. In this connection, Selway will focus on building partnerships with companies in Israel, Singapore, India and Europe. The focus will be on the expansion of our munitions business;
•	Advise and support the Company’s investor relations strategy;
•	Advise and support future fund raising, including identifying sources of capital in the United States; and
•	Support the Company’s mergers and acquisitions strategy and play an active role in due diligence and analysis.

The agreement stipulates that these services would be performed by Yaron Eitan, an employee of Selway and a member of the Company’s Board of Directors, with assistance, as needed, from other employees of Selway. The agreement, which expired on October 1, 2012, was extended through December 31, 2013 and will terminate on March 31, 2014. Per the amendment to extend the agreement, Selway’s compensation for these services was reduced from $21,000 per month to $11,000 per month effective January 1, 2014. Selway is reimbursed for costs incurred specifically on the Company’s behalf for these services. Included within accrued expenses at December 31, 2013 is approximately $158,000 relating to Selway fees which are expected to be settled in shares of the Company’s common stock during 2014.

19.	PREFERRED STOCK

Convertible Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by our Board of Directors.

On November 19, 2013, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with US VC Partners, L.P. (the “Investor”) for the purchase by the Investor of 123,077 units of securities of the Company for an aggregate purchase price of $4.0 million (or $32.50 per unit). Each security issued is comprised of: 1) one share of Series A Convertible Preferred Stock of the Company, at a par value of $0.001 per share (the “Series A Preferred Stock”); 2) one common stock warrant ( the “Common Warrant”); and 3) one preferred stock warrant (the “Preferred Warrant”).

Since the Common Warrant and the Preferred Warrant are not indexed to the Company’s stock, they are derivatives and therefore, are being accounted for as a liability.

Upon voluntary or involuntary liquidation, dissolution or winding up of the Company, each holder of Series A Preferred Stock is entitled to a liquidation preference of $32.50 per share, plus any accrued but unpaid dividends, subject to customary adjustments as set forth in the Certificate of Designation (the “Liquidation Value”).

Each share of Series A Preferred Stock may be converted at any time at the option of the holder into a number of shares of common stock initially equal to 50 shares of common stock, determined by dividing the Liquidation Value per share of Series A Preferred Stock by the applicable conversion price per share of Series A Preferred Stock. The initial conversion price shall equal $0.65, subject to customary adjustments, including for any accrued but unpaid dividends and pursuant to certain anti-dilution provisions. The Series A Preferred Stock is not subject to mandatory conversion at any time.

Dividends on the Series A Preferred Stock accrue (payable in cash or in kind), whether or not declared by the Board and whether or not funds are available for the payment of dividends, at a rate of 12% per annum on the sum of the liquidation preference plus all accrued and accumulated dividends and will be payable quarterly in arrears in a) cash or b) newly issued shares of Series A Preferred Stock having an aggregate liquidation preference equal to the amount of such accrued dividends (“PIK Dividends”) at the option of the Company. All accrued and accumulated dividends on the convertible preferred stock shall be paid prior to and in preference to any other class of securities of the Company.

Each share of Series A Preferred Stock will be entitled to a number of votes equal to the number of shares of common stock into which such share is convertible and shall be entitled to vote with holders of outstanding shares of common stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Company for their action or consideration.

The requisite holders of the Series A Preferred Stock will have the right to cause the Company to redeem, out of funds legally available, all but not less than all of the then outstanding shares of Series A Preferred Stock, for a price per share equal to the Liquidation Value of such shares from and after the fifth anniversary of the closing date of the Purchase Agreement. Additionally, the Company will have the right to redeem all of the outstanding shares of Series A Preferred Stock from and after the eighth anniversary of the closing date of the Purchase Agreement at a redemption price equal to the Liquidation Value. As a result of the redemption provisions, the Series A Preferred Stock has been classified outside of permanent equity.

F-27

Common and Preferred Warrants

In connection with the Series A Preferred Stock issued on November 19, 2013, the Company also issued a Common Warrant for the purchase of up to 6,153,830 shares of common stock at an exercise price of $0.65 per share. The estimated fair value of the Common Warrants is determined at each balance sheet date and the change in the estimated fair value of the Common Warrant is reflected within the “Change in fair value of warrants liability” within the accompanying statements of comprehensive loss.

The fair value as of December 31, 2013 of the Common Warrant is estimated using the Monte Carlo simulation method with the following inputs:

Common Warrant
Stock price of underlying equity	$0.69
Exercise price	$0.65
Expected volatility (standard deviation)	100%
Annual risk-free rate	3.04%
Expected term (time to expiration years)	9.9
Number of periods	514
Period interval	0.019
Period risk-free rate	0.058%
Number of simulations	500,000

In connection with the Series A Preferred Stock issued on November 19, 2013, the Company also issued a Preferred Warrant for the purchase of up to 123,077 shares of Series A Preferred Stock with an exercise price of $0.05 per share. The estimated fair value of the Preferred Warrant is determined at each balance sheet date and the change in the estimated fair value of the Preferred Warrant is reflected within the “Change in fair value of warrants liability” within the accompanying statements of comprehensive loss.

The fair value as December 31, 2013 of the Preferred Warrant is estimated using the Black-Scholes pricing model with the following inputs:

Preferred Warrant
Stock price of underlying equity	$32.50
Exercise price	$0.05
Expected term (years)	1.7
Risk-free interest rate	0.13%
Estimated dividend yield	None
Volatility	70%

The change in the fair value of the warrants liability during the year ended December 31, 2013 is as follows (amounts in thousands):

	Common Warrant	Preferred Warrant	JFC Warrant (see Note 13)	Subordinated Term Loan Warrants (see Note 12)	Total Warrant Liability
Warrant liability at December 31, 2012	$0	$0	$0	$0	$0
Fair value recorded on the November 19, 2013 transaction date	3,556	1,997	54	241	5.848
Change in fair value of warrants	525	0	0	0	525
Warrant liability at December 31, 2013	$4,081	$1,997	$54	$241	$6,373

20.	STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 100,000,000 shares of common stock. Common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. Common stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Common Stock Purchase Warrants

Common stock purchase warrants accounted for within equity are recorded at their initial fair value and reported in stockholders’ equity as increases to additional paid-in capital. Warrants reported as equity, rather than liabilities (i) may not be net-cash settled, (ii) the warrant contract limits the number of shares to be delivered in a net-share settlement and (iii) the Company has sufficient unissued common shares available to settle outstanding warrants. Subsequent changes in fair value from the warrants’ initial fair value are not recognized as long as the warrants continue to merit classification as equity.

F-28

At December 31, 2012, warrants to purchase 160,000 shares of the Company’s common stock issued in conjunction with the Subordinated Term Loan were outstanding (see Note 12). These warrants were amended again during 2013 in connection with the Senior Amendment described in Note 12. An additional amount of approximately $199,000 was added to debt discount and warrant liability during 2013 relating to (i) another decrease in the exercise price of the warrants to $0.01, (ii) an extension of the term of the warrants, and (iii) an increase to the number of shares of common stock that may be purchased upon exercise of the warrants to 455,514 shares of common stock that may be purchased. As of December 31, 2013, warrants to purchase 455,514 shares of the Company’s common stock issued relating to the Subordinated Term Loan were outstanding.

Warrants to purchase the Company’s common stock were outstanding as follows as of December 31, 2013:

Warrant Holder	Number of Shares Exercisable Under Warrant	Exercise Price	Expiration Date
US VC Partners, L.P.	6,153,850	$0.65	November 19, 2023
JFC Technologies LLC	73,009	0.01	November 19, 2023
Granite Creek FlexCap I, L.P.	267,950	0.01	November 19, 2023
Patriot Capital II, L.P.	187,564	0.01	November 19, 2023

Share-Based Compensation

On March 3, 2009, our Board of Directors adopted the Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan (the “Plan”). The Plan was approved during our Annual Meeting of Stockholders on June 18, 2009. The purpose of the Plan is to benefit stockholders by assisting us in attracting, retaining and providing incentives to key management employees and non-employee directors of, and non-employee consultants to, Cyalume Technologies Holdings, Inc. and its subsidiaries, and to align the interests of such employees, non-employee directors and non-employee consultants with those of stockholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Performance Share Awards, Performance Unit Awards, Restricted Stock Awards, Stock Appreciation Rights, Tandem Stock Appreciation Rights, Unrestricted Stock Awards or any combination of the foregoing, as may be best suited to the circumstances of the particular employee, director or consultant as provided herein. Under the Plan, we are authorized to issue up to 2.0 million shares of common stock, increased by the Board of Directors to 2.65 million in December 2012, which was approved by the stockholders at the 2013 Annual Meeting of Stockholders. As of December 31, 2013, 848,666 shares were available for future awards under the Plan. Awards under the Plan can impose various service periods and other terms upon the awardee; however, the maximum term of options or similar instruments granted under the Plan is ten years.

Share-based awards are also issued that are not under the Plan. In September 2012, the Company awarded options to purchase our common stock to our Chief Operating Officer as part of his employment compensation. These options were not awarded under the Plan. Also in September 2012, the Company awarded options to purchase our common stock to East Shore Ventures, LLC as part of compensation for Chief Executive Officer services provided by East Shore Ventures, LLC’s owner and employee. These options were also not awarded under the Plan. Because East Shore Ventures, LLC is not considered to be an employee under U.S. GAAP rules for accounting for share-based payments, the Company must estimate the fair value of these options every reporting period and adjust the related compensation cost accordingly. These two awards are included in the section titled “Stock Option and Warrant Awards” below.

During the years ended December 31, 2013 and 2012, total expense recorded for share-based compensation was approximately $773,000 and $503,000, respectively. The following presents how share-based expenses are included in our consolidated statements of comprehensive loss (in thousands):

	Year Ended December 31,
	2013	2012
Cost of revenues	$9	$12
Sales and marketing	44	(12)
General and administrative	621	387
Research and development	99	116
	$773	$503

The Company does not currently possess any treasury shares; therefore any issuance of stock for any share-based compensation award is expected to be from new shares.

Stock Option and Warrant Awards

The Black-Scholes pricing model is used to value all stock options and warrants awarded as share-based compensation. The expected term of the options and warrants awarded under share-based compensation arrangements individually is estimated based on the estimated term of the award, the exercise price of the award, the estimated risk-free interest rate over the award’s estimated term, estimated annual dividend yield, and the estimated volatility of the price of our common stock over the award’s estimated term. Risk-free interest rate assumptions are based on U.S. Treasury securities issued with maturities similar to the expected terms of the awards. In September 2012, the Company began estimating the future volatility of the price of our common stock using historical daily prices of our common stock; before September 2012, since our common stock had insufficient trading history to estimate future price volatility, volatility was using historical data of another public company operating in our industry.

F-29

The fair value of each award is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions for awards to employees and non-employees:

	2013	2012
Expected term (years)	5.0 – 6.5	5.0 – 6.5
Risk-free interest rate	1.10 – 1.70%	.73 – 1.43%
Estimated dividend yield	None	None
Volatility	126.71 – 130.08%	26.45 – 128.16%

Stock options and warrants awarded as of December 31, 2012 will generally vest in zero to 5 years. Options awarded to executive officers and other management typically are earned based on meeting Board-determined or CEO-determined performance goals unique to each award recipient and require continued employment over the vesting period. Options awarded to members of the Board of Directors typically vest on the grant date. Options and warrants awarded typically expire 10 years after the grant date.

Stock option and warrant activity related to share-based compensation is summarized as follows:

	Shares (in thousands)	Weighted Average Exercise Price
Outstanding at December 31, 2011	1,166	3.44
Granted (1)	1,708	1.60
Exercised (2)	(5)	3.65
Forfeited	(24)	3.71
Expired	(3)	3.80
Outstanding at December 31, 2012	2,842	2.33
Granted (3)	708	1.79
Exercised	0	-
Forfeited	(255)	2.02
Expired	(283)	3.78
Outstanding at December 31, 2013	3,012	2.09
Exercisable at December 31, 2013	1,321	$2.76

(1)	The weighted-average grant-date fair value of awards granted was $1.33.
(2)	The intrinsic value of awards exercised was $1,000. These options were exercised on a cashless basis, therefore no cash was received at exercise. The tax benefit realized from this exercise was insignificant.
(3)	The weighted-average grant-date fair value of awards granted was $1.61.

The following table summarizes information about stock options and warrants related to stock-based compensation that (i) are not subject to performance conditions and (ii) are vested or are expected to vest as of December 31, 2013:

				Options Outstanding		Options Exercisable
				Weighted
				Average	Weighted			Weighted
		Number		Remaining	Average	Number		Average
Range of		Outstanding		Contractual	Exercise	Exercisable		Exercise
Exercise Prices		(in thousands)		Term (Years)	Price	(in thousands)		Price
$0.00	$2.00	2,212		8.30	$1.57	545		$1.69
2.01	4.00	675		6.18	3.34	668		3.33
4.01	6.00	125		6.94	4.61	108		4.61
		3,012	(1)	7.77	$2.09	1,321	(2)	$2.76

(1)	The aggregate intrinsic value of these stock options and warrants is $0 as of December 31, 2013.
(2)	The aggregate intrinsic value of these stock options and warrants is $0 as of December 31, 2013. The weighted-average remaining contractual term for these options is 6.45 years as of December 31, 2013.

F-30

As of December 31, 2013, there was approximately $1,773,000 of unrecognized compensation cost related to nonvested option awards which is expected to be recognized over a weighted-average period of 3.68 years.

Restricted Stock

The Company values stock awards at the closing market price of the underlying shares on the trading day previous to the grant date, adjusted for expected forfeitures.

Nonvested restricted common stock related to stock-based compensation is summarized as follows:

	Shares (in thousands)	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2011	277	3.88
Granted	29	2.66
Vested (1)	(129)	3.53
Forfeited	(141)	3.98
Outstanding at December 31, 2012	36 (3)	$3.76
Granted	0	-
Vested (2)	(36)	3.76
Forfeited	0	-
Outstanding at December 31, 2013	0	$-

(1)	The total fair value of restricted common stock awards that vested during 2012 was $364,000.
(2)	The total fair value of restricted common stock awards that vested during 2013 was $45,000.
(3)	These stock awards vested upon fulfilling service conditions.

As of December 31, 2012, there was $52,000 of unrecognized compensation cost related to nonvested stock awards which was recognized in 2013.

Accumulated Other Comprehensive Loss

The ending accumulated balances for each item in accumulated other comprehensive loss are as follows (all amounts in thousands):

	Year Ended December 31,
	2013	2012
Foreign currency translation loss	$(218)	$(418)
Unrealized gain on cash flow hedges, net of taxes	0	(97)
	$(218)	$(515)

Changes in accumulated other comprehensive loss due to derivative instruments and hedging activities are as follows (all amounts in thousands):

Balance, December 31, 2011	$(170)
Unrealized gain on interest rate swaps, net of taxes of $(45)	73
Balance, December 31, 2012	(97)
Unrealized gain on cash flow hedges, net of taxes of $(59)	97
Balance, December 31, 2013	$0

F-31

Changes in accumulated other comprehensive loss due to currency translation adjustments (all amounts in thousands):

Balance, December 31, 2011	$(526)
Adjustments due to translation of CTSAS financial statements from Euros into U.S. Dollars	108
Balance, December 31, 2012	(418)
Adjustments due to translation of CTSAS financial statements from Euros into U.S. Dollars	200
Balance, December 31, 2013	$(218)

21.	EMPLOYEE BENEFIT PLANS

The CTI Employee Savings and Retirement Plan (the “ESRP”), is intended to be qualified under Section 401(k) of the Internal Revenue Code. Employees of CTI, CTS and CSP who have reached the age of 18 are eligible for participation on the first entry date after three months of service. Entry dates are the first day of January, April, July and October. Employees may defer receiving compensation up to the maximum amount permitted under the Internal Revenue Code. Matching contributions to the ESRP equal (i) 3% of employee compensation plus (ii) 50% of the next 2% of employee compensation. For the years ended December 31, 2013 and 2012, employer matching contributions were $263,000 and $242,000, respectively.

French law requires companies within France (such as CTSAS) to pay its workers a benefit, based on various factors, when an employee becomes 65 years old.  The Company estimated the present value of such a liability for employees at CTSAS and approximately $79,000 has been recorded for this obligation as of December 31, 2013.

22.	CONCENTRATIONS

Sales Concentrations

In 2013, approximately 23% of the Company’s revenue was received from one customer. In 2012, approximately 40% of the Company revenue was received from two customers.

Geographic Concentrations

The Company sells to customers located in the United States of America and in international markets. Revenues to customers outside the United States represent 32% and 28% of net revenues for the years ended December 31, 2013 and 2012, respectively. Revenues from customers in the United Kingdom represented 5% and 9% of our 2013 and 2012 revenues, respectively.

CTSAS’ operations are our only operations outside the United States of America. CTSAS’ net assets were approximately $5,245,000 and $6,278,000 as of December 31, 2013 and 2012, respectively.

Concentrations of Credit Risk Arising from Financial Instruments

As of December 31, 2013, three customers combined represented 47% of gross accounts receivable and no other customer owed more than 10% of gross accounts receivable. All of these accounts receivable were collected in full in the first quarter of 2014. As of December 31, 2012, three customers combined represented 39% of gross accounts receivable and no other customer owed more than 10% of gross accounts receivable.

The Company maintains cash in several different financial institutions in amounts that typically exceed U.S. federally insured limits and in financial institutions in international jurisdictions where insurance is not provided. The Company has not experienced any losses in such accounts and the Company believes it is not exposed to significant credit risk. All cash maintained in U.S. non-interest bearing cash accounts were fully insured at December 31, 2012 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning in 2013, insurance coverage reverted to $250,000 per depositor at each financial institution and the cash balances exceed federally-insured limits by approximately $90,000. As of December 31, 2013, cash in non-U.S. bank accounts that were not insured by a federal government totaled approximately $328,000.

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23.	FAIR VALUES OF ASSETS AND LIABILITIES

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities itemized below were measured at fair value on a recurring basis at December 31, 2013:

	Level 1 Quoted Prices in Active Markets for Identical Assets	Level 2 Significant Other Observable Inputs	Level 3 Significant Unobservable Inputs	Assets/ (Liabilities) At Fair Value
Interest rate swaps (see Note 16) (1)	$0	$0	0	$0
Currency forward contracts (see Note 16) (2)	0	0	0	0
Warrants (see Note 19)(3)	0	0	(6,373)	(6,373)
	$0	$(0)	$(6,373)	$(6,373)

(1)	The fair values of the swaps are determined by discounting the estimated cash flows to be received and paid due to the swaps over the swap’s contractual lives using an estimated risk-free interest rate for each swap settlement date (an income approach).

(2)	The fair value of these contracts is determined by multiplying the notional amount of the contract by the difference between (a) the U.S. dollar amount due on the contract at maturity and (b) the foreign exchange rate as of the date the contract is valued (the balance sheet date). Because the contracts typically have a short duration, the value is not discounted using a present value technique (an income approach).

(3)	The Company has classified its warrants liability which could be potentially settled in cash within Level 3 because the fair values are determined using significant unobservable inputs into the Black-Scholes pricing model.

Assets and liabilities itemized below were measured at fair value on a recurring basis at December 31, 2012:

	Level 1 Quoted Prices in Active Markets for Identical Assets	Level 2 Significant Other Observable Inputs	Level 3 Significant Unobservable Inputs	Assets/ (Liabilities) At Fair Value
Interest rate swaps (see Note 16) (1)	0	$(155)	0	$(155)
Currency forward contracts (see Note 16) (2)	0	(14)	0	(14)
	$0	$(169)	$0	$(169)

(1)	The fair values of the swaps are determined by discounting the estimated cash flows to be received and paid due to the swaps over the swap’s contractual lives using an estimated risk-free interest rate for each swap settlement date (an income approach).

(2)	The fair value of these contracts is determined by multiplying the notional amount of the contract by the difference between (a) the U.S. dollar amount due on the contract at maturity and (b) the foreign exchange rate as of the date the contract is valued (the balance sheet date). Because the contracts typically have a short duration, the value is not discounted using a present value technique (an income approach).

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The tables below presents reconciliations for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
Warrants liability:
Balance at the beginning of period	$0	$0
Fair value recorded on the November 19, 2013 transaction date	5,848	0
Change in fair value of warrants	525	0
Balance at the end of period	$6,373	$0

	Year Ended December 31,
	2013	2012
Contingent consideration:
Balance at the beginning of period	$0	$(3,699)
Initial recognition of the liabilities	0	0
Unrealized gains (losses) in earnings	0	(3,380)
Finalization of the fair value determination of contingent consideration in the CTS acquisition	0	(166)
Payment of contingent consideration from the CSP acquisition	0	7,245
Balance at the end of period	$0	$0

The Company has other financial instruments, such as cash, accounts receivable, due from related party, accounts payable, notes payable and line of credit. The Company believes the carrying amounts of those assets and liabilities approximate their fair value since those carrying amounts have been estimated to approximate the exit price which would be received to sell these assets or pay to transfer these liabilities to a market participant. See Note 2 for a discussion of our accounting policy regarding fair value.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

During the year ended December 31, 2013, the following assets, all of which are Level 3 assets, were identified as impaired and were adjusted to their fair values (in thousands of dollars) (see also Note 3):

	Cyalume Reporting Unit (1)	Loss Recognized	Fair Value
Goodwill (2)	CTS Training	$168	$0
Patents (3)	CTS Training	174	17
Trade name (4)	CTS Training	17	0
Non-compete agreements (5)	CTS Training	34	0
Customer Relationships	CTS Training	650	60

During the year ended December 31, 2012, the following assets, all of which are Level 3 assets, were identified as impaired and were adjusted to their fair values (in thousands of dollars) (see also Note 3):

	Cyalume Reporting Unit (1)	Loss Recognized	Fair Value
Goodwill (2)	Chemical Light	$46,230	$5,014
Goodwill (2)	Training	858	351
Patents (3)	Training	172	210
Trade name (4)	Training	29	30
Non-compete agreements (5)	Training	80	40
Certain equipment (6)	Chemical Light	273	0

(1)	The Company managed as one operating segment with four reporting units: Chemical Light (the operations of CTI and CTSAS), CTS Training (the operations of CTS), Specialty Products (the operations of CSP) and Other (the operations of CRI and the parent company Cyalume Technologies Holdings, Inc.). Specialty Products’ goodwill was not considered to be impaired and our Other reporting unit does not have a goodwill asset.

(2)	The fair value of the impaired goodwill asset was determined calculating the excess of the fair value of the reporting unit over the fair values assigned to its assets and liabilities and utilized present value techniques utilizing each reporting unit’s forecasted after-tax cash flows.

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(3)	The fair value of the impaired patent asset was determined using the “relief from royalty” method, which calculates the present value of a stream of estimated future royalty payments that an entity would be willing to pay in order to utilize the patents, net of estimated income taxes (an income approach).

(4)	The fair value of the impaired trademarks and trade names asset was determined using the “relief from royalty” method, which calculates the present value of a stream of estimated future royalty payments that an entity would be willing to pay in order to utilize the trademarks and trade names, net of estimated income taxes (an income approach).

(5)	The fair value of the impaired non-compete agreement asset was determined using the “comparative business valuation” method, which compares the present value of two streams of the reporting unit’s estimated future cash flows; one stream assuming the non-compete agreements are in place and the other stream assuming the agreements are not in place (an income approach).

(6)	The fair value of the impaired equipment was determined estimating the present value of cash flows expected to result from the use and disposition of the equipment (an income approach).

24.	SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash Paid for Interest and Income Taxes (all amounts in thousands):

	Year Ended December 31,
	2013	2012
Interest	$1,693	$1,762
Income taxes	133	554

Non-Cash Investing and Financing Activities (all amounts in thousands):

	Year Ended December 31,
	2013	2012
Series A Convertible Preferred stock in-kind dividend	$55	$0
Series A Convertible Preferred stock deemed dividend	4,000	0
Warrants liability recorded in connection with common and preferred warrants	5,607	0
Amendment and adjustment to the fair value of warrants issued in conjunction with issuance of subordinated term loan recorded within warrant liability	241	94
Adjustment to goodwill acquired and contingent consideration incurred in the acquisition of CTS due to the finalization of the fair value of the contingent consideration	0	166
Adjustment to goodwill acquired and deferred tax liability incurred in the acquisition of CTS due to the finalization of the fair value of the business combination	0	64
Adjustment to CTS goodwill due to the current period reduction of its deferred tax liability associated with the current period impairment of identified intangible assets	0	183
Issuance of 2,450,000 shares of our common stock to repay the contingent consideration liability resulting from the acquisition of CSP	0	5,145
Issuance of a $2,100,000 note payable to repay the contingent consideration liability resulting from the acquisition of CSP	0	2,100
Issuance of 22,500 shares of our common stock to settle litigation claim	0	56

F-35

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

35,953,991 Shares Common Stock

CYALUME TECHNOLOGIES HOLDINGS, INC.

PRELIMINARY PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

SEC Registration fee	$602
Accounting fees and expense	$25,000
Printing and engraving expenses	$0
Legal fees and expenses	$10,000
Miscellaneous	$2,500
Total	$38,102

Item 14. Indemnification of Directors and Officers

Our Fifth Amended and Restated Certificate of Incorporation provides that all Directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, Directors, employees and agents is set forth below.

‘‘Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)          A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)          A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)          To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

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(d)       Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)       Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)       The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g)       A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)       For purposes of this section, references to ‘‘the corporation’’ shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)       For purposes of this section, references to ‘‘other enterprises’’ shall include employee benefit plans; references to ‘‘fines’’ shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to ‘‘serving at the request of the corporation’’ shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner ‘‘not opposed to the best interests of the corporation’’ as referred to in this section.

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(j)     The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).’’

II-2

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Seventh of our Fifth Amended and Restated Certificate of Incorporation provides:

‘‘The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.’’

The Registrant’s amended and restated certificate of incorporation also provides that no director of the Corporation shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision of the Registrant’s amended and restated certificate of incorporation shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision of the Registrant’s amended and restated certificate of incorporation shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Registrant existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Bylaws.   The Registrant’s bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the DGCL. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reason to believe that such person’s conduct was illegal.

Insurance. The Registrant maintains directors and officers liability insurance, which covers Directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

II-3

Item 15. Recent Sales of Unregistered Securities.

On April 16, 2014, we issued an aggregate of 242,308 shares of our common stock to one accredited investor, pursuant to a management services agreement. The shares of our common stock issued in this transaction were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions not involving a public offering, and Regulation D, promulgated thereunder. Such shares are being registered hereunder.

On February 3, 2014, we issued an aggregate of 73,009 shares of our common stock to one accredited investor, pursuant to an exercise of warrants at an exercise price of $0.01 per share. The shares of our common stock issued in this transaction were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions not involving a public offering, and Regulation D, promulgated thereunder. Such shares are being registered hereunder.

On January 31, 2014, we issued an aggregate of 350,000 shares of our common stock to one accredited investor, pursuant to an amended asset purchase agreement. The shares of our common stock issued in this transaction were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions not involving a public offering, and Regulation D, promulgated thereunder. Such shares are being registered hereunder.

On December 31, 2012 we issued an aggregate of 2,450,000 shares of our common stock to one accredited investor, pursuant to an amended asset purchase agreement. The shares of our common stock issued in this transaction were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions not involving a public offering, and Regulation D, promulgated thereunder. Such shares are being registered hereunder.

II-4

Item 16, Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number		Description
2.1		Stock Purchase Agreement dated February 14, 2008 by and among Vector Intersect Acquisition Corporation, as the Parent, Cyalume Acquisition Corp., a Delaware corporation, as the Purchaser, Cyalume Technologies, Inc. and GMS Acquisition Partners Holdings, LLC. (1)
2.2		Amendment No. 1 to Stock Purchase Agreement, dated October 22, 2008. (2)
2.3		Amendment No. 2 to Stock Purchase Agreement, dated December 17, 2008. (3)
2.4		Amendment No. 3 to Stock Purchase Agreement, dated December 18, 2008. (3)
3.1		Fifth Amended and Restated Certificate of Incorporation. (3)
3.2		By-laws. (4)
4.1		Specimen Common Stock Certificate. (4)
4.2		Specimen Unit Certificate. (4)
4.3		Specimen Warrant Certificate. (4)
4.4		Form of Unit Purchase Option to be granted to the representative. (4)
4.5		Registration Rights Agreement dated March 18, 2011. (8)
4.6		Stock Option Agreement between Cyalume Technologies Holdings, Inc. and East Shore Ventures, LLC (14)
4.7		Stock Option Agreement between Cyalume Technologies Holdings, Inc. and Dale S. Baker (14)
5.1	*	Opinion of Greenberg Traurig, LLP
10.1		Form of Stock Escrow Agreement among the Registrant, American Stock Transfer & Trust Company and the Initial Stockholders. (4)
10.2		Form of Registration Rights Agreement among the Registrant, the Initial Stockholders and the Private Placement Purchasers. (4)
10.3		Cyalume Technologies Holdings, Inc. 2009 Omnibus Securities and Incentive Plan. (5)
10.4		Share Purchase Agreement Dated March 18, 2011. (6)
10.5		Amendment No. 1 to the Employee Agreement of Derek Dunaway dated May 9, 2011. (7)
10.6		Amendment No. 1 to the Employee Agreement of Edgar E. Cranor dated May 9, 2011. (7)
10.7		Securities Exchange Agreement between Cyalume Technologies Holdings, Inc. and Rodman Principal Investments, LLC dated June 30, 2011. (8) (10.1)
10.8		Securities Exchange Agreement between Cyalume Technologies Holdings, Inc. and Winston Churchill dated July 7, 2011. (8) (10.2)
10.9		Securities Exchange Agreement between Cyalume Technologies Holdings, Inc. and Thomas Rebar dated July 7, 2011. (8) (10.3)
10.10		Securities Exchange Agreement between Cyalume Technologies Holdings, Inc. and Wayne Weisman dated July 7, 2011. (8) (10.4)
10.11		Amendment No. 2 to the Employee Agreement of Derek Dunaway. (9) (10.5)
10.12		Amendment No. 1 to the Employee Agreement of Michael Bielonko. (9) (10.6)
10.13		Amendment No. 2 to the Employee Agreement of Edgar E. Cranor. (9) (10.7)
10.14		Asset Purchase Agreement dated August 31, 2011 among Cyalume Technologies Holdings, Inc., Cyalume Specialty Products, Inc., JFC Technologies, LLC and Selling Members of Seller. (9) (10.8)
10.15		Registration Rights Agreement between Cyalume Technologies Holdings, Inc., James G. Schleck, James R. Schleck, Jame Fine Chemical, Inc., and JFC Technologies, LLC dated as of August 31, 2011. (9) (10.9)
10.16		Lease Agreement between Brook Industrial Park, LLC and Cyalume Specialty Products, Inc. (9) (10.10)
10.17		Stock Purchase Agreement dated December 22, 2011 among Cyalume Technologies Inc., Cyalume Technologies Holdings, Inc., Combat Training Solutions, Inc., and Antonio Colon. (10) (10.27)
10.18		Registration Rights Agreement, dated as of December 22, 2011, between Cyalume Technologies Holdings, Inc., and Antonio Colon. (10) (10.28)

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10.19		Second Amendment to Amended and Restated Revolving Credit and Term Loan Agreement between Cyalume Technologies, Inc., Cyalume Technologies Holdings, Inc., Combat Training Solutions, Inc., Cyalume Realty, Inc., Cyalume Specialty Products, Inc. and TD Bank, N.A. dated March 30, 2012. (10) (10.30)
10.20		Second Amendment to Subordinated Loan Agreement between Cyalume Technologies, Inc., Cyalume Technologies Holdings, Inc., Combat Training Solutions, Inc., Cyalume Realty, Inc., Cyalume Specialty Products, Inc., Granite Creek Partners Agent, LLC, Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P. dated March 30, 2012. (10) (10.31)
10.21		Services Agreement by and among the Company, Cyalume Technologies, Inc. and East Shore Ventures, LLC dated as of April 2, 2012. (11) (10.1)
10.22		Inducement Agreement by and between East Shore Ventures, LLC and Zivi Nedivi (11) (10.2)
10.23		Separation Agreement and General Release by and between Cyalume Technologies, Inc. and Derek Dunaway effective as of April 2, 2012 (11) (10.3)
10.24		Amended and Restated Employment Agreement of Michael Bielonko, Chief Financial Officer, Cyalume Technologies, Inc. (12) (10.1)
10.25		Separation and Release Agreement between Monte L. Pickens and Cyalume Technologies, Inc. (12) (10.2)
10.26		Employment Agreement between Dale S. Baker and Cyalume Technologies, Inc. effective September 10, 2012 (13) (10.1)
10.27		Amendment No. 1 to Services Agreement dated September 10, 2012 between Cyalume Technologies Holdings, Inc., Cyalume Technologies, Inc., and East Shore Ventures, LLC (14) (10.1)
10.28		Third Amendment to Amended and Restated Revolving Credit and Term Loan Agreement effective December 28, 2012 with TD Bank, N.A. (15) (10.1)
10.29		Third Amendment to Subordinated Loan Agreement effective December 28, 2012 with Granite Creek Flexcap I, L.P. and Patriot Capital II, L.P., and Granite Creek Partners Agent, L.L.C (15) (10.2)
10.30		Amendment Agreement dated December 27, 2012 by and among the Cyalume Technologies Holdings, Inc., Cyalume Specialty Products, Inc., JFC Technologies, LLC and James G. Schleck (16) (10.1)
10.31		Unsecured Promissory Note dated December 31, 2012 with JFC Technologies, LLC (16) (10.2)
10.32		Employment Agreement, effective as of November 1, 2011, between Cyalume Specialty Products, Inc. and James G. Schleck (17) (10.3)
10.33		First Amendment to Employment Agreement, dated December 27, 2012, between Cyalume Specialty Products, Inc. and James G. Schleck (17) (10.4)
14.1		Code of Conduct and Ethics. (10) (14.1)
16.1		Letter from CCR LLP. (18)
21.1		Subsidiaries of the Registrant. (19) (21.1)
23.1	*	Consent of BDO USA, LLP, An Independent Registered Public Accounting Firm

23.3	*	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on signature page of this Registration Statement)
101.INS		XBRL Instance Document
101.SCH		XBRL Taxonomy Extension Schema Document
101.CAL		XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF		XBRL Taxonomy Extension Definition Linkbase Document
101.LAB		XBRL Taxonomy Extension Label Linkbase Document
101.PRE		XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference to the Current Report on Form 8-K dated February 14, 2008 and filed with the Commission February 21, 2008.
(2)	Incorporated by reference to the Current Report on Form 8-K dated October 22, 2008 and filed with the Commission November 4, 2008.
(3)	Incorporated by reference to the Current Report on Form 8-K dated December 17, 2008 and filed with the Commission December 23, 2008.
(4)	Incorporated by reference to the Registration Statement on Form S-1 (File No. 333-127644) filed August 18, 2005.

II-6

(5)	Incorporated by reference to Exhibit A of the definitive Proxy Statement filed with the Commission April 30, 2009 pursuant to Regulation 14A of the Exchange Act for our 2009 Annual Meeting of Stockholders.
(6)	Incorporated by reference to the Current Report on Form 8-K dated March 18, 2011 and filed with the Commission March 21, 2011.
(7)	Incorporated by reference to our Form 10-Q dated June 30, 2011 and filed with the Commission August 10, 2011. The number given in parenthesis indicates the corresponding exhibit number in such Form 10-Q.
(8)	Incorporated by reference to the Current Report on Form 8-K dated June 30, 2011 and filed with the Commission July 7, 2011. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.
(9)	Incorporated by reference to our Form 10-Q dated September 30, 2011 and filed with the Commission November 14, 2011. The number given in parenthesis indicates the corresponding exhibit number in such Form 10-Q.
(10)	Incorporated by reference to our Form 10-K dated December 31, 2012 and filed with the Commission April 16, 2012. The number given in parenthesis indicates the corresponding exhibit number in such Form 10-K.
(11)	Incorporated by reference to the Current Report on Form 8-K dated March 30, 2012 and filed with the Commission April 5, 2012. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.
(12)	Incorporated by reference to the Current Report on Form 8-K dated April 19, 2012 and filed with the Commission April 25, 2012. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.
(13)	Incorporated by reference to the Current Report on Form 8-K dated July 19, 2012 and filed with the Commission July 25, 2012. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.
(14)	Incorporated by reference to the Current Report on Form 8-K dated September 10, 2012 and filed with the Commission September 12, 2012. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.
(15)	Incorporated by reference to the Current Report on Form 8-K dated December 20, 2012 and filed with the Commission December 31, 2012. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.
(16)	Incorporated by reference to the Current Report on Form 8-K dated December 27, 2012 and filed with the Commission January 2, 2013. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.
(17)	Incorporated by reference to the Current Report on Form 8-K dated December 31, 2012 and filed with the Commission January 7, 2013. The number given in parenthesis indicates the corresponding exhibit number in such Form 8-K.
(18)	Incorporated by reference to the Current Report on Form 8-K dated November 28, 2011 and filed with the Commission December 2, 2011.

(19) Incorporated by reference to our Form 10-K dated March 26, 2013 and filed with the Commission March 26, 2013. The number given in parenthesis indicates the corresponding exhibit number in such Form 10-K.

*	Filed herewith.

II-7

Item 17. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 30th day of April 2014.

CYALUME TECHNOLOGIES HOLDINGS, INC.

By:	/s/ Zivi Nedivi
Zivi Nedivi
President & Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Zivi Nedivi and Michael Bielonko, and each of them individually, his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Zivi Nedivi	President, Chief Executive Officer and Director	April 30, 2014
Zivi Nedivi	(Principal Executive Officer)

/s/ Michael Bielonko	Secretary and Chief Financial Officer	April 30, 2014
Michael Bielonko	(Principal Financial Officer and Principal Accounting Officer)

/s/ Winston J. Churchill	Chairman of the Board	April 30, 2014
Winston J. Churchill

/s/ Yaron Eitan	Vice Chairman of the Board	April 30, 2014
Yaron Eitan

/s/ Ji Ham	Director	April 30, 2014
Ji Ham

/s/ Jason Epstein	Director	April 30, 2014
Jason Epstein

/s/ Andrew Intrater	Director	April 30, 2014
Andrew Intrater

/s/ John G. Meyer, Jr.	Director	April 30, 2014
John G. Meyer, Jr.

/s/ Thomas G. Rebar	Director	April 30, 2014
Thomas G. Rebar

/s/ James Schleck	Director	April 30, 2014
James Schleck

/s/ James Valentine	Director	April 30, 2014
James Valentine